                                            Filed Pursuant to Rule 424(b)(3)f
                                                  Registration No. 333-49942

PROSPECTUS

                     BOWLIN OUTDOOR ADVERTISING AND TRAVEL
                              CENTERS INCORPORATED
                                150 LOUISIANA NE
                             ALBUQUERQUE, NM 87108

Dear Bowlin Outdoor Advertising and Travel Centers Incorporated Stockholder:

     You are cordially invited to attend the special meeting of the stockholders of Bowlin Outdoor Advertising and Travel Centers to be held at 9:00 a.m., Mountain Standard Time, on January 19, 2001, at 150 Louisiana NE, Albuquerque, New Mexico 87108. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement among Bowlin, Lamar Advertising Company and Lamar Southwest Acquisition Corporation, pursuant to which Bowlin will become a wholly owned subsidiary of Lamar and you will become a shareholder of Lamar.

     Upon the closing of the merger, outstanding shares of Bowlin common stock will convert into the right to receive 725,000 shares of Lamar common stock, with each Bowlin stockholder entitled to a pro rata share of the 725,000 shares.

     Bowlin common stock is traded on the American Stock Exchange under the symbol "BWN." Lamar common stock is traded on the Nasdaq National Market under the symbol "LAMR."

     Your board of directors has carefully considered and approved the merger and has determined that the merger is in your best interests. Accordingly, the Bowlin board recommends that you vote for adoption of the merger agreement at the special meeting. In reaching this determination, the Bowlin board has received the written opinion of Sanders Morris Harris Inc. which states that the consideration to be paid by Lamar in the merger is fair, from a financial point of view, to you. A copy of this opinion is attached to the accompanying proxy statement/prospectus as Annex C, and we urge you to read this opinion in its entirety.

     We have enclosed a notice of special meeting and a proxy statement/prospectus discussing the proposed merger and the merger agreement to be considered at the special meeting. A copy of the merger agreement is also attached to the proxy statement/prospectus as Annex A. We encourage you to read the merger agreement. Also enclosed is a proxy card so you can vote on the proposals without attending the special meeting.

     THE MERGER INVOLVES CERTAIN RISKS TO BOWLIN OUTDOOR ADVERTISING AND TRAVEL CENTERS STOCKHOLDERS. SEE "RISK FACTORS," BEGINNING ON PAGE 12.

     It is important that your shares be represented at the special meeting. Whether or not you expect to attend in person, please promptly sign, date and return the enclosed proxy card in the enclosed, postage prepaid envelope.

     Thank you, and we look forward to seeing you at the special meeting.

                                        Very truly yours,

                                        /s/ MICHAEL L. BOWLIN

                                        Michael L. Bowlin
                                        Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF LAMAR ADVERTISING COMPANY COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated December 1, 2000 and is first being mailed to stockholders on or about December 14, 2000.

           BOWLIN OUTDOOR ADVERTISING AND TRAVEL CENTERS INCORPORATED
                                150 LOUISIANA NE
                             ALBUQUERQUE, NM 87108

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 19, 2001

To The Stockholders of Bowlin Outdoor Advertising and Travel Centers
Incorporated:

     The special meeting of the stockholders of Bowlin Outdoor Advertising and Travel Centers Incorporated, a Nevada corporation, will be held on January 19, 2001, at 9:00 a.m., Mountain Standard Time at 150 Louisiana NE, Albuquerque, New Mexico 87108 for the following purposes:

          1. To adopt and approve the merger agreement among Bowlin Outdoor Advertising and Travel Centers Incorporated, Lamar Advertising Company and Lamar Southwest Acquisition Corporation; and

          2. To transact any other business that properly comes before the meeting.

     Your board of directors has determined that the merger agreement and the merger are in your best interests and recommends that you vote for adoption of the merger agreement.

     The close of business on December 11, 2000 has been fixed by the board of directors of Bowlin Outdoor Advertising and Travel Centers Incorporated as the record date for determination of the stockholders of Bowlin entitled to notice of, and to vote at, the special meeting or any postponement or adjournment. Whether or not you plan to attend the special meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering a written notice of such revocation or a duly executed, later-dated proxy to Bowlin Outdoor Advertising and Travel Centers Incorporated at 150 Louisiana NE, Albuquerque, New Mexico 87108, Attention: Corporate Secretary, or by attending the special meeting and voting in person.

                                            By Order of the Board of Directors

                                            /s/ MICHAEL L. BOWLIN

                                            Michael L. Bowlin
                                            Chairman of the Board and
                                            Chief Executive Officer

Albuquerque, New Mexico
December 14, 2000

You are invited to attend the special meeting in person. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please vote, sign, date and mail the enclosed proxy in the accompanying postage-paid reply envelope.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Lamar and Bowlin from other documents that are not included in or delivered with this proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following address and telephone numbers:

    Lamar Advertising Company         Bowlin Outdoor Advertising &
    5551 Corporate Boulevard                     Travel
      Baton Rouge, LA 70808               Centers Incorporated
         (225) 926-1000                     150 Louisiana NE
                                          Albuquerque, NM 87018
                                             (505) 266-5985

     See "Where You Can Find More Information" on page 64.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions & Answers About The Merger........................    1
Summary.....................................................    2
Lamar Advertising Company and Subsidiaries Selected
  Historical Financial Information..........................    6
Bowlin Outdoor Advertising and Travel Centers Incorporated
  Selected Historical Financial Information.................    8
Comparative Per Share Data..................................    9
Comparative Stock Prices and Dividends......................   10
Risk Factors................................................   12
Special Note Regarding Forward-Looking Statements...........   18
The Bowlin Special Meeting..................................   19
Business of Lamar...........................................   20
Recent Developments.........................................   20
  Completed Acquisitions....................................   20
  Pending Acquisitions......................................   20
Business of Bowlin..........................................   20
Bowlin Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   21
  Overview..................................................   21
  Results of Operations.....................................   21
  Liquidity and Capital Resources...........................   26
  Quantitative and Qualitative Disclosures About Market
    Risk....................................................   27
Background and Reasons for the Merger.......................   28
  Background................................................   28
  Bowlin's Reasons for the Merger...........................   29
  Opinion of Financial Advisor to Bowlin's Board of
    Directors...............................................   31
  Potential Conflicts of Interest of Bowlin Management in
    the Merger..............................................   37
The Merger and the Merger Agreement.........................   38
  General Description of the Merger.........................   38
  Effective Time............................................   39
  Merger Consideration for Bowlin Stock and Exchange
    Ratio...................................................   39
  No Fractional Shares......................................   39
  Exchange of Bowlin Stock Certificates.....................   40
  Treatment of Bowlin Stock Options.........................   40
  Treatment of Bowlin Benefits..............................   40
  Accounting Treatment......................................   41
  Material United States Federal Income Tax Consequences of
    the Merger..............................................   41
  Covenants Under the Merger Agreement......................   42
  Representations and Warranties............................   43
  Conditions to the Merger..................................   45
  Termination of the Merger Agreement.......................   46
  Termination Fees and Expenses.............................   46
  Amendments and Waivers....................................   47
  Appraisal or Dissenters' Rights...........................   47
  Nasdaq Listing of Lamar Stock.............................   47
  Delisting of Bowlin Stock.................................   47
  No Listing of Bowlin Travel Stock.........................   47
  Resales of Lamar Stock by Bowlin Affiliates...............   47
  Regulatory Matters........................................   48
Stock Ownership.............................................   49
  Ownership of Lamar Stock..................................   49
  Ownership of Bowlin Stock.................................   51
Comparison of Rights of Lamar and Bowlin Stockholders.......   53
Legal Matters...............................................   63
Experts.....................................................   63
Future Bowlin Stockholder Proposals.........................   64
Other Matters...............................................   64
Where You Can Find More Information.........................   64
Index to Financial Statements...............................  F-1

Annex A -- Merger Agreement
Annex B -- Contribution Agreement
Annex C -- Fairness Opinion of Sanders Morris Harris Inc.
Annex D -- Bowlin's Annual Report on Form 10-K for the period ended January 31,
           2000

                      QUESTIONS & ANSWERS ABOUT THE MERGER

Q:   WHAT DO I NEED TO DO NOW?

A: Carefully read and consider the information contained in this proxy statement/prospectus. Then, please complete, sign and date your proxy and return it as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy, your shares will be voted as you indicate in your proxy. If you sign and send in your proxy, but do not indicate how you want to vote, we will count the shares represented by your proxy as a vote FOR adoption of the merger agreement. If you abstain from voting or do not vote, it will have the effect of a vote against the merger agreement.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted. You can do this in one of three ways. First, you can send a written notice stating that you are revoking your proxy. Second, you can complete and submit a new proxy dated after the date of your original proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Bowlin at 150 Louisiana NE, Albuquerque, New Mexico 87108. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must also vote at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker generally will vote your shares only if you provide instructions on how to vote. Follow the information provided to you by your broker. If your broker does not vote your shares, it will have the effect of a vote against the merger.

Q:   WHAT WILL I RECEIVE IN EXCHANGE FOR MY BOWLIN STOCK IN THE MERGER?

A: You will receive shares of Class A common stock of Lamar. Assuming the exercise of all outstanding Bowlin options, the number of shares of Class A common stock of Lamar that you will receive will equal the number of Bowlin shares that you own multiplied by .15818.

Q: WHAT IS THE DIFFERENCE BETWEEN THE LAMAR CLASS A COMMON STOCK THAT I WILL RECEIVE IN EXCHANGE FOR MY BOWLIN STOCK IN THE MERGER AND LAMAR'S CLASS B COMMON STOCK?

A: The Class A common stock and the Class B common stock have the same rights and powers, except that a share of Class A common stock entitles the holder to one vote and a share of Class B common stock entitles the holder to ten votes.

Q:   SHOULD I SEND IN MY BOWLIN STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. If approved by the Bowlin stockholders, we expect to complete the merger during the first quarter of 2001.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A: You can call Bowlin Investor Relations at (505) 266-5985 with questions about the merger.

                                    SUMMARY

     This summary highlights what we believe is the most important information about the merger. Nonetheless, to fully understand the transaction, you should read this entire proxy statement/prospectus, including the materials attached as annexes, as well as the other documents to which we have referred you. See "Where You Can Find More Information" on page 64 . The page references in parentheses will direct you to a more detailed description of the topics presented in this summary.

                                 THE COMPANIES

LAMAR (SEE PAGE 20)

     Lamar is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. Lamar also operates the largest logo sign business in the United States. Lamar has a holding company structure, in which Lamar Advertising Company and its direct wholly-owned subsidiary, Lamar Media Corp., serve as holding companies for Lamar's indirect subsidiaries.

     The principal executive offices of Lamar, a Delaware corporation, are located at 5551 Corporate Boulevard, Baton Rouge, LA 70808 and its telephone number at these offices is (225) 926-1000.

BOWLIN (SEE PAGE 20)

     Bowlin is a regional leader in the operation of travel centers and outdoor advertising displays dedicated to serving the traveling public in rural and smaller metropolitan areas of the Southwestern United States. The travel center assets are being "spun off," or transferred, to a separate entity and will not be a part of Bowlin at the time of the merger.

     The principal offices of Bowlin, a Nevada corporation, are located at 150 Louisiana NE, Albuquerque, New Mexico 87108 and its telephone number at these offices is (505) 266-5985.

                                   THE MERGER

SUMMARY OF THE TRANSACTIONS (SEE PAGE 38)

     In the proposed merger, Lamar Southwest Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of Lamar, will be merged into Bowlin. Bowlin will be the surviving corporation and its name will be changed to Lamar Southwest, Inc. On November 1, 2000, Bowlin and its subsidiary, Bowlin Travel Centers, Inc., entered into a contribution agreement. The contribution agreement provides that certain assets and liabilities related to Bowlin's travel centers line of business will be contributed to Bowlin Travel. Bowlin will then distribute the shares of Bowlin Travel to the Bowlin stockholders immediately prior to completion of the merger. The business, assets and liabilities of the travel centers line of business will not, therefore, be acquired by Lamar in the merger with Bowlin. The shares of Bowlin Travel must be distributed to the stockholders of Bowlin prior to the consummation of the merger. Also, as part of the contribution agreement, Bowlin and Bowlin Travel entered into a tax agreement that provides Bowlin Travel will be responsible for any taxes resulting from the contribution of the travel centers assets to Bowlin Travel and the distribution of the shares of Bowlin Travel to the stockholders of Bowlin.

     The proposed merger will occur following adoption of the merger agreement by the Bowlin stockholders and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached as Annex A. We encourage you to read it because it is the legal document that governs the merger.

WHAT THE HOLDERS OF BOWLIN COMMON STOCK WILL RECEIVE IN THE MERGER (SEE PAGE 39)

     In the proposed merger, Bowlin common stockholders will receive Lamar Class A common stock, which is referred to in this proxy statement/prospectus as "Lamar stock." When we complete the merger, all of the outstanding shares of Bowlin common stock, which is referred to in this proxy statement/ prospectus as "Bowlin stock," will be exchanged for 725,000 shares of Lamar stock. Assuming the exercise of all outstanding options, each outstanding share of Bowlin stock will convert into a right to receive .15818 of a share of Lamar stock. Lamar will not issue any fractional shares of Lamar stock in the merger. Instead, Bowlin stockholders will receive cash for fractional shares.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 41)

     We intend that the merger qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code. If the merger does qualify as a reorganization, no gain or loss will be recognized by Bowlin, Lamar or the merger subsidiary by reason of the merger. In addition, you will not recognize gain or loss on the exchange of your shares of Bowlin stock for shares of Lamar stock, except for any cash you receive instead of fractional shares.

     BECAUSE THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON EACH BOWLIN STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE 47)

     Bowlin stockholders do not have appraisal or dissenters' rights in connection with the merger.

BOWLIN'S REASONS FOR THE MERGER (SEE PAGE 29)

     The Bowlin board concluded that the separation of its two business segments, the distribution to the Bowlin stockholders of Bowlin Travel stock, and the merger were in the best interests of Bowlin and its stockholders. In reaching its decision, the board considered, among other things, its belief that:

     - the separation of Bowlin into two separate entities, one to operate the travel centers business, and the other to operate the outdoor advertising business, would improve the travel centers business, and would improve the ability of investors to value each business and as a result increase stockholder value; and

     - a merger with Lamar Advertising Company would further increase stockholder value by giving Bowlin stockholders the opportunity to hold shares in a much larger outdoor advertising company with greater financial resources and opportunities for growth than Bowlin, as well as a more liquid trading market for its shares.

FAIRNESS OPINION OF SANDERS MORRIS HARRIS INC. (SEE PAGE 31)

     In deciding to approve the merger, the Bowlin board considered an opinion from its financial advisor, Sanders Morris Harris Inc. On October 2, 2000, Sanders Morris Harris Inc. delivered its written opinion to the Bowlin board that as of that date and based on and subject to the matters set forth in the opinion, the consideration pursuant to the merger agreement was fair, from a financial point of view, to Bowlin stockholders. The full text of this written opinion is attached as Annex C to this proxy statement/ prospectus. We encourage you to read this opinion carefully in its entirety. The opinion of Sanders Morris Harris Inc. is directed to the Bowlin board and is not a recommendation to any stockholder on how to vote on the merger agreement.

                              THE SPECIAL MEETING

DATE AND PURPOSE (SEE PAGE 19)

     A special meeting of Bowlin stockholders will be held at Bowlin's headquarters at 150 Louisiana NE, Albuquerque, New Mexico 87108 on January 19, 2001 at 9:00 a.m., Mountain Standard Time.

RECORD DATE; VOTING RIGHTS (SEE PAGE 19)

     If you owned shares of Bowlin stock as of the close of business on December 11, 2000, the record date for the special meeting, you may vote on the adoption of the merger agreement.

     On that date, there were 4,573,348 shares of Bowlin stock outstanding. Bowlin stockholders will have one vote at the meeting for each share of common stock they owned on the record date.

QUORUM; REQUIRED VOTES (SEE PAGE 19)

     The holders of a majority of the outstanding shares of Bowlin stock must be present, in person or by proxy, at the Bowlin special meeting for there to be a quorum. To approve the merger, holders of a majority of the outstanding shares of Bowlin stock must vote to adopt the merger agreement. If you fail to vote or abstain from voting, it will have the effect of a vote against the merger. A broker who holds Bowlin stock as your nominee generally will not have authority to vote your shares unless you provide the broker with voting instructions.

     On the record date, directors and officers of Lamar as a group owned no shares of Bowlin stock, and directors and officers of Bowlin as a group owned approximately 58.8% of the outstanding shares of Bowlin stock.

RECOMMENDATION OF THE BOWLIN BOARD (SEE PAGE 29)

     BOWLIN'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF BOWLIN STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                           OTHER SELECTED INFORMATION

TREATMENT OF STOCK OPTIONS (SEE PAGE 40)

     Any options for Bowlin stock, other than options to purchase 10,000 shares of Bowlin stock held by HD Brous & Co., Inc., that had not been exercised by November 17, 2000, were cancelled and ceased to represent the right to receive either Bowlin stock or Lamar stock.

EMPLOYEE MATTERS (SEE PAGE 40)

     The Bowlin employees who become employed by Lamar will be eligible to participate in Lamar's 401(k) plan and any assets held in their respective accounts of Bowlin's plan will be transferred to Lamar's plan.

ACCOUNTING TREATMENT (SEE PAGE 41)

     Lamar will account for the merger under the purchase method of accounting, which means the assets and liabilities of Bowlin, including its intangible assets, will be recorded on Lamar's books at their fair market values. The results of operations and cash flows of Bowlin will be included in Lamar's financial statements prospectively as of the closing of the merger.

REGULATORY APPROVALS (SEE PAGE 48)

     United States antitrust laws prohibit Lamar and Bowlin from completing the merger until we have furnished information and materials about the companies and the merger to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired. Lamar and Bowlin have filed the required forms with these government agencies and the appropriate waiting period has expired. We are not aware of any other governmental or regulatory approvals required for closing the merger other than compliance with federal securities laws.

CONDITIONS TO THE MERGER (SEE PAGE 45)

     We must satisfy the following conditions before completing the merger:

     - Bowlin stockholders must adopt the merger agreement; and

     - the registration statement of which this proxy statement/prospectus is a part must have been declared effective by the SEC and must not be the subject of any stop order or related proceeding.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 46)

     We can mutually terminate the merger agreement without completing the merger. Either Lamar or Bowlin may terminate the agreement if the merger is not completed by March 31, 2001, and under other circumstances, including failure to obtain required stockholder approval. Bowlin may terminate the agreement if the average closing share price of Lamar stock for the 30 trading days ending on the last trading day immediately prior to the closing of the merger is below $40.00.

TERMINATION FEES AND EXPENSES (SEE PAGE 46)

     If we do not complete the merger, each party generally will pay its own expenses. If we complete the merger, Lamar will pay all of Bowlin's merger-related expenses up to $1,250,000. Bowlin Travel will assume any costs incurred by Bowlin in excess of $1,250,000. Bowlin has agreed to pay Lamar a termination fee of $580,000 if either party terminates the merger agreement because Bowlin's stockholders fail to adopt the merger agreement.

COMPARATIVE STOCKHOLDER RIGHTS (SEE PAGE 53)

     When we complete the merger, Bowlin stockholders will hold shares of Lamar stock. Their rights will thus be governed by Lamar's charter, by-laws and the Delaware General Corporation Law.

COMPARATIVE STOCK PRICE INFORMATION (SEE PAGE 10)

     Lamar stock is quoted on the Nasdaq National Market and Bowlin stock is quoted on the American Stock Exchange. The following table presents the market value of Lamar stock and the market value of Bowlin stock as of October 3, 2000, the last business day before we publicly announced the merger agreement.

                                             LAMAR STOCK               BOWLIN STOCK
                                      -------------------------   -----------------------
                                       HIGH     LOW     CLOSING   HIGH     LOW    CLOSING
                                      ------   ------   -------   -----   -----   -------
October 3, 2000.....................  $38.13   $37.13   $37.44    $6.56   $6.56    $6.56

     You are encouraged to obtain current market quotations for Lamar stock and Bowlin stock.

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES
                   SELECTED HISTORICAL FINANCIAL INFORMATION

     Lamar is providing the following information to aid you in your analysis of the financial aspects of the merger. The table below represents selected historical consolidated statement of operations and balance sheet data of Lamar and its subsidiaries. Lamar derived this information from audited financial statements for the years ended October 31, 1995 through October 31, 1996 and December 31, 1997 through December 31, 1999 and from unaudited financial statements for the nine months ended September 30, 1999 and September 30, 2000. Effective January 1, 1997, Lamar changed its fiscal year from a twelve-month period ending October 31 to a twelve-month period ending December 31.

     In Lamar's opinion, the information for the nine months ended September 30, 1999 and 2000 reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the results of operations and financial condition. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with Lamar's historical financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference into this proxy statement/prospectus.

                                     YEAR ENDED                                              NINE MONTHS ENDED
                                     OCTOBER 31,            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                 -------------------   ---------------------------------   ---------------------
                                   1995       1996       1997        1998        1999        1999        2000
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues...................  $102,408   $120,602   $ 201,062   $ 288,588   $ 444,135   $ 294,614   $ 509,026
Operating expenses:
  Direct advertising
    expenses...................    34,386     41,184      63,390      92,849     143,090      93,481     162,176
  General and administrative
    expenses...................    27,057     29,466      45,368      60,935      94,372      64,025     103,213
  Depreciation and
    amortization...............    15,597     16,712      48,317      88,791     177,138     104,951     231,533
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
         Total operating
           expenses............    77,040     87,362     157,075     242,575     414,600     262,457     496,922
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
Operating income...............    25,368     33,240      43,987      46,013      29,535      32,157      12,104
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
Other expense (income):
  Interest income..............      (199)      (240)     (1,723)       (762)     (1,421)     (1,067)       (968)
  Interest expense.............    15,783     15,441      38,230      60,008      89,619      57,471     109,186
  Loss (gain) on disposition of
    assets.....................     1,476         91         (15)     (1,152)     (5,481)     (5,666)       (274)
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
         Total other expense...    17,060     15,292      36,492      58,094      82,717      50,738     107,944
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
Earnings (loss) before income
  taxes, extraordinary item and
  cumulative effect of an
  accounting change............     8,308     17,948       7,495     (12,081)    (53,182)    (18,581)    (95,840)
Income tax expense (benefit)...    (2,390)     7,099       4,654        (191)     (9,596)       (362)    (26,959)
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
Earnings (loss) before
  extraordinary item and
  cumulative effect of an
  accounting change............    10,698     10,849       2,841     (11,890)    (43,586)    (18,219)    (68,881)
Extraordinary loss on debt
  extinguishment...............        --         --          --          --        (182)       (182)         --
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
Earnings (loss) before
  cumulative effect of an
  accounting change............    10,698     10,849       2,841     (11,890)    (43,768)    (18,401)    (68,881)
Cumulative effect of an
  accounting change............        --         --          --          --        (767)       (767)         --
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
Net earnings (loss)............    10,698     10,849       2,841     (11,890)    (44,535)    (19,168)    (68,881)
Preferred stock dividends......        --       (365)       (365)       (365)       (365)       (365)       (273)
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
Net earnings (loss) applicable
  to common stock..............    10,698     10,484       2,476     (12,255)    (44,900)    (19,533)    (69,154)
                                 ========   ========   =========   =========   =========   =========   =========

                                     YEAR ENDED                                              NINE MONTHS ENDED
                                     OCTOBER 31,            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                 -------------------   ---------------------------------   ---------------------
                                   1995       1996       1997        1998        1999        1999        2000
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)     (UNAUDITED)
Earnings (loss) per common
  share -- basic and diluted:
  Earnings (loss) before
    extraordinary item and
    accounting change(1).......  $   0.21   $   0.25   $    0.05   $    (.24)  $    (.64)  $    (.30)  $    (.77)
  Extraordinary loss on debt
    extinguishment(1)..........        --         --          --          --          --          --          --
  Cumulative effect of a change
    in accounting
    principle(1)...............  $     --   $     --   $      --   $      --   $    (.01)  $   (0.01)  $      --
                                 --------   --------   ---------   ---------   ---------   ---------   ---------
  Net earnings (loss)(1).......  $   0.21   $   0.25   $    0.05   $    (.24)  $    (.65)  $    (.31)  $    (.77)
                                 ========   ========   =========   =========   =========   =========   =========
Other Data:
EBITDA(2)......................  $ 40,965   $ 49,952   $  92,304   $ 134,804   $ 206,673   $ 137,108   $ 243,637
EBITDA margin..................        40%        41%         46%         47%         47%         47%         48%
Cash flows from operating
  activities(3)................  $ 25,065   $ 32,493   $  45,783   $  72,498   $ 110,551   $  65,311   $ 115,468
Cash flows from investing
  activities(3)................  $(17,817)  $(48,124)  $(370,228)  $(535,217)  $(950,650)  $(882,760)  $(378,097)
Cash flows from financing
  activities(3)................  $ (9,378)  $ 18,175   $ 250,684   $ 584,070   $ 719,903   $ 699,630   $ 260,904

                                     AS OF OCTOBER 31,            AS OF DECEMBER 31,               AS OF
                                    -------------------   ----------------------------------   SEPTEMBER 30,
                                      1995       1996       1997        1998         1999          2000
                                    --------   --------   --------   ----------   ----------   -------------
                                                                 (IN THOUSANDS)                 (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.........  $  5,886   $  8,430   $  7,246   $  128,597   $    8,401    $    6,676
Working capital...................     1,737      1,540     18,662       94,221       40,787        45,340
Total assets......................   133,885    173,189    651,336    1,413,377    3,206,945     3,611,253
Long term debt (including current
  maturities).....................   146,051    131,955    539,200      876,532    1,615,781     1,875,657
Total long term obligations.......   143,944    130,211    551,865      857,760    1,730,710     1,998,488
Stockholders' equity (deficit)....   (28,154)    19,041     68,713      466,779    1,391,529     1,508,495

---------------

(1) After giving effect to the three-for-two split of Lamar's Class A and Class B common stock effective in February 1998.

(2) "EBITDA" is defined as operating income before depreciation and amortization. It represents a measure which management believes is customarily used to evaluate the financial performance of companies in the media industry. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net earnings as an indicator of Lamar's operating performance or to net cash provided by operating activities as a measure of its liquidity.

(3) Cash flows from operating, investing and financing activities are obtained from the Company's consolidated statements of cash flows prepared in accordance with generally accepted accounting principles.

           BOWLIN OUTDOOR ADVERTISING AND TRAVEL CENTERS INCORPORATED
                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The table below represents selected historical consolidated statement of income and balance sheet data of Bowlin Outdoor Advertising and Travel Centers Incorporated. Bowlin derived this information from audited consolidated financial statements for the five years ended January 31, 2000 and from the unaudited financial statements for the six months ended July 31, 2000 and 1999. This information is only a summary. The data presented below should be read in conjunction with the audited consolidated financial statements, related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in this proxy statement/prospectus and provided in the enclosed materials.

                                                                                              SIX MONTHS ENDED
                                                      FISCAL YEARS ENDED,                         JULY 31,
                                      ----------------------------------------------------   -------------------
                                        1996       1997       1998       1999       2000       1999       2000
                                      --------   --------   --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)    (UNAUDITED)
STATEMENT OF INCOME DATA:
Net sales...........................  $ 22,945   $ 24,848   $ 27,159   $ 30,295   $ 34,618   $ 17,727   $ 18,813
Cost of goods sold..................   (15,003)   (16,340)   (17,531)   (18,848)   (22,350)   (11,188)   (12,138)
                                      --------   --------   --------   --------   --------   --------   --------
Gross profit........................     7,942      8,508      9,628     11,447     12,268      6,539      6,675
General and administrative
  expenses..........................    (6,408)    (6,115)    (6,568)    (7,480)    (8,069)    (3,953)    (3,862)
Depreciation and amortization.......      (857)      (780)    (1,150)    (1,895)    (2,526)    (1,201)    (1,353)
Other operating income..............       490        379         90          7         31         --         --
                                      --------   --------   --------   --------   --------   --------   --------
Income from operations..............     1,167      1,992      2,000      2,079      1,704      1,385      1,460
Interest expense....................      (612)      (678)      (722)    (1,108)    (1,934)      (909)    (1,076)
Other income (loss), net............        81        194        469        139        813        291        188
                                      --------   --------   --------   --------   --------   --------   --------
Income before income taxes..........       636      1,508      1,747      1,110        583        767        572
Income taxes........................       252        603        678        437        245        300        226
                                      --------   --------   --------   --------   --------   --------   --------
                                      $    384   $    905   $  1,069   $    673   $    338   $    467   $    346
                                      ========   ========   ========   ========   ========   ========   ========
Basic and diluted earnings per
  share.............................  $   0.11   $   0.26   $   0.24   $   0.15   $   0.08   $   0.11   $   0.08
                                      ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
Property & equipment................  $  8,910   $  9,971   $ 16,197   $ 26,425   $ 30,556   $ 29,594   $ 30,289
Total assets........................  $ 13,598   $ 21,843   $ 25,859   $ 37,489   $ 40,781   $ 40,298   $ 41,360
Long-term debt, including current
  installments......................  $  6,577   $  6,695   $  8,903   $ 20,252   $ 22,388   $ 21,356   $ 21,642

                           COMPARATIVE PER SHARE DATA

     We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with each of our historical financial statements and unaudited pro forma consolidated financial statements and the related notes that are included elsewhere in this proxy statement/prospectus or incorporated into this proxy statement/ prospectus by reference. The unaudited pro forma consolidated per share data presented below reflects the purchase method of accounting for business combinations. The results may have been different if our companies had always been consolidated. In addition, the per share data of Bowlin does not reflect the effect of the anticipated spin-off of Bowlin Travel.

     Lamar's fiscal year ends on December 31 and Bowlin's fiscal year ends on January 31. For purposes of pro forma information (a) Lamar's nine month ended September 30, 2000 was combined with Bowlin's three month period ended January 31, 2000 and six month period ended July 31, 2000, (b) Lamar's year ended December 31, 1999 was combined with Bowlin's year ended January 31, 2000 and (c) Lamar's balance sheet as of September 30, 2000 was combined with Bowlin's balance sheet as of July 31, 2000. The Bowlin pro forma equivalent per share data equals the exchange ratio, assuming the exercise of all outstanding options, of .15818 multiplied by the Lamar pro forma consolidated per share data. The pro forma per share data are not necessarily indicative of the results that would have occurred if the merger had been completed on the dates indicated or the results that will occur after the merger.

                                                                LAMAR STOCKHOLDERS
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
Loss per share:
  Year ended December 31, 1999..............................    $ (.65)        n/a
  Nine months ended September 30, 2000......................    $ (.77)        n/a
Loss per share before extraordinary item and cumulative
  effect of an accounting change:
  Year ended December 31, 1999..............................    $ (.64)     $ (.67)
  Nine months ended September 30, 2000......................    $ (.77)     $ (.78)
Dividends per share:
  Year ended December 31, 1999..............................       n/a         n/a
  Nine months ended September 30, 2000......................       n/a         n/a
Book value per share at September 30, 2000..................    $16.32      $16.51

                                                                BOWLIN STOCKHOLDERS
                                                              -----------------------
                                                                           PRO FORMA
                                                              HISTORICAL   EQUIVALENT
                                                              ----------   ----------
Earnings per share:
  Year ended January 31, 2000...............................    $  .08          n/a
  Six months ended July 31, 2000............................    $  .08          n/a
Dividends per share:
  Year ended January 31, 2000...............................       n/a          n/a
  Six months ended July 31, 2000............................       n/a          n/a
Loss per share before extraordinary item and cumulative
  effect of an accounting change:
  Year ended December 31, 1999..............................       n/a       $ (.11)
  Nine months ended September 30, 2000......................       n/a       $ (.12)
Book value per share at July 31, 2000.......................    $ 3.48          n/a
Book value per share at September 30, 2000..................       n/a       $ 2.61

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Lamar stock is quoted on the Nasdaq National Market under the trading symbol "LAMR." Bowlin stock is quoted on the American Stock Exchange under the trading symbol "BWN." The following table sets forth the high and low bid prices per share of Lamar stock as reported on the Nasdaq National Market and the high and low sales prices of Bowlin stock as reported on the American Stock Exchange. For purposes of comparison, the periods indicated reflect calendar year quarters and do not reflect fiscal quarters corresponding to Bowlin's January 31 fiscal year end.

                                                                LAMAR STOCK      BOWLIN STOCK
                                                              ---------------   --------------
                                                               HIGH     LOW      HIGH     LOW
                                                              ------   ------   ------   -----
CALENDAR QUARTER 1998
  First Quarter.............................................  $38.50   $24.42   $ 9.50   $3.75
  Second Quarter............................................  $36.75   $29.25   $10.88   $7.88
  Third Quarter.............................................  $41.50   $24.50   $ 9.13   $4.00
  Fourth Quarter............................................  $39.25   $19.25   $ 6.00   $4.25
CALENDAR QUARTER 1999
  First Quarter.............................................  $41.63   $32.25   $ 7.00   $5.13
  Second Quarter............................................  $43.00   $27.75   $ 7.13   $6.00
  Third Quarter.............................................  $50.69   $35.25   $ 6.88   $5.00
  Fourth Quarter............................................  $64.50   $44.63   $ 5.88   $3.50
CALENDAR QUARTER 2000
  First Quarter.............................................  $70.25   $40.13   $ 6.00   $4.38
  Second Quarter............................................  $50.38   $36.50   $ 7.50   $4.63
  Third Quarter.............................................  $50.75   $37.63   $ 7.13   $6.38
  Fourth Quarter (through November 27, 2000)................  $49.00   $35.25   $ 7.00   $5.50

RECENT CLOSING PRICES

     The following table sets forth the high, low and closing sales prices per share of Lamar stock as reported on the Nasdaq National Market and Bowlin stock as reported on the American Stock Exchange on October 3, 2000, the last trading day before our public announcement/execution of the merger agreement, and on November 27, 2000, the last practicable trading day before the date of this document.

                                                     LAMAR STOCK               BOWLIN STOCK
                                              -------------------------   -----------------------
                                               HIGH     LOW     CLOSING   HIGH     LOW    CLOSING
                                              ------   ------   -------   -----   -----   -------
October 3, 2000.............................  $38.13   $37.13   $37.44    $6.56   $6.56    $6.56
November 27, 2000...........................  $40.50   $38.88   $40.13    $6.13   $6.00    $6.13

     The market price of Lamar stock is likely to fluctuate prior to the merger. You should obtain current market quotations. We cannot predict the future prices for Lamar stock, or on which markets it will be traded in the future.

DIVIDEND INFORMATION

     No cash dividends have ever been paid or declared on the shares of Lamar stock or on the Bowlin stock. Lamar does not intend to pay cash dividends on its Class A common stock in the foreseeable future. Any future payment of dividends on Lamar stock will be at the board's discretion and will depend upon, among other things, Lamar's earnings, financial condition, capital requirements, level of indebtedness and other factors that Lamar's board deems relevant.

NUMBER OF STOCKHOLDERS AND NUMBER OF SHARES OUTSTANDING

     As of November 27, 2000 there were 209 stockholders of Lamar of record who held an aggregate of 79,918,110 shares of Lamar Class A common stock. The Reilly Family Limited Partnership is the sole holder of Lamar's Class B common stock. As of November 27, 2000, the RFLP held 17,000,000 shares of Class B common stock.

     As of November 27, 2000, there were 394 stockholders of Bowlin of record who held an aggregate of 4,573,348 shares of Bowlin stock.

                                  RISK FACTORS

     In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote on the merger proposal. It is especially important that you keep these risk factors in mind when you read forward-looking statements.

                          RISKS RELATING TO THE MERGER

THE NUMBER OF SHARES OF LAMAR STOCK THAT WILL BE EXCHANGED FOR BOWLIN STOCK IS FIXED AND WILL NOT BE ADJUSTED IF THERE IS ANY CHANGE IN THE PRICE OF LAMAR STOCK.

     Assuming the exercise of all outstanding Bowlin stock options, in the merger, each share of Bowlin stock will be exchanged for .15818 of a share of Lamar stock. This exchange ratio is based upon the exchange of 725,000 shares of Lamar stock upon conversion of the Bowlin stock and will not be adjusted as a result of any change in the price of Lamar stock. The market value of Lamar stock on and after the closing date of the merger may vary significantly from the prices on the date of execution of the merger agreement, the date of this proxy statement/prospectus or the date on which you vote on the merger. Any change in the price of Lamar stock will affect the value of the consideration that Bowlin stockholders receive in the merger. On October 3, 2000, the date of the execution of the merger, the closing price of Lamar stock was $37.44 per share. On November 29, 2000, the date preceding the filing of this proxy statement/prospectus, the closing price of Lamar stock was $38.94 per share. We encourage you to obtain current market quotations for Lamar stock.

LAMAR FACES DIFFERENT MARKET RISKS FROM THOSE FACED BY BOWLIN, AND THESE RISKS MAY CAUSE THE VALUE OF THE SHARES OF LAMAR STOCK ISSUED TO YOU TO DECLINE.

     In the merger you will receive shares of Lamar stock. The business, strategy and financial condition of Lamar are somewhat different from that of Bowlin. Lamar's results of operations, as well as the price of Lamar stock, will be affected by various factors different from those affecting Bowlin's results of operations and its common stock price. Future events that may not have affected the price of Bowlin stock may cause the price of Lamar stock to fall.

OFFICERS AND DIRECTORS OF BOWLIN HAVE CONFLICTS OF INTEREST THAT MAY HAVE INFLUENCED THEIR DECISIONS REGARDING THE MERGER.

     You should be aware of potential conflicts of interest, and the benefits available to officers and directors of Bowlin when considering the Bowlin board's recommendation of the merger. The officers and directors of Bowlin have interests in the merger that are in addition to, or different from, their interests as Bowlin stockholders. The Bowlin board was aware of these conflicts of interest when it approved the merger. These interests include the right of Bowlin's officers and directors to:

     - exercise options to purchase Bowlin stock at an exercise price that is less than the current trading price; and

     - indemnification and insurance coverage with respect to acts and omissions in their capacities as officers and directors of Bowlin. For a more detailed discussion of potential conflicts of interests of Bowlin management, see "Background and Reasons for the Merger -- Potential Conflicts of Interests of Bowlin Management in the Merger" on page 37 of this proxy statement/prospectus.

                            RISKS RELATING TO LAMAR

LAMAR'S DEBT AGREEMENTS AND THOSE OF ITS WHOLLY-OWNED, DIRECT SUBSIDIARY LAMAR MEDIA CORP. CONTAIN COVENANTS AND RESTRICTIONS THAT CREATE THE POTENTIAL FOR DEFAULTS.

     The terms of the indenture relating to Lamar's outstanding notes, Lamar Media Corp.'s bank credit facility and the indentures relating to Lamar Media's outstanding notes restrict, among other things, the ability of Lamar and Lamar Media to:

     - dispose of assets;

     - incur or repay debt;

     - create liens; and

     - make investments.

     Lamar Media's ability to make distributions to Lamar is also restricted under the terms of these agreements.

     Under Lamar Media's bank credit facility Lamar must maintain specified financial ratios and levels including:

     - interest coverage;

     - fixed charges ratio;

     - senior debt ratios; and

     - total debt ratios.

     If Lamar fails to comply with these tests, the lenders have the right to cause all amounts outstanding under the bank credit facility to become immediately due. If this were to occur and the lenders decide to exercise their right to accelerate the indebtedness, it would create serious financial problems for Lamar. Lamar's ability to comply with these restrictions, and any similar restrictions in future agreements, depends on its operating performance. Because Lamar's performance is subject to prevailing economic, financial and business conditions and other factors that are beyond its control, Lamar may be unable to comply with these restrictions in the future.

BECAUSE LAMAR HAS SIGNIFICANT FIXED PAYMENTS ON ITS DEBT, LAMAR MAY LACK SUFFICIENT CASH FLOW TO OPERATE ITS BUSINESS AS IT HAS IN THE PAST AND MAY NEED TO BORROW MONEY IN THE FUTURE TO MAKE THESE PAYMENTS AND OPERATE ITS BUSINESS.

     Lamar has borrowed substantial amounts of money in the past and may borrow more money in the future. At September 30, 2000, Lamar had approximately $288 million of convertible notes outstanding. At September 30, 2000, Lamar Media had approximately $1,588 million of debt outstanding consisting of approximately $1,037 million in bank debt, $541 million in various series of senior subordinated notes of Lamar Media and $10 million in various other short-term and long-term debt of Lamar Media.

     A large part of Lamar's cash flow from operations must be used to make principal and interest payments on its debt. If Lamar's operations make less money in the future, it may need to borrow to make these payments. In addition, Lamar finances most of its acquisitions through borrowings under Lamar Media's bank credit facility which presently has a total committed amount of $1.25 billion in term and revolving credit loans. At September 30, 2000, there was approximately $212 million available to borrow under this bank credit facility. Since Lamar's borrowing capacity under Lamar Media's bank credit facility is limited, Lamar may not be able to continue to finance future acquisitions at Lamar's historical rates with borrowings under this bank credit facility. Lamar may need to borrow additional amounts or seek other sources of financing to fund future acquisitions. Lamar cannot guarantee that additional financing will be available or available on favorable terms. Lamar also may need the consent of the banks under Lamar Media's bank credit facility, or the holders of other indebtedness, to borrow additional money.

LAMAR'S BUSINESS COULD BE HURT BY CHANGES IN ECONOMIC AND ADVERTISING TRENDS.

     Lamar sells advertising space to generate revenues. A decrease in demand for advertising space could adversely affect Lamar's business. General economic conditions and trends in the advertising industry affect the amount of advertising space purchased. A reduction in money spent on Lamar's displays could result from:

     - a general decline in economic conditions;

     - a decline in economic conditions in particular markets where Lamar conducts business;

     - a reallocation of advertising expenditures to other available media by significant users of Lamar's displays; or

     - a decline in the amount spent on advertising in general.

LAMAR'S OPERATIONS ARE IMPACTED BY THE REGULATION OF OUTDOOR ADVERTISING.

     Lamar's operations are significantly impacted by federal, state and local government regulation of the outdoor advertising business.

     The federal government conditions federal highway assistance on states imposing location restrictions on the placement of billboards on primary and interstate highways. Federal laws also impose size, spacing and other limitations on billboards. Some states have adopted standards more restrictive than the federal requirements. Local governments generally control billboards as part of their zoning regulations. Some local governments have enacted ordinances which require removal of billboards by a future date. Others prohibit the construction of new billboards and the reconstruction of significantly damaged billboards, or allow new construction only to replace existing structures.

     Local laws which mandate removal of billboards at a future date often do not provide for payment to the owner for the loss of structures that are required to be removed. Some federal and state laws require payment of compensation in such circumstances. Local laws that require the removal of a billboard without compensation have been challenged in state and federal courts with conflicting results. Accordingly, Lamar may not be successful in negotiating acceptable arrangements when its displays have been subject to removal under these types of local laws.

     Additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting outdoor advertising at the federal, state or local level may have a material adverse effect on Lamar's results of operations.

LAMAR'S CONTINUED GROWTH THROUGH ACQUISITIONS MAY BECOME MORE DIFFICULT AND INVOLVES COSTS AND UNCERTAINTIES.

     Lamar has substantially increased its inventory of advertising displays through acquisitions. Lamar's operating strategy involves making purchases in markets where it currently competes as well as in new markets. However, the following factors may affect Lamar's ability to continue to pursue this strategy effectively:

     - The outdoor advertising market has been consolidating, and this may adversely affect Lamar's ability to find suitable candidates for purchase.

     - Lamar is also likely to face increased competition from other outdoor advertising companies for the companies or assets that Lamar wishes to purchase. Increased competition may lead to higher prices for outdoor advertising companies and assets and decrease those that Lamar is able to purchase.

     - Lamar does not know if it will have sufficient capital resources to make purchases, obtain any required consents from its lenders, or find acquisition opportunities with acceptable terms.

     - Lamar must integrate newly acquired assets and businesses into its existing operations. From January 1, 2000 to September 30, 2000, Lamar completed 71 transactions involving the purchase of complementary outdoor advertising assets. The process of integrating these acquisitions may result in unforeseen difficulties and could require significant time and attention from Lamar's management that would otherwise be directed at developing its existing business. Further, Lamar cannot be certain that the benefits and cost savings that it anticipates from these purchases will develop.

LAMAR FACES COMPETITION FROM LARGER AND MORE DIVERSIFIED OUTDOOR ADVERTISERS AND OTHER FORMS OF ADVERTISING THAT COULD HURT ITS PERFORMANCE.

     Lamar cannot be sure that in the future it will compete successfully against the current and future forms of outdoor advertising and other media. The competitive pressure that Lamar faces could adversely affect its profitability or financial performance. Although Lamar is the largest company focusing exclusively on outdoor advertising, it faces competition from larger companies with more diversified operations which also include radio and other broadcast media. Lamar also faces competition from other forms of media, including television, radio, newspapers and direct mail advertising. Lamar must also compete with an increasing variety of other out-of-home advertising media that include advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses.

     In Lamar's logo sign business, it currently faces competition for state-awarded service contracts from two other logo sign providers as well as local companies. Initially, Lamar competes for state-awarded service contracts as they are privatized. Because these contracts expire after a limited time, Lamar must compete to keep its existing contracts each time they are up for renewal.

THE REQUIRED DISPOSITION OF SHARES OF LAMAR STOCK CURRENTLY HELD BY CLEAR CHANNEL COMMUNICATIONS, INC. COULD CAUSE THE MARKET PRICE OF THE LAMAR STOCK TO DECLINE.

     A wholly-owned subsidiary of Clear Channel Communications, Inc. currently holds approximately 26 million shares of Lamar stock. These shares represent approximately 34.8% of Lamar's outstanding Lamar Class A common stock and 28.4% of all of Lamar's outstanding common stock as of September 30, 2000. Clear Channel must dispose of all of these shares prior to January 1, 2003 under the terms of a consent decree with the Department of Justice. The consent decree was issued in connection with the merger of AMFM Inc. with Clear Channel, which was subject to review and clearance by the Federal Trade Commission and U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, because Clear Channel is also in the outdoor advertising business. These shares were originally issued to a subsidiary of AMFM Inc. in connection with Lamar's acquisition of the Chancellor outdoor advertising business. This required disposition could adversely affect the market price of Lamar stock.

IF LAMAR'S CONTINGENCY PLANS RELATING TO HURRICANES FAIL, THE RESULTING LOSSES COULD HURT LAMAR'S BUSINESS.

     Although Lamar has developed contingency plans designed to deal with the threat posed to its advertising structures by hurricanes, Lamar cannot guarantee that these plans will work. If these plans fail, significant losses could result.

     A significant portion of Lamar's structures is located in the Mid-Atlantic and Gulf Coast regions of the United States. These areas are highly susceptible to hurricanes during the late summer and early fall. In the past, Lamar has incurred significant losses due to severe storms. These losses resulted from structural damage, overtime compensation, loss of billboards that could not be replaced under applicable laws and reduced occupancy because billboards were out of service.

     Lamar has determined that it is not economical to obtain insurance against losses from hurricanes and other storms. Instead, Lamar has developed contingency plans to deal with the threat of hurricanes. For example, Lamar attempts to remove the advertising faces on billboards at the onset of a storm, when possible, which permits the structures to better withstand high winds during a storm. Lamar then replaces these advertising faces after the storm has passed. However, these plans may not be effective in the future and, if they are not, significant losses may result.

LAMAR'S LOGO SIGN CONTRACTS ARE SUBJECT TO STATE AWARD AND RENEWAL.

     A portion of Lamar's revenues and operating income come from state-awarded service contracts for logo signs. Lamar cannot predict what remaining states, if any, will start logo sign programs or convert state-run logo sign programs to privately operated programs. Lamar competed with many other parties for new state-awarded service contracts for logo signs. Even when Lamar is awarded a contract, the award may be challenged under state contract bidding requirements. If an award is challenged, Lamar may incur delays and litigation costs.

     Generally, state-awarded logo sign contracts have a term, including renewal options, of ten to twenty years. States may terminate a contract early, but in most cases must pay compensation to the logo sign provider for early termination. Typically, at the end of the term of the contract, ownership of the structures is transferred to the state without compensation to the logo sign provider. Of Lamar's 20 logo sign contracts in place at September 30, 2000, two are subject to renewal in January and February 2001. Lamar cannot guarantee that it will be able to obtain new logo sign contracts or renew its existing contracts. In addition, after Lamar receives a new state-awarded logo contract, it generally incurs significant start-up costs. Lamar cannot guarantee that it will continue to have access to the capital necessary to finance those costs.

LAMAR'S OPERATIONS COULD BE AFFECTED BY THE LOSS OF KEY EXECUTIVES.

     Lamar's success depends to a significant extent upon the continued services of its executive officers and other key management and sales personnel. Kevin P. Reilly, Jr., Lamar's Chief Executive Officer, its nine regional managers and the manager of its logo sign business, in particular, are essential to Lamar's continued success. Although Lamar has designed its incentive and compensation programs to retain key employees, Lamar has no employment contracts with any of its employees and none of its executive officers have signed non-compete agreements. Lamar does not maintain key man insurance on its executives. If any of Lamar's executive officers or other key management and sales personnel stopped working with Lamar in the future, it could have an adverse effect on Lamar's business.

LAMAR HAS A CONTROLLING STOCKHOLDER THAT CAN CONTROL ANY VOTES TO EXCLUSION OF THE OTHER HOLDERS OF LAMAR STOCK.

     Recipients of Lamar stock under this prospectus will have no control over the management or business practices of the company.

     Kevin P. Reilly, Jr., Chief Executive Officer of Lamar, is the managing general partner of the Reilly Family Limited Partnership. On September 30, 2000 this partnership beneficially owned all of the outstanding shares of Class B common stock, which shares represented approximately 69% total voting power of the Lamar common stock as of September 30, 2000. As a result, Mr. Reilly, or his successor as managing general partner, controls the outcome of matters requiring a stockholder vote. These matters include electing directors, amending Lamar's certificate of incorporation or by-laws, adopting or preventing certain mergers or other similar transactions, such as a sale of substantially all of Lamar's assets. Mr. Reilly would also decide the outcome of transactions that could give the holders of Lamar common stock the opportunity to realize a premium over the then-prevailing market price for their shares.

     Further, subject to contractual restrictions and general fiduciary obligations, Lamar is not prohibited from engaging in transactions with management or its principal stockholders or with entities in which members of management or Lamar's principal stockholders have an interest. Lamar's certificate of incorporation does not provide for cumulative voting in the election of directors and, consequently, the Reilly Family Limited Partnership can elect all the directors.

LAMAR'S BY-LAWS AND CERTIFICATE OF INCORPORATION CONTAIN CERTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT HARDER TO REALIZE A PREMIUM OVER THE COMMON STOCK'S MARKET PRICE OR MAY AFFECT THE MARKET PRICE OF LAMAR STOCK.

     Provisions of Lamar's certificate of incorporation and by-laws may discourage a third party from offering to purchase Lamar. These provisions, therefore, inhibit actions that would result in a change in control of Lamar. Some of these actions would otherwise give the holders of Lamar stock the opportunity to realize a premium over the then-prevailing market price of the stock.

     These provisions may also adversely affect the market price of Lamar stock. For example, under Lamar's certificate of incorporation Lamar can issue "blank check" preferred stock with such designations, rights and preferences as Lamar's board of directors determines from time to time. If issued, this type of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of Lamar. In addition, if Lamar issues preferred stock, it may adversely affect the voting and dividend rights, rights upon liquidation and other rights that holders of the common stock currently hold. Lamar does not currently intend to issue any shares of this type of preferred stock, but retains the right to do so in the future.

     Furthermore, Lamar is subject to Section 203 of the Delaware General Corporation Law, which may discourage takeover attempts. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder.

YOU MAY NOT RECEIVE ANY CASH DIVIDENDS ON THE LAMAR STOCK.

     Lamar has never paid cash dividends on its Class A common stock and does not plan to do so in the foreseeable future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus, including documents incorporated by reference, contains forward-looking statements about Lamar's and Bowlin's financial condition, results of operations, business strategies, market opportunities, acquisition opportunities, plans and objectives of management and other matters. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

     Generally, the words "anticipates," "believes," "expects," "intends" and similar expressions identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and other documents incorporated by reference. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this proxy statement/prospectus, including the information set forth under the heading "Risk Factors" on page 12 and included in the documents that we file from time to time with the SEC. See "Where You Can Find More Information."

     The forward-looking statements contained in this proxy statement/prospectus speak only as of the date of this proxy statement/prospectus.

                           THE BOWLIN SPECIAL MEETING

INTRODUCTION

     This proxy statement/prospectus is being furnished to the stockholders of Bowlin Outdoor Advertising and Travel Centers in connection with the special meeting of stockholders of Bowlin to be held on January 19, 2001, and any postponement or adjournment of that meeting. The approximate date this proxy statement/prospectus is first being sent to Bowlin stockholders is December 14, 2000.

ACTION TO BE TAKEN AT THE BOWLIN SPECIAL MEETING

     At the special meeting, holders of common stock, $.001 par value, of Bowlin will be asked to consider and vote on a proposal to adopt the merger agreement and to transact any other business that properly comes before the meeting. The merger agreement is attached as Annex A to this proxy statement/ prospectus and is incorporated herein by reference.

VOTING AT THE BOWLIN SPECIAL MEETING

     Only stockholders of record at the close of business on December 11, 2000 will be entitled to vote at the special meeting. As of the close of business on December 11, 2000, 4,573,348 shares of Bowlin stock were outstanding and entitled to vote at the special meeting.

     Any person giving a proxy in the form accompanying this proxy statement/prospectus has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of Bowlin an instrument of revocation or a duly executed proxy bearing a later date. The proxy also may be revoked by affirmatively electing to vote in person while attending the special meeting. A stockholder who attends the meeting, however, need not revoke the proxy and vote in person unless the stockholder wishes to do so. All valid, unrevoked proxies will be voted at the special meeting in accordance with the instructions given. IF THE SIGNED PROXY IS RETURNED WITHOUT INSTRUCTIONS, IT WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT. A majority of the shares of the Bowlin stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the shares of outstanding Bowlin stock is required to adopt the merger agreement. Abstentions have the same effect as "no" votes in determining whether the proposal is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting and have the same effect as "no" votes in determining whether the proposal is approved. Although the Notice of Special Meeting of Bowlin Outdoor Advertising and Travel Centers Stockholders provides for transaction of any other business as may properly come before the meeting, the board of directors of Bowlin has no knowledge of any matters to be presented at the meeting other than those referred to herein. The accompanying proxy, however, gives discretionary authority to the proxy holders to vote in accordance with the recommendation of management if any other matters are presented.

SOLICITATION OF PROXIES

     The accompanying proxy is being solicited on behalf of the board of directors of Bowlin. The expense of preparing, printing, and mailing the form of proxy and the material used in the solicitation thereof will be borne by Lamar Advertising Company. See "Termination Fees and Expenses." In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and telegram by directors, officers, and employees of Bowlin. Arrangements have also been made with brokerage houses, banks, and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Bowlin stock held of record by such person, and Bowlin will reimburse them for reasonable out-of-pocket expenses they incur.

                               BUSINESS OF LAMAR

     Lamar is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. Lamar conducts a business that has operated under the Lamar name since 1902. As of September 30, 2000, Lamar operated approximately 130,600 displays in 43 states. Lamar also operates the largest logo sign business in the United States. Logo signs are signs located near highway exits which deliver brand name information on available gas, food, lodging and camping services. As of September 30, 2000, Lamar maintained over 89,000 logo sign displays in 20 states. Lamar also operates transit advertising displays on bus shelters, bus benches and buses in several markets.

                              RECENT DEVELOPMENTS

COMPLETED ACQUISITIONS

     From January 1, 2000 to September 30, 2000, Lamar completed 71 acquisitions of complementary outdoor advertising assets, for an aggregate price of approximately $488 million. These acquisitions included approximately 15,400 displays. Lamar expects that these acquisitions will allow it to take advantage of operating efficiencies and cross-market sales opportunities.

PENDING ACQUISITIONS

     As of September 30, 2000, Lamar had entered into agreements relating to several other acquisitions which are pending, including the acquisition of Bowlin that is the subject of this proxy statement/ prospectus. If Lamar completes all of these acquisitions, it will acquire approximately 6,200 outdoor advertising displays for an aggregate purchase price of approximately $119 million. These acquisitions are subject to various conditions including the satisfaction of customary closing conditions. Lamar cannot be sure whether or when these acquisitions will be completed.

                               BUSINESS OF BOWLIN

     For the most current description of Bowlin Outdoor Advertising and Travel Centers business, please see Bowlin's annual report on Form 10-K for the fiscal year ended January 31, 2000, as amended, a copy of which is being mailed with this proxy statement/prospectus.

       BOWLIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The following is a discussion of the consolidated financial condition and results of operations of Bowlin as of and for the periods ended July 31, 2000 and 1999. This discussion should be read in conjunction with the Consolidated Financial Statements of Bowlin and the related notes included in Bowlin's Form 10-K for the fiscal year ended January 31, 2000, which is enclosed with this proxy statement/prospectus as Annex D.

     Bowlin operates in two industry segments: outdoor advertising and travel centers. In order to perform a meaningful evaluation of Bowlin's performance in each of its operating segments, Bowlin has presented selected operating data which separately sets forth the revenue, expenses and operating income attributable to each segment, and also separately sets forth the corporate expenses of Bowlin which management does not allocate to either of Bowlin's segments for purposes of determining their respective operating income. The discussion of results of operations which follows compares such selected operating data and corporate expense data for the interim periods presented.

RESULTS OF OPERATIONS

     The following table presents certain income and expense items derived from the Consolidated Statements of Income for the six and three months ended July 31 (unaudited and amounts in thousands):

                                                         SIX MONTHS ENDED     THREE MONTHS ENDED
                                                        ------------------    ------------------
                                                         2000       1999       2000       1999
                                                        -------    -------    -------    -------
TRAVEL CENTERS:
  Gross sales.........................................  $14,753    $14,072    $7,987     $7,863
  Discounts on sales..................................      201        181       110        102
                                                        -------    -------    ------     ------
  Net sales...........................................   14,552     13,891     7,877      7,761
  Cost of sales.......................................   10,171      9,475     5,361      5,261
                                                        -------    -------    ------     ------
                                                          4,381      4,416     2,516      2,500
  General and administrative expenses.................    3,042      3,160     1,592      1,652
  Depreciation and amortization.......................      298        294       151        161
                                                        -------    -------    ------     ------
  Operating income....................................    1,041        962       773        687
  Interest expense....................................      269        252       139        130
                                                        -------    -------    ------     ------
  Segment profit......................................      772        710       634        557
OUTDOOR ADVERTISING:
  Gross sales.........................................    4,261      3,836     2,205      1,998
  Direct operating expenses...........................    1,967      1,713     1,002        913
                                                        -------    -------    ------     ------
                                                          2,294      2,123     1,203      1,085
  General and administrative expenses.................      540        514       260        236
  Depreciation and amortization.......................      976        846       486        433
                                                        -------    -------    ------     ------
  Operating income....................................      778        763       457        416
  Interest expense....................................      758        616       395        329
                                                        -------    -------    ------     ------
  Segment profit......................................       20        147        62         87

                                                         SIX MONTHS ENDED     THREE MONTHS ENDED
                                                        ------------------    ------------------
                                                         2000       1999       2000       1999
                                                        -------    -------    -------    -------
CORPORATE AND OTHER:
  General and administrative expenses.................     (280)      (279)     (143)      (145)
  Depreciation and amortization.......................      (79)       (61)      (45)       (37)
  Interest expense....................................      (49)       (41)      (26)       (20)
  Other income, net...................................      188        291        73        263
                                                        -------    -------    ------     ------
INCOME BEFORE INCOME TAXES............................      572        767       555        705
INCOME TAXES..........................................      226        300       212        273
                                                        -------    -------    ------     ------
NET INCOME............................................  $   346    $   467    $  343     $  432
                                                        =======    =======    ======     ======
EBITDA(1) -- TRAVEL CENTERS...........................  $ 1,339    $ 1,256    $  924     $  848
                                                        =======    =======    ======     ======
EBITDA(1) -- OUTDOOR ADVERTISING......................  $ 1,754    $ 1,609    $  943     $  849
                                                        =======    =======    ======     ======
EBITDA(1) -- TOTAL COMPANY............................  $ 2,813    $ 2,586    $1,724     $1,552
                                                        =======    =======    ======     ======
EBITDA MARGIN -- TRAVEL CENTERS.......................      9.1%       8.9%     11.6%      10.8%
                                                        =======    =======    ======     ======
EBITDA MARGIN -- OUTDOOR ADVERTISING..................     41.2%      41.9%     42.8%      42.5%
                                                        =======    =======    ======     ======
EBITDA MARGIN -- TOTAL COMPANY........................     14.8%      14.4%     16.9%      15.7%
                                                        =======    =======    ======     ======

---------------

(1) EBITDA is defined as operating income before depreciation and amortization. It represents a measure which management believes is customarily used to evaluate the financial performance of companies in the media industry. However, EBITDA is not a measure of financial performance under generally accepted accounting principals and should not be considered an alternative to operating income or net income as an indicator of Bowlin's operating performance or to net cash provided by operating activities as a measure of its liquidity.

  Comparison of the Six Months Ended July 31, 2000 and July 31, 1999

     OUTDOOR ADVERTISING. Gross sales from Bowlin's outdoor advertising increased 11.1% to $4.261 million for the six months ended July 31, 2000, from $3.836 million for the six months ended July 31, 1999. The increase was primarily attributable to the continual assimilation of Bowlin's acquisitions, internal development, increased usage of available sign inventory, and increases in rates.

     Direct operating expenses related to outdoor advertising consist of rental payments to property owners for the use of land on which advertising displays are located, production expenses and selling expenses. Selling expenses consist primarily of salaries and commissions for salespersons and travel related to sales. Direct operating costs increased 14.8% to $1.967 million for the six months ended July 31, 2000, from $1.713 million for the six months ended July 31, 1999. The increase is principally due to increases in salaries, sign repairs, cost of production and utilities. Direct operating expenses as a percentage of gross revenues for the six months ended July 31, 2000 was 46.2% compared to 44.7% for the six months ended July 31, 1999.

     General and administrative expenses for outdoor advertising consist of salaries and wages for administrative personnel, insurance, legal fees, association dues and subscriptions and other indirect operating expenses. General and administrative expenses were $540,000 for the six months ended July 31, 2000, compared to $514,000 for the six months ended July 31, 1999.

     Depreciation and amortization expense increased 15.4% to $976,000 for the six months ended July 31, 2000, from $846,000 for the six months ended July 31, 1999. The increase is attributable to scheduled depreciation of advertising display structures as well as the amortization of goodwill and non-compete covenants.

     The above factors contributed to the increase in outdoor advertising operating income of 2.0% to $778,000 for the six months ended July 31, 2000, from $763,000 for the six months ended July 31, 1999.

     Interest expense increased 23.1% to $758,000 for the six months ended July 31, 2000, from $616,000 for the six months ended July 31, 1999 due to additional borrowings to fund acquisitions and internal development.

     Segment profit decreased 86.4% to $20,000 for the six months ended July 31, 2000, from $147,000 for the six months ended July 31, 1999 primarily as a result of increases in depreciation and amortization, and interest expense.

     EBITDA for outdoor advertising increased 9.0% to $1.754 million for the six months ended July 31, 2000, from $1.609 million for the six months ended July 31, 1999. The EBITDA margin for outdoor advertising decreased to 41.2% for the six months ended July 31, 2000, compared to 41.9% for the six months ended July 31, 1999.

     TRAVEL CENTERS. Gross sales at Bowlin's travel centers increased by 4.8% to $14.753 million for the six months ended July 31, 2000, from $14.072 million for the six months ended July 31, 1999. Merchandise sales increased 1.1% to $5.257 million for the six months ended July 31, 2000, from $5.200 million for the six months ended July 31, 1999. Gasoline sales increased 8.6% to $7.114 million for the six months ended July 31, 2000, from $6.551 million for the same period in 1999. Wholesale gasoline sales increased 16.2% to $945,000 for the six months ended July 31, 2000, from $813,000 for the six months ended July 31, 1999. Restaurant sales decreased 4.7% to $1.437 million for the six months ended July 31, 2000, from $1.508 million for the six months ended July 31, 1999.

     Cost of goods sold for the travel centers increased 7.3% to $10.171 million for the six months ended July 31, 2000, from $9.475 million for the six months ended July 31, 1999. Merchandise cost of goods increased 0.5% to $2.350 million for the six months ended July 31, 2000, from $2.338 million for the six months ended July 31, 1999. Gasoline cost of goods increased 10.4% to $6.520 millions for the six months ended July 31, 2000, from $5.905 million for the six months ended July 31, 1999. Wholesale gasoline cost of goods increased 17.1% to $917,000 for the six months ended July 31, 2000, from $783,000 for the six months ended July 31, 1999. Restaurant cost of goods decreased 14.5% to $384,000 for the six months ended July 31, 2000, from $449,000 for the six months ended July 31, 1999. Cost of goods sold as a percentage of gross revenues for the six months ended July 31, 2000 was 68.9% compared to 67.3% for the six months ended July 31, 1999.

     Gross profit for the travel centers slightly decreased 0.8% to $4.381 million for the six months ended July 31, 2000, from $4.416 million for the six months ended July 31, 1999. Lower margins on convenience store product sales and gasoline sales for the six months ended July 31, 2000 continued to negatively impact gross margin.

     General and administrative expenses for travel centers consist of salaries, bonuses and commissions for travel center personnel, property costs and repairs and maintenance. General and administrative expenses for the travel centers decreased 3.7% to $3.042 million for the six months ended July 31, 2000, from $3.160 million for the six months ended July 31, 1999.

     Depreciation and amortization expense increased 1.4% to $298,000 for the six months ended July 31, 2000, from $294,000 for the six months ended July 31, 1999.

     The above factors contributed to an overall increase in travel center operating income of 8.2% to $1.041 million for the six months ended July 31, 2000, from $962,000 for the six months ended July 31, 1999.

     Interest expense increased 6.7% to $269,000 for the six months ended July 31, 2000, from $252,000 for the six months ended July 31, 1999.

     Segment profit increased 8.7% to $772,000 for the six months ended July 31, 2000 from $710,000 for the six months ended July 31, 1999 primarily as a result of increases in gross sales with a corresponding decrease in general and administrative expenses.

     EBITDA for travel centers increased 6.6% to $1.339 million for the six months ended July 31, 2000, from $1.256 million for the six months ended July 31, 1999. The EBITDA margin for travel centers increased to 9.1% for the six months ended July 31, 2000, compared to 8.9% for the six months ended July 31, 1999.

     CORPORATE AND OTHER. General and administrative expenses for corporate and other operations of Bowlin consist primarily of executive and administrative compensation and benefits, accounting, legal and investor relations fees. General and administrative expenses increased to $280,000 for the six months ended July 31, 2000, from $279,000 for the six months ended July 31, 1999.

     Depreciation and amortization expenses for Bowlin's corporate and other operations consist of depreciation associated with the corporate headquarters, furniture and fixtures and vehicles. Depreciation and amortization expenses increased to $79,000 for the six months ended July 31, 2000, from $61,000 for the six months ended July 31, 1999.

     Interest expense increased 19.5% to $49,000 for the six months ended July 31, 2000, from $41,000 for the six months ended July 31, 1999.

     Other income, net, includes gains and/or losses from the sales of assets and interest income. Other income, net, decreased 35.4% to $188,000 for the six months ended July 31, 2000, from $291,000 for the six months ended July 31, 1999. The decrease is primarily due to a one-time gain of $227,000 from insurance proceeds in fiscal year 2000 not present in fiscal year 2001.

     Income before income taxes decreased 25.4% to $572,000 for the six months ended July 31, 2000, from $767,000 for the six months ended July 31, 1999. As a percentage of gross revenues, income before income taxes decreased to 3.0% for the six months ended July 31, 2000, from 4.3% for the six months ended July 31, 1999.

     Income taxes were $226,000 for the six months ended July 31, 2000, compared to $300,000 for the six months ended July 31, 1999, as the result of lower pretax income.

     The foregoing factors contributed to an increase in Bowlin's net income for the six months ended July 31, 2000 to $346,000 compared to $467,000 for the six months ended July 31, 1999.

     Increases in depreciation and amortization as well as interest expense have been substantial. Management expects depreciation and amortization and interest expense to continue to increase which may lead to future net losses.

  Comparison of the Three Months Ended July 31, 2000 and July 31, 1999

     OUTDOOR ADVERTISING. Gross sales from Bowlin's outdoor advertising increased 10.4% to $2.205 million for the three months ended July 31, 2000, from $1.998 million for the three months ended July 31, 1999. The increase was primarily attributable to the continual assimilation of Bowlin's acquisitions, internal development, increased usage of available sign inventory, and increases in rates.

     Direct operating expenses related to outdoor advertising consist of rental payments to property owners for the use of land on which advertising displays are located, production expenses and selling expenses. Selling expenses consist primarily of salaries and commissions for salespersons and travel related to sales. Direct operating costs increased 9.7% to $1.002 million for the three months ended July 31, 2000, from $913,000 for the three months ended July 31, 1999. The increase is principally due to increases in salaries, sign repairs, cost of production and utilities. Direct operating expenses as a percentage of gross revenues for the three months ended July 31, 2000 was 45.4% compared to 45.7% for the three months ended July 31, 1999.

     General and administrative expenses for outdoor advertising consist of salaries and wages for administrative personnel, insurance, legal fees, association dues and subscriptions and other indirect operating expenses. General and administrative expenses were $260,000 for the three months ended July 31, 2000, compared to $236,000 for the three months ended July 31, 1999.

     Depreciation and amortization expense increased 12.2% to $486,000 for the three months ended July 31, 2000, from $433,000 for the three months ended July 31, 1999. The increase is attributable to scheduled depreciation of advertising display structures as well as the amortization of goodwill and non-compete covenants.

     The above factors contributed to the increase in outdoor advertising operating income of 9.9% to $457,000 for the three months ended July 31, 2000, from $416,000 for the three months ended July 31, 1999.

     Interest expense increased 20.1% to $395,000 for the three months ended July 31, 2000, from $329,000 for the three months ended July 31, 1999 due to additional borrowings to fund acquisitions and internal development.

     Segment profit decreased 28.7% to $62,000 for the three months ended July 31, 2000, from $87,000 for the three months ended July 31, 1999 primarily as a result of increases in depreciation and amortization, and interest expense.

     EBITDA for outdoor advertising increased 11.1% to $943,000 for the three months ended July 31, 2000, from $849,000 for the three months ended July 31, 1999. The EBITDA margin for outdoor advertising increased to 42.8% for the three months ended July 31, 2000, compared to 42.5% for the three months ended July 31, 1999.

     TRAVEL CENTERS. Gross sales at Bowlin's travel centers increased by 1.6% to $7.987 million for the three months ended July 31, 2000, from $7.863 million for the three months ended July 31, 1999. Merchandise sales decreased 0.9% to $3.032 million for the three months ended July 31, 2000, from $3.061 million for the three months ended July 31, 1999. Gasoline sales increased 3.8% to $3.628 million for the three months ended July 31, 2000, from $3.495 million for the same period in 1999. Wholesale gasoline sales increased 15.8% to $536,000 for the three months ended July 31, 2000, from $463,000 for the three months ended July 31, 1999. Restaurant sales decreased 6.3% to $791,000 for the three months ended July 31, 2000, from $844,000 for the three months ended July 31, 1999.

     Cost of goods sold for the travel centers increased 1.9% to $5.361 million for the three months ended July 31, 2000, from $5.261 million for the three months ended July 31, 1999. Merchandise cost of goods decreased 4.2% to $1.339 million for the three months ended July 31, 2000, from $1.398 million for the three months ended July 31, 1999. Gasoline cost of goods increased 3.7% to $3.290 millions for the three months ended July 31, 2000, from $3.174 million for the three months ended July 31, 1999. Wholesale gasoline cost of goods increased 16.8% to $521,000 for the three months ended July 31, 2000, from $446,000 for the three months ended July 31, 1999. Restaurant cost of goods decreased 13.2% to $211,000 for the three months ended July 31, 2000, from $243,000 for the three months ended July 31, 1999. Cost of goods sold as a percentage of gross revenues for the three months ended July 31, 2000 was 67.1% compared to 66.9% for the three months ended July 31, 1999.

     Gross profit for the travel centers increased 0.6% to $2.516 million for the three months ended July 31, 2000, from $2.500 million for the three months ended July 31, 1999. Lower margins on convenience store product sales and gasoline sales for the three months ended July 31, 2000 continued to negatively impact gross margin.

     General and administrative expenses for travel centers consist of salaries, bonuses and commissions for travel center personnel, property costs and repairs and maintenance. General and administrative expenses for the travel centers decreased 3.6% to $1.592 million for the three months ended July 31, 2000, from $1.652 million for the three months ended July 31, 1999.

     Depreciation and amortization expense decreased 6.2% to $151,000 for the three months ended July 31, 2000, from $161,000 for the three months ended July 31, 1999.

     The above factors contributed to an overall increase in travel center operating income of 12.5% to $773,000 for the three months ended July 31, 2000, from $687,000 for the three months ended July 31, 1999.

     Interest expense increased 6.9% to $139,000 for the three months ended July 31, 2000, from $130,000 for the three months ended July 31, 1999.

     Segment profit increased 13.8% to $634,000 for the three months ended July 31, 2000 from $557,000 for the three months ended July 31, 1999 primarily as a result of decreases in general and administrative expenses and depreciation and amortization.

     EBITDA for travel centers increased 9.0% to $924,000 for the three months ended July 31, 2000, from $848,000 for the three months ended July 31, 1999. The EBITDA margin for travel centers decreased slightly to 11.6% for the three months ended July 31, 2000, compared to 10.8% for the three months ended July 31, 1999.

     CORPORATE AND OTHER. General and administrative expenses for corporate and other operations of Bowlin consist primarily of executive and administrative compensation and benefits, accounting, legal and investor relations fees. General and administrative expenses decreased to $143,000 for the three months ended July 31, 2000, from $145,000 for the three months ended July 31, 1999.

     Depreciation and amortization expenses for Bowlin's corporate and other operations consist of depreciation associated with the corporate headquarters, furniture and fixtures and vehicles. Depreciation and amortization expenses increased to $45,000 for the three months ended July 31, 2000, from $37,000 for the three months ended July 31, 1999.

     Interest expense increased 30.0% to $26,000 for the three months ended July 31, 2000, from $20,000 for the three months ended July 31, 1999.

     Other income, net, includes gains and/or losses from the sales of assets and interest income. Other income, net, decreased 72.2% to $73,000 for the three months ended July 31, 2000, from $263,000 for the three months ended July 31, 1999. The decrease is due to a one-time gain from insurance proceeds of $227,000 in fiscal year 2000 not present in fiscal year 2001.

     Income before income taxes decreased 21.3% to $555,000 for the three months ended July 31, 2000, from $705,000 for the three months ended July 31, 1999. As a percentage of gross revenues, income before income taxes decreased to 5.4% for the three months ended July 31, 2000, from 7.1% for the three months ended July 31, 1999, primarily as a result of increased depreciation and amortization, and interest expense.

     Income taxes were $212,000 for the three months ended July 31, 2000, compared to $273,000 for the three months ended July 31, 1999, as the result of lower pretax income.

     The foregoing factors contributed to a decrease in Bowlin's net income for the three months ended July 31, 2000 to $343,000 compared to $432,000 for the three months ended July 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     At July 31, 2000, Bowlin had working capital of $4.065 million and a current ratio of 1.9:1, compared to working capital of $4.166 million and a current ratio of 2.1:1 at January 31, 2000. Net cash provided by operating activities was $2.695 million for the six months ended July 31, 2000, compared to $2.446 million for the six months ended July 31, 1999. Net cash provided in the current period is primarily attributable to increased depreciation and amortization expense and other operating assets and liabilities.

     Net cash used in investing activities for the six months ended July 31, 2000 was $1.048 million, of which $1.257 million was used for purchases of property and equipment, partially offset by proceeds from sales of assets. For the six months ended July 31, 1999, net cash used for investing activities was $3.683 million, of which $2.814 was used for purchases of property and equipment and $1.516 million was used for acquisitions.

     Net cash used in financing activities for the six months ended July 31, 2000 was $70,000 as compared to cash provided by financing activities of $1.667 million for the six months ended July 31, 1999. At July 31, 2000 and 1999, financing activities were primarily a result of borrowings and payments on debt.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The principal market risks Bowlin is exposed to are interest rates on Bowlin's debt. Bowlin's interest sensitive liabilities are its debt instruments. Variable interest on the majority of Bowlin's debt equals LIBOR plus an applicable margin. Because rates may increase or decrease at any time, Bowlin is exposed to market risk as a result of the impact that changes in these base rates may have on the interest rate applicable to Bowlin's borrowings. Management does not, however, believe that any risk inherent in the variable rate nature of its debt is likely to have a material effect on Bowlin's financial position, results of operations or liquidity.

                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND

     The terms and conditions of the merger were determined through arm's length negotiations between the senior managements, boards of directors and financial advisors of Lamar and Bowlin. In determining the form of the transaction and the form and amount of the consideration, numerous factors were reviewed by the senior managements and boards of directors of Lamar and Bowlin. The following is a brief discussion of the contacts and negotiations that have occurred between Lamar and Bowlin.

     Prior to the beginning of the year, the board of directors and senior management of Bowlin and Rudy R. Miller, Chairman, President and CEO of Miller Capital Corporation, Bowlin's financial advisor, discussed structuring the company so as to maximize stockholder value. Because Bowlin operated two very separate and distinct businesses (outdoor advertising and travel centers), it was uncertain that the trading price of Bowlin's common stock was capturing the value of each of the business operations.

     In mid January 2000, after consultation with, and at the request of, the board of directors of Bowlin, Miller Capital contacted REGENT Communications, Inc.; Eller Outdoor, a part of Clear Channel; Outdoor Systems, a part of Infinity Broadcasting; and Lamar Advertising Company, to discuss a possible transaction. At that time, Miller Capital mailed public information to REGENT, Outdoor Systems and Lamar. Of the companies contacted, Lamar was the only company that expressed an interest in pursuing negotiations with Bowlin.

     On March 27, 2000, a meeting was held in Baton Rouge, Louisiana where Lamar is headquartered. Attending the meeting were:

         Kevin Reilly, Chairman of the Board, President and CEO, Lamar

         Sean Reilly, Board member and Vice President/Director of Acquisitions, Lamar

         Rod Rackley, Vice President Real Estate, Lamar

         Mike Bowlin, Chairman, President and CEO, Bowlin

         Chris Bess, Executive Vice President and COO, Bowlin

         Rudy Miller, Chairman, President and CEO, Miller Capital

At this meeting Lamar provided a list of additional information they required to evaluate a potential transaction. Bowlin assembled the requested diligence materials on or about May 10, 2000.

     On April 13, 2000, Bowlin announced its fiscal year financial results. In that announcement, Michael Bowlin, Chairman, President and Chief Executive Officer of Bowlin stated that the company believed that its stock remained "undervalued when applying an analysis of Bowlin's assets as compared to other outdoor related companies with a standard industry multiple of EBITDA." Mr. Bowlin also stated that the company continued to analyze strategies that included both the outdoor advertising business and the travel centers business that might enhance stockholder value.

     On May 5, 2000, the board of directors of Bowlin held a meeting to discuss further a plan to enhance stockholder value. The board discussed separating its two business segments into separate entities, contributing all of the travel center assets and liabilities to a new travel center entity, and pursuing a separate transaction or disposition of the outdoor advertising business.

     Negotiations between Lamar and Bowlin continued. Throughout the process, all communications between Lamar and Bowlin were mediated through Miller Capital.

     On June 8, 2000, Bowlin announced its financial results for the quarter ended April 30, 2000. In that press release, Mr. Bowlin stated that the company was actively pursuing transactions to accomplish the separation of the outdoor advertising company and the travel centers business to enhance stockholder value.

     On June 15, 2000, Lamar submitted a letter of intent to Bowlin, indicating that it was interested in pursuing an acquisition of the outdoor advertising business.

     On June 22, 2000, Mike Bowlin signed the letter of intent.

     At that time Bowlin brought in their outside counsel, Squire, Sanders & Dempsey, and in concert with Miller Capital and Bowlin's senior management, began working on a definitive agreement for the transaction.

     On September 11, 2000, Bowlin retained Sanders Morris Harris Inc., Houston, Texas, a registered broker/dealer to review all aspects of the transaction and to prepare and issue a fairness opinion to Bowlin.

     On September 13, 2000, Bowlin announced its financial results for the quarter ended July 31, 2000. In that press release Mr. Bowlin stated that the company was moving forward with the previously announced plan to divide the company into two separate operating entities and that it expected to announce the details and time frame of the process within the next 30 days.

     On September 14, 2000, the board of directors of Bowlin met, along with Miller Capital and Squire, Sanders & Dempsey, to discuss the potential transaction with Lamar. The board discussed in detail the acquisition by Lamar, the contribution of assets and liabilities to a newly formed subsidiary, Bowlin Travel Centers, Inc., the registration of the shares of Bowlin Travel Centers, and the anticipated spin-off of the shares of Bowlin Travel Centers to the stockholders of Bowlin.

     On September 29, 2000, Bowlin held another special board meeting, which included Sanders Morris Harris Inc., Miller Capital and Squire Sanders as meeting guests, to discuss the fairness opinion issued by Sanders Morris Harris Inc. This meeting provided board members another opportunity to ask additional questions from all the outside professionals invited to participate in the meeting. At this meeting, the board concluded that the transaction was fair to the stockholders from a financial point of view and in the best interest of Bowlin and its stockholders and approved the definitive agreement in substantially the form presented to the board at that meeting.

     On October 3, 2000, a definitive agreement was signed by Lamar and Bowlin.

     Directors and officers of Bowlin have interests in the merger different from the interests of other Bowlin stockholders. See "Potential Conflicts of Interest of Bowlin Management in the Merger."

BOWLIN'S REASONS FOR THE MERGER

     The following discussion of Bowlin's reasons for the merger contains a number of forward-looking statements that reflect the current views of Bowlin with respect to future events that may have an effect on their future financial performance. These forward-looking statements include statements regarding the markets for Lamar's, Bowlin's and the combined company's services, their planned response to the demands of their markets, their business strategies, and certain potential technological and operating synergies intended to be achieved by the merger. These forward-looking statements are subject to various risks and uncertainties that could cause actual results of Lamar, Bowlin and the combined company to differ materially from those currently anticipated, including the ability of Lamar and Bowlin to successfully integrate their operations and achieve expected synergies; the ability of Bowlin to retain key employees following announcement of the merger; changes in business conditions and growth trends affecting Lamar's and Bowlin's markets, the outdoor advertising industry and the economy in general; and a variety of other competitive factors. These and other factors that could cause actual results to differ materially are described under "Risk Factors" and elsewhere in this proxy statement/prospectus.

     The Bowlin board believes that the terms of the merger are fair to, and in the best interests of, Bowlin and its stockholders. ACCORDINGLY THE BOWLIN BOARD HAS APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT BOWLIN STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT. In reaching their decision, the directors considered, with the assistance of management and its legal and financial advisors, the following factors:

     - the financial and other terms and conditions of the merger agreement, including the 725,000 shares of Lamar stock being offered to the stockholders of Bowlin in exchange for their Bowlin stock;

     - the fact that Bowlin's obligation to consummate the merger is conditioned upon the approval of Bowlin's stockholders and other conditions as set forth in the merger agreement;

     - the historical market price of, and recent trading activity in, the Lamar stock;

     - the opportunity for Bowlin stockholders to participate in the long-term growth and appreciation of Bowlin's business through their ownership interest in Lamar;

     - the strategic fit between the outdoor advertising businesses of Bowlin and Lamar;

     - anticipated cost savings resulting from the merger, including (a) the consolidation of corporate, administrative and support functions, and (b) the elimination of public reporting obligations of Bowlin (the Bowlin board did not consider any quantified amount of such cost savings in reaching its decision to engage in the merger);

     - the opinion of Sanders Morris Harris Inc. that, as of October 2, 2000, the consideration to be paid in the transaction is fair, from a financial point of view, to the Bowlin stockholders (See "Fairness Opinion of Bowlin's Financial Advisor");

     - the financial presentation and analysis of Sanders Morris Harris Inc. prepared in connection with its fairness opinion;

     - the familiarity of the board with the business, results of operations, properties and financial condition of Bowlin and the nature of the industry in which it operates;

     - the Bowlin board considered the financial and other terms of the merger, including the fact that Bowlin's board is prevented from seeking out alternative transactions under the merger agreement; notwithstanding this restriction, the Bowlin board may provide information to or enter into discussions or negotiations with other persons if it determines that it is necessary to fulfill the directors' fiduciary duties to Bowlin's stockholders;

     - publicly available information with respect to the financial condition and business of Lamar, including, among other things, Lamar's recent operating performance and future prospects;

     - the capital structure of Lamar;

     - reports from management and legal advisors on specific terms of the merger agreement;

     - information received concerning the financial performance, condition, business operations and prospects of each of Bowlin and Lamar; and

     - the proposed terms, timing and structure of the merger.

     The Bowlin board also considered a number of risks associated with the merger, including:

     - the possibility of management disruption associated with the merger and the risk that, despite the efforts of the combined company, key management personnel of Bowlin might not continue their employment with the combined company;

     - the possibility that certain of the operating economies of scale such as the elimination of redundant administrative costs sought to be achieved as a result of the merger might not be realized; and

     - the possibility of Bowlin's failure to be successfully integrated into Lamar.

     On balance, however, the Bowlin board determined that the benefits of the merger outweighed the potential risks and approved the merger.

     The foregoing discussion of information and factors considered by the Bowlin board is not intended to be exhaustive but is intended to include the material factors considered. In view of the wide variety of factors considered, the Bowlin board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR TO BOWLIN'S BOARD OF DIRECTORS

     The Bowlin board retained Sanders Morris Harris Inc., who we refer to as SMH, to act as its financial advisor in connection with the proposed transaction and to render an opinion as to the fairness, from a financial point of view, to the stockholders of Bowlin of the consideration to be received in the proposed transaction. SMH is an independent investment banking firm that has no ownership interest in Bowlin and that is not an affiliate of Bowlin. On October 2, 2000, SMH rendered its opinion to the board of directors of Bowlin to the effect that, as of such date and based upon and subject to the various considerations described in the opinion, the consideration was fair, from a financial point of view, to the stockholders of Bowlin.

     The full text of SMH's written opinion dated as of October 2, 2000 which sets forth, among other things, the assumptions made, matters considered, and scope and limitations on the review undertaken, is attached as Annex C hereto and is incorporated by reference. Stockholders are urged to, and should, read SMH's opinion carefully and in its entirety. SMH's opinion was prepared for the use of the board of directors in connection with the transaction and does not address the relative merits of the proposed transaction or constitute a recommendation to the stockholders as to how they should vote in connection with the transaction. In addition, the opinion addresses only the financial fairness of the terms of the transaction to the stockholders and does not address the relative merits of the transaction or any alternatives, the underlying decision of the board to engage in the transaction or any other aspect of the transaction. The summary of SMH's opinion set forth below is qualified in its entirety by reference to SMH's opinion and should be read together with the full text of the opinion.

     In arriving at its opinion, SMH has, among other things:

          1. Reviewed a draft of the Agreement and Plan of Merger dated September 20,2000;

          2. Reviewed a Letter of Intent from Lamar dated June 15, 2000;

          3. Reviewed Bowlin's audited financials and annual reports for the years ended January 31, 2000 and January 31, 1999;

          4. Reviewed Bowlin's unaudited financial statements for the quarters ended July 31, 2000 and April 30, 2000;

          5. Reviewed Lamar's audited financial statements for the year ended December 31, 1999;

          6. Reviewed Lamar's unaudited financial statements for the six months ended June 30, 2000;

          7. Reviewed Lamar's Form S-3 (i.e., prospectus relating to the sale of 26.2 million shares of Lamar by Clear Channel Communications) dated September 8, 2000;

          8. Reviewed Bowlin's Form 10 (i.e., registration statement for the travel centers spin-off) draft dated September 14, 2000;

          9. Reviewed Bowlin management's outdoor advertising segment budget for the year ending January 31, 2001;

          10. Reviewed historical market prices and trading volume for common stocks of both Bowlin and Lamar;

          11. Reviewed recent Lamar equity research reports;

          12. Reviewed a 1999 Confidential Memorandum prepared by Miller Capital Corporation regarding the sale of Bowlin's travel center segment;

          13. Reviewed Bowlin's December 17, 1996 Prospectus prepared by HD Brous & Co., Inc.;

          14. Discussed various assets, liabilities and operations of Bowlin involved in the transaction; and

          15. Reviewed such other financial studies and analyses and performed such other investigations as SMH deemed appropriate.

     In conducting its analyses, SMH also held discussions with members of Bowlin's senior management regarding the past and current business operations, financial condition and future prospects of Bowlin. SMH assumed that the merger agreement had been executed and delivered by the parties thereto on terms substantially the same to those contained in the most recent draft thereof supplied to and reviewed by SMH as of the date of its opinion. SMH relied upon and assumed the accuracy and completeness of the financial and other information made available to it and did not assume responsibility for independent verification of such information. SMH assumed, and the management of Bowlin has represented, that the information provided by Bowlin, including projections, had a reasonable basis and reflected the best currently available estimates and judgments of Bowlin's management as to the recent and likely future performance of Bowlin. SMH also relied on representations of Bowlin's management that they were not aware of any information or fact that would make the information provided to SMH incomplete or misleading.

     In rendering its opinion, SMH assumed and relied upon, without independent verification, the accuracy and completeness of all information reviewed by it for the purposes of its opinion. SMH assumed that the transaction would be consummated on the terms set forth in the merger agreement and that, in the course of obtaining necessary regulatory and third-party consents for the transaction, no restriction would be imposed that would have a material adverse effect on the future results of operations or financial condition of Bowlin. SMH did not make any independent valuation or appraisal of the assets or liabilities of Bowlin. SMH's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to SMH as of, the date of such opinion. It should be understood that, although subsequent developments may affect its opinion, except as agreed upon by Bowlin, SMH does not have any obligation to update, revise or reaffirm its opinion.

     In arriving at its opinion, SMH was not authorized to solicit, and did not solicit, indications of interest from any potential buyers of part or all of Bowlin nor did it have discussions with any party other than Bowlin's affiliates with respect to the acquisition of Bowlin or any of its assets. Furthermore, SMH was not authorized to negotiate the terms of the transaction and has based its opinion solely on the terms of the merger agreement as negotiated by others.

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

     The following is a summary of the most significant factors considered and the principal financial analyses performed by SMH to arrive at its opinion dated October 2, 2000:

     (1) Value Range Comparison. SMH's fairness analysis was primarily that the value received per share for 100% of Bowlin was equal to or greater than the midpoint of the range of fair market value per share for 100% of Bowlin's common stock given up by its stockholders. The following table summarizes SMH's Value Range Comparison:

        Estimated Fair Market Value Per Share of Bowlin Stock "Given
          Up".......................................................  $6.00-$7.00
        APPROXIMATE MID-POINT VALUE OF STOCK "GIVEN UP".............        $6.50
        Estimated Fair Market Value Per Share for approximately
          0.165 Shares of Lamar Stock...............................        $6.61(A)
        "Received" for Each Share of Bowlin Stock
        Additional Value Per Share "Received" from Spin-Off of
          Travel Center Division....................................  $1.50-$3.00
        Approximate Mid-Point.......................................        $2.25
        Total Range of "Value Received".............................  $8.11-$9.61
        APPROXIMATE MID-POINT OF TOTAL VALUE "RECEIVED".............        $8.86
        Premium of $8.86 over $6.50.................................           36%

---------------

        (A) Based on a minimum Lamar price of $40.00 per share.

        Since the mid-point of the value per share of 100% of Bowlin's common stock "given up" by its stockholders was approximately $6.50 and the "value received" for (a) the Lamar common stock and (b) the travel center spin-off was $8.86 per share, the exchange appeared to be fair to Bowlin's stockholders. SMH also noted that Lamar has a much larger market capitalization and a more liquid market for its stock than Bowlin's stock.

     (2) Analysis of value for Bowlin stock. In valuing Bowlin's stock, SMH believed the current stock market price, recent historical stock prices as well as past and current Bowlin financials were the best indicators of fair market value. Based on Bowlin's October 1, 2000 stock market price of $6.50 per share, Bowlin's past trading history and a review of Bowlin's financial information, SMH believed the range of fair market value for Bowlin's common stock was between $6.00 and $7.00 per share, with a mid-point of $6.50.

     (3) Analysis of value for Lamar common stock. Based on Lamar's relatively large market capitalization, recent trading history, analyst comments and valuations from recent equity research reports on Lamar, and SMH's overall business judgment, SMH believed the current fair market value per share of Lamar's common stock was approximately $35.00-$45.00, with a mid-point of $40.00. In applying this mid-point to BOWLIN stock, SMH multiplied 725,000 shares to be issued to Bowlin stockholders by the $40.00 mid-point (i.e., $29.0 million) and then divided by 4,390,098 total outstanding shares of Bowlin stock to arrive at $6.61 per share of value "received" per share of Bowlin "given up" by its stockholders.

     (4) Analysis of value for 100% of the Travel Center Division.

        - EBITDA multiple valuation. SMH began by calculating a preliminary enterprise value for the travel center division. A range of multiples was applied, but a midpoint of 6 was used in the analysis. SMH then applied the 6 multiple to the average of the travel center division's fiscal 2000 earnings before interest, taxes, depreciation and amortization ("EBITDA") and the first 6 months of fiscal 2001 annualized EBITDA. This gave an implied equity value per share of $1.22 ($10.0 million minus $6.6 million of debt plus $1.9 million of cash divided by 4.4 million shares) for the travel center division.

        - Discounted Cash Flow Analysis. SMH's primary methodology to value the travel center division was a discounted cash flow analysis (i.e., an internal rate of return or IRR analysis), which is one method SMH believes investors use to evaluate similar businesses and divisions. SMH discussed appropriate assumptions for such analysis with BOWLIN management on September 15, 2000 and on September 21, 2000. SMH began with fiscal 2001 estimated EBITDA and grew EBITDA at 5% per year based on discussions with management. SMH used a pre-tax discount rate of 15% because of the risk involved in investments in this industry and used the present value of 4-6 times 2005 estimated EBITDA as the terminal value. Based on these parameters, SMH arrived at an implied fair market value for 100% of the division's equity of $10.1 million, or $2.31 per share.

        Based on SMH's valuations of the travel center division, but giving more weight to its DCF analysis, SMH believed the travel center division's fair market value was $1.50-$3.00 per share. Although the financial analyses employed by SMH imply a market value for 100% of the division, SMH does not express an opinion on what the travel center division's stock might trade for after the spin-off. The values implied by the analyses do not purport to suggest future trading prices for the stock of the spin-off company.

     (5) Premium Over Recent Stock Prices. SMH believed a premium of 30-40% was clearly fair and attractive to a Bowlin stockholder whose alternative at the time of SMH's analysis was to sell the stock at $6.50. Such premiums can range from zero to more than 100% due to special circumstances, but SMH believed a normal range was probably 20-60% based on industry and size of operations.

        As reported in Mergerstat Review, average premiums offered for 1999 and 1998 were 43.3% and 40.7%, respectively. Reported figures for 1999 were based on 723 announced public deals and 1998 were based on 523 announced public deals. Mergerstat defines premiums offered as price over seller's closing market price five days prior to announcement.

     (6) Comparable Company Analysis for Bowlin Travel. Since the companies used in this analysis were not very comparable to Bowlin (due to their size and business mix) and the fact that the multiples derived were extremely high in comparison to most companies, SMH did not give any weight to the analysis. Nevertheless, SMH reviewed certain financial ratios for the following public companies:

        - Infinity Broadcasting Corporation

        - Obie Media Corporation

        - Lamar Advertising Company

        The three key valuation multiples used in their analysis were: (1) Enterprise Value (i.e., market value of equity plus total debt) to EBITDA, (2) Enterprise Value to earnings before interest and taxes ("EBIT") and (3) Enterprise Value to Revenues. All of these multiples were based on trailing-twelve month financials. In addition to individual company multiples, SMH calculated the mean (i.e., average), and adjusted mean (i.e., average excluding highest and lowest multiples) of each ratio.

          Key Comparable Company Multiples

                                  HIGH     LOW     MEAN    ADJUSTED MEAN
                                 ------   -----   ------   -------------
Enterprise Value to:
  EBITDA.......................   29.5x   12.5x    21.1x       21.2x
  EBIT.........................  540.7x   19.2x   202.0x       46.1x
  Revenues.....................   13.3x    1.5x     8.2x        9.9x

        EBITDA multiples for the three guideline companies ranged from 12.5x to 29.5x on September 26, 2000. The adjusted mean multiple for the three guideline companies was 21.2x.

        SMH multiplied 21.2 by the division's trailing-twelve month EBITDA of $3,115,000, which resulted in an implied enterprise value of $66,038,000.

        The next multiple was Enterprise Value/EBIT. EBIT multiples for the three public comparables ranged from 19.2x to 540.7x. The adjusted mean multiple for the three guideline companies was 46.1x. SMH multiplied
        46.1 by the division's trailing-twelve month EBIT of $1,178,000, which resulted in an implied enterprise value of $54,305,800.

        The next multiple was the ratio of Enterprise Value to trailing-twelve month Revenues. The three guideline public companies had a range of enterprise value/revenue ratios from 1.5x to 13.3x. The adjusted mean revenue multiple for the three guideline companies was 9.9x. SMH then multiplied 9.9 by the division's trailing-twelve month Revenue of $8,187,000, which resulted in an implied enterprise value of $81,051,300.

        SMH then averaged the three enterprise values cited above for the division to arrive at an average enterprise value of $67,131,700. In order to arrive at an implied equity value, SMH subtracted debt and added excess cash. As of June 30, 2000, Bowlin had $220,000 in cash and $15,426,000 in total debt. This gave the outdoor advertising division an implied equity value of $54,925,700 (i.e., $67,131,700 minus $15,426,000 plus $220,000), or $11.83 per share as of September 26, 2000.

     (7) Comparable Transactions and Premiums. SMH considered several transactions from the past year and a half in the outdoor advertising industry, but none were comparable enough to the transaction to make their analysis of such transactions more important than the other valuation methodologies used. The following table summarizes the transactions and price to trailing twelve months EBITDA (prior to acquisitions) multiples. Bowlin's outdoor division had trailing twelve month ("TTM") EBITDA of $3.1 million as of July 31, 2000, which represents a purchase multiple (from $45 million) of 14.7 times. Based on the adjusted mean (i.e., excluded highest and lowest multiples) price to TTM EBITDA multiple from these transactions of 15.2x compared to the price to TTM EBITDA multiple of 14.2x for the outdoor division, the multiple Bowlin common stockholders will receive appeared to be fair.

                                                                      PRICE       PRICE/
           ACQUIRER                    TARGET               DATE     ($ MIL.)   TTM EBITDA
           --------                    ------               ----     --------   ----------
   Lamar                      Root Outdoor & Ohio
                                Outdoor Holding Corp.         5/00      60.0      14.5x
   Lamar                      Macon, GA Properties            5/00      75.0      22.1x
   Lamar                      Advantage Outdoor               5/00     170.0      12.7x
   Infinity                   Giraudy Outdoor Advert.         3/00     425.0      11.1x
   Clear Channel              Ackerly Florida Outdoor        10/99     330.0      34.0x
   Clear Channel              Plankanda Holdings              7/99     102.4      12.5x
   Clear Channel              Dauphin OTA                     6/99     250.0      11.3x
   Lamar                      AMFM Inc. Outdoor               6/99   1,600.0      14.9x
   Lamar                      Vivid, Inc.                     6/99      22.1      14.4x
   Infinity Broadcasting      Outdoor Systems                 5/99   8,300.0      19.1x
   Lamar                      Frank Hardie, Inc.              4/99      20.3      15.6x
   Lamar                      KJS LLC.                        2/99      40.5      12.1x
   Lamar                      American Displays, Inc.         1/99      14.5      18.4x
                                                                                  -----
                                                                        MEAN      16.4X
                                                                        HIGH      34.0X
                                                                         LOW      11.1X
                                                                ADJUSTED MEAN(1)  15.2X

     The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. SMH believes that selecting any portion of SMH's analyses, without considering all analyses, would create a misleading or incomplete view of the processes underlying the analyses and its opinion. In addition, SMH may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be SMH's view of the actual value of Bowlin, which may be more or less than suggested by the analyses.

     The analyses performed by SMH are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of SMH's analysis of whether the consideration to be received pursuant to the Agreement and Plan of Merger was fair from a financial point of view to Bowlin stockholders, and were conducted in connection with the delivery of SMH's opinion. The analyses do not purport to be appraisals or to be indicative of actual values or future results, or to reflect the prices at which Bowlin or its assets might actually be sold.

     As described above, SMH's opinion provided to the board of directors was one of a number of factors taken into consideration by the board in making its determination to recommend adoption of the Agreement and Plan of Merger and the transaction resulting from it. Consequently, SMH's analyses described above should not be viewed as determinative of the opinion of the board of directors or management with respect to the value of Bowlin or its divisions. The Lamar common stock to be received by the stockholders pursuant to the Agreement and Plan of Merger was determined through negotiations between representatives of Bowlin and was approved by the entire board.

     SMH was selected by the board of directors to render a fairness opinion in connection with the transaction because of SMH's reputation and expertise as an investment banking firm. SMH, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with going-private transactions, mergers and acquisitions, underwritings of equities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, SMH may actively trade Bowlin's equity securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short-term position in such securities.

     In accordance with its engagement letter, the opinion of SMH is addressed to the board of directors for its use in connection with its review and evaluation of the proposed transaction. Neither the opinion nor the underlying SMH analyses may be relied upon by any person other than the members of the board without the prior written consent of SMH. Accordingly, under the terms of the engagement letter and the opinion letter prepared pursuant to the engagement letter, no stockholders of Bowlin may rely or allege any reliance on SMH's opinion or analysis in connection with the stockholder's consideration of the merits of the transaction or otherwise. It is SMH's position that its duties in connection with its fairness opinion are solely to the board of directors, and that it has no legal responsibility to any other persons, including stockholders of Bowlin, under the laws of the State of Texas, the governing law of the engagement letter. SMH would likely assert the substance of this disclaimer as a defense to claims, if any, that might be brought against it by stockholders of Bowlin with respect to its fairness opinion. Further, courts interpreting Texas law have strictly limited the persons who can sue for professional negligence to the parties to the agreement that provided for the engagement of the professional. SMH believes that the principles adopted in these cases would limit its liability solely to the board of directors. However, since no Texas court has ruled specifically on these issues in the context of SMH's engagement, they necessarily would have to be resolved by a court of competent jurisdiction.

     Pursuant to the engagement letter agreement between the board of directors and SMH, dated September 11, 2000, Bowlin agreed to pay SMH (i) a non-refundable retainer of $25,000 upon execution of the engagement letter and (ii) an additional $75,000 payable upon submission of SMH's opinion. In addition to any fees for professional services, SMH will also be reimbursed by Bowlin for expenses incurred in connection with SMH's assignment. Bowlin has also agreed to indemnify SMH against specified liabilities, including liabilities under the federal securities laws, related to, arising out of or in connection with the engagement of SMH by the board of directors.

POTENTIAL CONFLICTS OF INTEREST OF BOWLIN MANAGEMENT IN THE MERGER

     In considering the merger, you should be aware of the interests executive officers and directors of Bowlin have in the merger that are different from your interests and their interests as stockholders. Michael L. Bowlin, Chairman, President and Chief Executive Officer, beneficially owns approximately 36.8% of the outstanding common stock. All directors and executive officers as a group own approximately 58.8% of the outstanding common stock of Bowlin. Directors have a fiduciary duty to act in the best interest of the stockholders. Officers have a duty to act in the best interest of the company. However, because the directors and officers of Bowlin are also stockholders of Bowlin, they might be inclined to vote to adopt the merger agreement if they believe it is in their own individual best interests as a stockholder, irrespective of the impact of that vote on other stockholders. In addition, some directors and officers may have held options to purchase shares of Bowlin stock at an exercise price that was less than the current trading price. Although the officers and directors of Bowlin have not signed any agreements that require them to vote for the merger, they have indicated their intention to vote in favor of the transaction.

                      THE MERGER AND THE MERGER AGREEMENT

     The following is a summary of significant provisions of the merger agreement. For a more complete understanding of the merger agreement, you should read the agreement. The agreement is attached as Annex A and is incorporated into this proxy statement/prospectus by reference.

GENERAL DESCRIPTION OF THE MERGER

     In the merger, Lamar Southwest Acquisition Corporation, a newly formed, wholly owned subsidiary of Lamar, will merge with and into Bowlin. Bowlin will be the surviving corporation and will continue to exist under Nevada law as a wholly owned subsidiary of Lamar. The articles of incorporation of Bowlin, which will be amended and restated and filed with the articles of merger, will be the articles of incorporation of the surviving corporation. The by-laws of Lamar Southwest, as in effect immediately before the merger, will be the by-laws of the surviving corporation.

     Bowlin and its subsidiary, Bowlin Travel Centers, Inc., entered into a contribution agreement dated as of November 1, 2000 in the form attached as Annex B to this proxy statement/prospectus. This contribution agreement provides that certain assets and liabilities of Bowlin related to Bowlin's travel centers line of business will be contributed to Bowlin Travel. Bowlin intends to distribute the shares of Bowlin Travel to the Bowlin stockholders immediately prior to the completion of the merger. The business, assets and liabilities of the travel center's line of business, therefore, will not be acquired by Lamar in the merger.

  Contribution Agreement

     Under the contribution agreement, Bowlin contributed all of the assets and liabilities directly associated with the ownership and operation of the travel centers business to Bowlin Travel Centers, Inc. Bowlin and Bowlin Travel each represented that it was duly organized, had the authority to enter into the agreement, and that there were no conflicts or violations resulting from, or consents required by, the execution and delivery of the agreement. Bowlin Travel also covenants under the agreement to offer employment to all of the employees of Bowlin that work in the travel centers business, on the same terms and conditions of employment they currently enjoy with Bowlin, and to assume all obligations and liabilities associated with those employees. Under the agreement, Bowlin Travel agreed to indemnify Bowlin, its directors, officers, shareholders, employees, affiliates, successors and assigns for any and all losses, liabilities, claims, demands, penalties, fines, settlements, damages, or expenses (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and professional advisors) incurred by any of the Bowlin indemnitees:

     - arising under federal, state or local environmental laws and arising out of or in connection with the travel center business or the ownership or operation of any of the assets or assumed liabilities;

     - resulting from any labor or employment dispute arising out of or in connection with the operation of the travel center business or otherwise involving a travel centers business employee; and

     - any attempt (whether or not successful) by any person to cause or require Bowlin to discharge or pay any assumed liability, or otherwise arising out of or relating to any assumed liability.

  Tax Sharing and Disaffiliation Agreement

     As part of the Contribution Agreement, Bowlin and Bowlin Travel entered into a Tax Sharing and Disaffiliation Agreement, which we refer to as the Tax Agreement. The Tax Agreement sets forth rights and obligations of Bowlin and Bowlin Travel with respect to taxes imposed on their respective businesses both before and after the distribution of Bowlin Travel shares to the Bowlin shareholders and with respect to "Restructuring Taxes." For purposes of the Tax Agreement, "Restructuring Taxes" are taxes imposed in connection with the contribution by Bowlin of the travel centers-related assets and liabilities to Bowlin Travel and the distribution.

     General Taxes. Under the Tax Agreement, Bowlin Travel will be liable for and indemnify Bowlin against any taxes that are attributable to the travel centers business (both before and after transfer of such business to Bowlin Travel), Restructuring Taxes and sales, transfer and other similar taxes incurred in connection with the contribution and distribution. Bowlin will be liable for and indemnify Bowlin Travel against any taxes that are attributable to the outdoor advertising business. The Tax Agreement sets forth additional rules for determining the tax obligations of Bowlin and Bowlin Travel.

     Restructuring Taxes. Under the Tax Agreement, Bowlin Travel is generally responsible for all Restructuring Taxes. Bowlin and Bowlin Travel anticipate that the contribution will not result in any tax liability and that the distribution will not result in any tax liability to Bowlin shareholders. However, Bowlin may be liable for Restructuring Taxes in connection with the distribution. More specifically, Bowlin will be required to pay tax on gain (if any) equal to the value of Bowlin Travel on the date of the distribution, less Bowlin's basis in Bowlin Travel shares immediately before the distribution. Bowlin and Bowlin Travel plan to base the value of Bowlin Travel on the first-day trading price of Bowlin Travel shares. Therefore, the amount of this gain and any consequent Restructuring Taxes will not be determined until the time of the distribution. Depending upon the value of Bowlin Travel as of the distribution, the amount of Restructuring Taxes could be substantial. In addition, it is possible that the IRS may successfully challenge any valuation of Bowlin Travel for this purpose and thereby assess additional Restructuring Taxes. As stated previously, under the Tax Agreement, Bowlin Travel is required to reimburse Bowlin for any Restructuring Taxes.

     Administrative Matters. The Tax Agreement also sets forth the obligations of Bowlin and Bowlin Travel with respect to the filing of tax returns, the administration of tax contests and other matters.

  Reasons for the Distribution

     The distribution of the Bowlin Travel stock is being carried out for the purpose of facilitating the tax-free acquisition of Bowlin by Lamar because Lamar is not interested in acquiring the travel center business.

EFFECTIVE TIME

     We expect to close the merger during the first quarter of 2001. The merger will be effective upon the filing of articles of merger with the Nevada Secretary of State, or a later time that we specify in the articles of merger. We plan to file the articles of merger soon after the Bowlin special meeting.

MERGER CONSIDERATION FOR BOWLIN STOCK AND EXCHANGE RATIO

     At the effective time of the merger, each share of Bowlin stock will be converted into the right to receive Lamar stock equal to the product of (A) one share of Lamar stock and (B) the quotient of (x) 725,000, divided by (y) the total number of shares of Bowlin stock issued and outstanding. Assuming that all outstanding Bowlin stock options are exercised prior to the closing of the merger, there would be 4,583,348 shares of Bowlin stock outstanding and the exchange ratio would be .15818. Cash will be paid for any fractional shares. In no event will Lamar issue more than 725,000 shares of Lamar stock for the outstanding shares of Bowlin stock. The exchange formula was agreed to in arm's-length negotiations between representatives of Lamar and Bowlin.

     The 725,000 shares of Lamar stock issuable in the merger represent approximately .91% of the total Lamar stock that will be outstanding after the issuance.

NO FRACTIONAL SHARES

     Lamar will not issue fractional shares in the merger. Instead, Lamar will pay cash to each Bowlin stockholder who otherwise would be entitled to receive a fractional share of Lamar stock. The cash amount will equal the fractional share number multiplied by the average of the closing sales prices of a share of Lamar stock as reported on the Nasdaq National Market System for the 30 trading days ending on the last trading day immediately prior to the closing of the merger.

EXCHANGE OF BOWLIN STOCK CERTIFICATES

     Promptly after the effective time, the exchange agent will mail transmittal forms to each person who held shares of Bowlin stock as of the effective time for use in exchanging Bowlin stock certificates for Lamar stock certificates and any cash for fractional shares. The transmittal forms will include instructions specifying details of the exchange.

     DO NOT SEND IN YOUR BOWLIN CERTIFICATES UNTIL YOU RECEIVE A TRANSMITTAL
FORM.

     If certificates for any shares of Bowlin stock have been lost, stolen or destroyed, the holder must submit appropriate evidence regarding the ownership, loss, theft or destruction of the certificate, an affidavit to that effect and a customary indemnification agreement to the exchange agent.

     Lamar will honor a request from a person surrendering a Bowlin stock certificate that the Lamar stock being given in exchange be issued to a person other than the registered holder of the certificate on the exchange agent's books, so long as the requesting person:

     - submits all documents necessary to evidence and effect the transfer to the new holder; and

     - pays any transfer or other taxes for issuing shares of Lamar stock to a person other than the registered holder of the certificate, unless the requesting person satisfactorily establishes to Lamar that any tax has been paid or is inapplicable.

     Holders of Bowlin stock exchanged for Lamar stock in the merger will be entitled to receive dividends and other distributions on Lamar stock (without interest) that are declared or made with a record date after the effective time. Dividends or other distributions will not be paid to any former holder of Bowlin stock, however, until that holder surrenders its shares of Bowlin stock to the exchange agent.

TREATMENT OF BOWLIN STOCK OPTIONS

     Any options for Bowlin stock that were issued to directors or employees under Bowlin's option plans that had not been exercised by November 17, 2000 were cancelled and no longer represent the right to receive Bowlin stock or Lamar stock. On October 17, 2000, Bowlin notified each holder of an option to purchase Bowlin stock, except HD Brous & Co., Inc., that they had the right to exercise any and all options to purchase Bowlin stock, whether or not currently exercisable according to their respective terms, prior to November 17, 2000. A total of 244,500 of these options were not exercised by November 17, 2000 and have been automatically terminated. The only options currently outstanding are options to purchase 10,000 shares of Bowlin stock at an exercise price of $5.00 per share, held by HD Brous & Co., Inc. These options will expire on the earlier to occur of (i) 5:00 p.m. Arizona time on the business day immediately prior to the date on which the merger is effectuated, or (ii) 5:00 p.m. Arizona time on December 31, 2000.

TREATMENT OF BOWLIN BENEFITS

     The Bowlin employees who remain employees of the surviving corporation will be eligible to participate in Lamar's 401(k) plan and any assets that they have in the Bowlin plan will be transferred to Lamar's plan. After the spin-off of Bowlin Travel, Bowlin Travel will continue to maintain the Bowlin 401(k) plan as a successor employer to those employees who do not remain with the surviving corporation following the merger.

ACCOUNTING TREATMENT

     Lamar will account for the merger using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of Bowlin, including intangible assets, will be recorded at their fair market values. The results of operations and cash flows of Bowlin will be included in Lamar's financial statements following the completion of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material U.S. federal income tax consequences of the merger. The discussion is based on the Internal Revenue Code, related regulations, existing administrative interpretations and court decisions, all of which may change, possibly with retroactive effect. This discussion assumes that Bowlin stockholders hold their shares of Bowlin stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be important to you either in light of your particular circumstances or if you are subject to special rules. These special rules include those relating to:

     - stockholders who are not U.S. citizens or residents or that are foreign corporations, partnerships, estates or trusts;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - stockholders who acquired their Bowlin stock by exercising options or similar derivative securities or otherwise as compensation; and

     - stockholders who hold their Bowlin stock as part of a hedge, straddle, appreciated financial position or conversion transaction.

     This section, as it relates to matters of United States federal income tax law, constitutes the opinion of Squire, Sanders & Dempsey L.L.P., counsel to Bowlin. These opinions are based on a number of assumptions, representations and covenants, including the assumption that the merger will be completed as described in this document. The opinions neither bind the IRS nor preclude the IRS from adopting a position contrary to that expressed in the opinions. Bowlin and Lamar cannot assure you that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither of us intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

  Tax Consequences to Bowlin Stockholders

     Except as discussed below, Bowlin stockholders will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Bowlin stock for Lamar stock in the merger. The aggregate tax basis of Lamar stock received in the merger will be the same as the aggregate tax basis of the Bowlin stock surrendered in exchange therefor, reduced by the portion of the tax basis of the Bowlin stock allocable to fractional shares of Lamar stock for which cash is received instead. The holding period of Lamar stock received as a result of the exchange will include the holding period of the Bowlin stock surrendered in exchange. Bowlin stockholders will recognize gain or loss for U.S. federal income tax purposes on the cash they receive in place of fractional shares of Lamar stock. The gain or loss will be measured by the difference between the amount of cash received and the portion of the tax basis of the Bowlin stock surrendered in the merger that is allocable to those fractional shares of Lamar stock.

  Tax Consequences to Lamar and Bowlin

     Lamar, including its merger subsidiary, and Bowlin will not recognize gain or loss for U.S. federal income tax purposes by reason of the merger. However, Bowlin may be liable for taxes imposed in connection with the contribution by Bowlin of the travel centers-related assets and liabilities to Bowlin Travel and the distribution. More specifically, Bowlin will be required to pay tax on the gain (if any) equal to the value of Bowlin Travel on the date of the distribution, less Bowlin's basis in the Bowlin Travel shares immediately before the distribution. Bowlin Travel has agreed to indemnify Bowlin for these taxes. See "General Description of the Merger -- Tax Sharing and Disaffiliation Agreement."

  Backup Withholding

     Unless a stockholder complies with reporting and/or certification procedures or is an exempt recipient under the backup withholding and information reporting provisions of the Internal Revenue Code and Treasury regulations, the holder may be subject to a 31% backup withholding tax on any cash payments received in the merger. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the IRS.

     THE FOREGOING DISCUSSION IS ONLY INTENDED TO PROVIDE YOU WITH A GENERAL SUMMARY. IT IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF EVERY POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCE OR ANY OTHER CONSEQUENCE OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

COVENANTS UNDER THE MERGER AGREEMENT

  Bowlin's Interim Operations

     Until the closing of the merger and except regarding the contribution of Bowlin's travel center assets and liabilities to Bowlin Travel in connection with the spin-off, Bowlin has agreed to operate its business solely in the ordinary course. Bowlin also agreed to:

     - use best efforts to preserve its assets;

     - use best efforts to preserve the goodwill of its suppliers, customers and others having business relations with it;

     - do nothing to impair its ability to keep and preserve its business.

  Joint Interim Obligations

     Bowlin and Lamar have agreed that they will not do anything or fail to do anything that will result in a breach of any of the agreements or commitments made in the merger agreement. Each also has agreed that it will not do anything or fail to do anything that would cause any of its representations and warranties in the merger agreement to become untrue.

  No Solicitation by Bowlin

     Bowlin has agreed not to directly or indirectly (1) solicit any person regarding either a business combination or any other transaction with Bowlin as an alternative to this merger, (2) participate in any negotiations with, or provide information to, any person to seek any alternative transaction to this merger, (3) agree to or recommend an alternative transaction or (4) enter into any agreements regarding an alternative transaction to the merger, unless prior to the adoption of the merger agreement by the Bowlin's stockholders, Bowlin's board is required to do so by its fiduciary duties. Bowlin has agreed to inform Lamar of any inquiry it receives relating to an alternative transaction.

  Recommendation of the Bowlin Board

     The Bowlin board has agreed to take all lawful action that does not interfere with its fiduciary duties to secure the vote of its stockholders adopting the merger agreement, including recommending this transaction to its stockholders.

  Other Covenants

     The merger agreement contains covenants of both parties relating to, among other things, public announcements, notifications, regulatory filings, employee matters, and cooperation in obtaining consents and approvals.

     Bowlin has also agreed, among other things, to grant Lamar access to company information as is reasonably necessary to investigate Bowlin and to confer with Lamar on a regular basis to report material operational matters and report the general status of its operations.

     Lamar has also agreed, among other things, to use its best efforts to cause the shares of Lamar stock that it will issue in the merger to be approved for listing on the Nasdaq National Market.

REPRESENTATIONS AND WARRANTIES

     Each of Lamar, Lamar Southwest Acquisition Corporation and Bowlin has made customary representations and warranties to the other in the merger agreement regarding, among other things:

     - its organization and similar corporate matters;

     - the authorization, execution, delivery, performance and enforceability of the merger agreement;

     - its capital structure;

     - reports and financial statements filed with the SEC and the accuracy of the information contained in those documents;

     - the absence of any undisclosed liabilities since their latest audited balance sheet;

     - necessary governmental consents and filings;

     - the absence of conflicts, violations or defaults under its organizational documents and other agreements and documents as a result of executing the merger agreement and the consummation of the merger;

     - the absence of conflicts with or violations of any laws as a result of executing the merger agreement;

     - merger-related brokers' and finders' fees; and

     - the accuracy of the information in this proxy statement/prospectus.

     Bowlin has made additional representations and warranties to Lamar regarding, among other things:

     - its advertising revenues and lease expense over certain prescribed periods, as well as the level of its long-term debt as of the effective time of the merger;

     - its material contracts;

     - its owned real property;

     - the type, location and condition of its outdoor advertising faces;

     - insurance coverage;

     - the absence of litigation;

     - legal proceedings;

     - its accounts receivable;

     - the intellectual property it uses in its business;

     - the filing of tax returns and payment of taxes;

     - its employee benefit plans;

     - its bank accounts;

     - employee matters;

     - possession of all necessary permits;

     - compliance with all applicable laws;

     - compliance with governmental regulations concerning employees and relations with employees;

     - compliance with environmental laws and other environmental matters;

     - board approval of the merger;

     - the voting requirements for stockholder approval of the merger;

     - the absence of a stockholder rights plan;

     - adherence to corporate formalities; and

     - transactions with related parties.

     Bowlin has also made the following representations and warranties to Lamar that, since its latest audited balance sheet, with several exceptions, it has not:

     - amended its certificate of incorporation or bylaws;

     - incurred any liability exceeding $50,000 individually or $100,000 in the aggregate;

     - permitted any of its assets to be subject to any mortgage or other encumbrance;

     - merged with another entity, agreed to acquire any business or sold any of its assets;

     - made any material capital expenditures;

     - declared any dividends or redeemed any outstanding securities;

     - adopted or changed any employee benefit plans;

     - made any bonus or profit sharing distributions;

     - made any loans;

     - changed any banking arrangements;

     - entered into or amended any employment agreements;

     - canceled or released any debts;

     - entered into any transactions that were not negotiated at arm's-length;

     - suffered any material losses; or

     - incurred any liability with respect to a labor or collective bargaining agreement.

     Lamar has made additional representations and warranties to Bowlin regarding, among other things, its intention to satisfy certain requirements so that the merger qualifies as a tax free reorganization.

CONDITIONS TO THE MERGER

  Conditions to Each Party's Obligation to Effect the Merger

     Lamar and Bowlin do not have to consummate the merger unless the following conditions are met or, where permissible, waived:

     - Bowlin stockholders must adopt the merger agreement;

     - the registration statement of which this proxy statement/prospectus is a part must have been declared effective and not be subject to any stop order or related proceeding;

     - Lamar and Bowlin must obtain all required approvals from governmental entities and satisfy any required waiting periods;

     - no injunction or other judgment is in effect to prohibit the consummation of the merger;

     - no litigation or other proceeding is pending or threatened that would adversely affect Lamar or the entity surviving the merger; and

     - the shares to be issued in the merger have been authorized for listing on the Nasdaq National Market System.

  Conditions to the Obligation of Lamar and Lamar Southwest Acquisition Corporation

     Lamar and Lamar Southwest Acquisition Corporation do not have to consummate the merger unless the following additional conditions are met or waived by
Lamar:

     - Bowlin must have performed and complied in all material respects with all its agreements and covenants in the merger agreement, and the representations and warranties of Bowlin contained in the merger agreement must be true and correct when made and as of the closing date as if made as of that date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Bowlin;

     - nothing has occurred after the signing of the merger agreement that could reasonably be expected to have a material adverse effect on Bowlin;

     - all necessary consents and approvals must be obtained;

     - Bowlin's working capital must not be less then $100,000;

     - Bowlin's long-term debt must not exceed $14,500,000;

     - none of Bowlin's assets will secure any debts or obligations of Bowlin Travel;

     - certain outdoor advertising faces that are to be completed prior to the closing of the merger must be completed in suitable condition;

     - the contribution of assets to, and assumption of liabilities by, Bowlin Travel in the spin-off transaction must have been completed in accordance with the terms of the contribution agreement;

     - Bowlin must distribute all of the shares of Bowlin Travel to the Bowlin stockholders;

     - Lamar must receive the resignations of all of the directors of Bowlin;

     - Lamar must receive the customary closing documents described in the merger agreement; and

     - each affiliate of Bowlin must deliver to Lamar an agreement regarding restrictions on the resale of the shares of Lamar stock issued in the merger.

  Conditions to the Obligation of Bowlin

     Bowlin does not have to consummate the merger unless the following additional conditions are met or waived by Bowlin:

     - Lamar must have performed and complied in all material respects with all its agreements and covenants in the merger agreement, and the representations and warranties of Lamar contained in the merger agreement must be true and correct when made as of the closing date as if made as of that date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Lamar;

     - nothing has occurred after the signing of the merger agreement that could reasonably be expected to have a material adverse effect on Bowlin;

     - nothing has occurred since the signing of the merger agreement that has a material adverse effect on Lamar;

     - all necessary consents and approvals must be obtained; and

     - Bowlin must receive the customary closing documents described in the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time before the effective time, whether before or after its adoption by Bowlin stockholders:

     - by mutual written consent of Lamar and Bowlin;

     - by either Lamar or Bowlin:

      -- for material uncured breaches of representations by the other party;

      -- if the merger has not occurred by March 31, 2001, unless the terminating party's own breach of the agreement is the reason that the merger has not been consummated and, with respect to Bowlin, only if the applicable termination fee is paid;

      -- if there is a non-appealable government order prohibiting the consummation of the merger; or

      -- if the Bowlin stockholders fail to approve the merger, unless the failure is caused by that party's failure to perform any obligation under that agreement;

     - by Bowlin if the average closing share price of Lamar stock for the 30 trading days ending on the last trading day immediately prior to the closing of the merger is below $40.00.

TERMINATION FEES AND EXPENSES

  Payment of Termination Fee

     Bowlin has agreed to pay Lamar a termination fee of $580,000 if either party terminates the merger agreement because Bowlin's stockholders have failed to adopt the merger agreement.

  Payment of Expenses

     If the merger is consummated, Lamar will pay up to $1,250,000 of Bowlin's merger-related fees and expenses and Bowlin Travel will assume any merger costs incurred by Bowlin in excess of $1,250,000. If the merger is not consummated, Lamar and Bowlin will each pay its own merger-related fees and expenses.

AMENDMENTS AND WAIVERS

     Generally, Lamar and Bowlin may amend or waive any provision of the merger agreement before the effective time of the merger. However, if a material condition is waived, Lamar will amend the registration statement of which this proxy statement/prospectus forms a part, and Bowlin will resolicit proxies for the adoption of the merger agreement. In addition, after Bowlin stockholders have approved the merger, their further approval would be required to modify the amount or type of consideration that they will receive in the merger, to alter the charter of the surviving corporation or to otherwise alter the merger agreement in a manner materially adverse to them.

APPRAISAL OR DISSENTERS' RIGHTS

     Under Nevada law, Bowlin stockholders are not entitled to appraisal or dissenters' rights in connection with the merger because:

     - Bowlin stock was, as of the record date for the special meeting, designated and reported for trading on the American Stock Exchange; and

     - Bowlin stock will be converted into shares of Lamar stock, which will be designated and reported for trading on the Nasdaq National Market.

NASDAQ LISTING OF LAMAR STOCK

     Lamar has agreed to file a listing notification with Nasdaq concerning the Lamar stock to be issued to Bowlin stockholders in the merger.

DELISTING OF BOWLIN STOCK

     If the merger is completed, Bowlin stock will cease to be quoted on the American Stock Exchange.

NO LISTING OF BOWLIN TRAVEL STOCK

     Bowlin Travel does not intend to apply for the listing of its stock on any securities exchange.

RESALES OF LAMAR STOCK BY BOWLIN AFFILIATES

     Bowlin stockholders may freely transfer the shares of Lamar stock received in the merger, unless they are individuals and entities who are deemed to be "affiliates" of Bowlin before the merger or affiliates of Lamar after the merger. Persons who may be deemed to be affiliates of Bowlin or Lamar include individuals or entities that control, are controlled by, or are under common control with Bowlin or Lamar and may include executive officers and directors as well as principal stockholders. These affiliates or their brokers may be characterized as "underwriters" when they sell shares of Lamar stock received in the merger. The United States securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145 or Rule 144 under the Securities Act. Rule 145 covers sales by Bowlin affiliates, and Rule 144 covers sales by Lamar affiliates. Each rule limits the number of shares an affiliate can sell in a particular period of time. The merger agreement requires Bowlin to use its best efforts to cause each of its affiliates to execute and deliver to Lamar a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of Lamar stock issued to the affiliate in the merger in violation of the Securities Act or the related rules and regulations adopted by the SEC. The receipt of these "affiliate letters" is a condition to Lamar's obligation to close the merger.

     This proxy statement/prospectus does not cover resales of Lamar stock received by any person who may be deemed to be an affiliate of Bowlin and/or Lamar.

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules, this merger may not be completed unless information and materials about the companies and the merger are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting period requirements have been satisfied. Lamar and Bowlin have made the required filings with both agencies and the required waiting period has expired. At any time before or after the completion of the merger, however, the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Lamar or Bowlin. Lamar and Bowlin cannot guarantee that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

     Lamar and Bowlin are not aware of any other material governmental or regulatory requirements that must be complied with regarding the merger, other than federal securities laws and the filing of documents describing principal terms of the merger agreement with the secretary of state of Nevada.

                                STOCK OWNERSHIP

OWNERSHIP OF LAMAR STOCK

     The following table sets forth certain information with respect to the beneficial ownership of Lamar stock as of October 31, 2000:

     - each person, or group of affiliated persons, who is known by Lamar to beneficially own more than 5% of the common stock;

     - each of its directors;

     - each of its named executive officers; and

     - all of its directors and current executive officers as a group.

     Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of Lamar stock beneficially owned by them.

     The "Percent of Class" column below is based on 75,392,608 shares of Lamar stock outstanding as of October 31, 2000. For purposes of the table below, Lamar deems shares of Lamar stock subject to options that are currently exercisable or exercisable within 60 days of October 31, 2000, to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but does not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

     The following table and footnotes set forth certain information regarding the beneficial ownership of Lamar stock as of October 31, 2000 by (i) persons known by Lamar to be beneficial owners of more than 5% of either class of common stock, (ii) the Chief Executive Officer and each of the other executive officers other than the Chief Executive Officer, (iii) each director and nominee for election as a director of Lamar and (iv) all current executive officers and directors of Lamar as a group:

                                                                            PERCENT
DIRECTORS, OFFICERS                           TITLE OF      NUMBER OF          OF
AND 5% STOCKHOLDERS                            CLASS        SHARES(1)        CLASS
-------------------                           --------      ----------      --------
Kevin P. Reilly, Jr. .......................   Class B(2)   17,000,000(3)    100.0%(4)
  c/o The Lamar Corporation
  5551 Corporate Blvd.
  Baton Rouge, LA 70808
Sean E. Reilly..............................   Class B(2)   17,000,000(3)    100.0%(4)
  c/o The Lamar Corporation
  5551 Corporate Blvd.
  Baton Rouge, LA 70808
Wendell Reilly..............................   Class B(2)   17,000,000(3)    100.0%(4)
  c/o The Lamar Corporation
  5551 Corporate Blvd.
  Baton Rouge, LA 70808
Clear Channel Communications, Inc. .........   Class A      26,227,273(5)     34.8%
  1845 Woodall Rodgers Freeway
  Suite 1300
  Dallas, TX 75201
Putnam Investments, Inc. ...................   Class A       7,117,044(6)      9.4%
  One Post Office Square
  Boston, MA 02109

                                                                            PERCENT
DIRECTORS, OFFICERS                           TITLE OF      NUMBER OF          OF
AND 5% STOCKHOLDERS                            CLASS        SHARES(1)        CLASS
-------------------                           --------      ----------      --------
Janus Capital Corporation...................   Class A       5,912,671(7)      7.8%
  100 Fillmore Street
  Denver, CO 80206
Charles W. Lamar, III.......................   Class A       5,071,259(8)      6.7%
  c/o The Lamar Corporation
  5551 Corporate Blvd.
  Baton Rouge, LA 70808
AMVESCAP PLC................................   Class A       4,478,394(9)      5.9%
  11 Devonshire Square
  London ECZ2M 4YR
  England
Gerald H. Marchand..........................   Class A         133,362(10)     *
Keith A. Istre..............................   Class A          51,512(11)     *
T. Everett Stewart, Jr. ....................   Class A          76,800(12)     *
Stephen P. Mumblow..........................   Class A           5,000(13)     *
John Marshall Hamilton......................   Class A           4,000(14)     *
Thomas Reifenheiser.........................   Class A           4,000(14)     *
All Directors and Executive Officers as a
  Group (10 Persons)........................   Class A      22,345,933(15)    24.2%(16)

---------------

  *  Less than 1%

 (1) The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.

 (2) Upon the sale of any shares of Class B common stock to a person other than to a permitted transferee, such shares will automatically convert into shares of Class A common stock. Permitted transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i)or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i), (ii) and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii) and
     (iv) above. Except for voting rights, the Class A and Class B common stock are substantially identical. The holders of Class A common stock and Class B common stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A common stock entitled to one vote per share and the holders of Class B common stock entitled to ten votes per share, on all matters on which the holders of common stock are entitled to vote.

 (3) Consists of shares held by the RFLP, of which Kevin Reilly, the President and Chief Executive Officer of the Company, is the managing general partner. Kevin Reilly's three siblings, Wendell S. Reilly, Sean E. Reilly and Anna Reilly Cullinan, are the other general partners of the RFLP. The managing general partner has sole voting power over the shares but dispositions of the shares require the approval of 50% of the general partnership interests of the RFLP.

 (4) Represents 18.4% of the Class A common stock if all shares of Class B common stock are converted into Class A common stock.

 (5) Clear Channel shares investment power over these shares with AMFM, Inc., AMFM Holdings, Inc., Capstar Broadcasting Partners, Inc. and AMFM Operating Inc. Based on the Schedule 13D filed by Clear Channel with the SEC on September 6, 2000. Pursuant to the terms of a consent decree with the Department of Justice, neither Clear Channel nor any of its affiliates may exercise voting control with respect to these shares. The shares must be voted in the same proportion as the vote of all holders of voting stock not held by Clear Channel.

 (6) Putnam Investments, Inc. ("PI") shares voting power as to 97,750 of these shares with The Putnam Advisory Co., Inc. and shares investment power with Putnam Investment Management, Inc. and The Putnam Advisory Co., Inc. as to 6,812,827 and 304,217 of these shares, respectively. Based on the Schedule 13G/A for the year ended December 31, 1999 filed by PI with the SEC.

 (7) Based on the Schedule 13G/A filed with the SEC by Janus Capital Corporation for the year ended December 31, 1999.

 (8) Includes (a) 200,000 shares of which Mr. Lamar may, on November 19, 2001, put to a broker at $50.36 per share and the broker has the right to call Mr. Lamar at $76.95 per share; (b) 425,000 shares that Mr. Lamar has exchanged for units in exchange funds over which he retains voting power;
     (c) 1,289,967 shares held in trust for Mr. Lamar's two minor children who reside with him, 250,000 shares of which the trusts may, on October 5, 2001, put to a broker at $39.07 per share and the broker has the right to call the trusts at $61.64 per share; Mr. Lamar disclaims beneficial ownership to these shares (d) 80,000 shares that the trusts for Mr. Lamar's two minor children who reside with him have exchanged for units in an exchange fund over which they retain voting power; Mr. Lamar disclaims beneficial ownership to these shares; (e) 2,225,000 shares of held by limited liability companies and a trust as to which Mr. Lamar is deemed the beneficial owner and (f) 30,750 shares owned by Mr. Lamar's spouse, as to which Mr. Lamar disclaims beneficial ownership.

 (9) AMVESCAP PLC shares voting and investment power over these shares with AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO Inc., INVESCO Capital Management, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc., INVESCO North America Holdings, Inc., INVESCO Funds Group, Inc. and INVESCO (NY) Asset Management, Inc. Based on the Schedule 13G/A for the year ended December 31, 1999 filed by AMVESCAP PLC with the SEC.

(10) Includes 16,000 shares of Class A common stock subject to stock options exercisable within 60 days of October 31, 2000, and 51,282 shares owned by the Marchand Family Partnership of which Mr. Marchand is a partner. Mr. Marchand shares voting power over the partnership shares with his wife.

(11) Includes 50,200 shares of Class A common stock subject to stock options exercisable within 60 days of October 31, 2000.

(12) Includes 18,000 shares of Class A common stock subject to stock options exercisable within 60 days of October 31, 2000.

(13) Includes 4,000 shares of Class A common stock subject to stock options exercisable within 60 days of October 31, 2000.

(14) Subject to stock options exercisable within 60 days of October 31, 2000.

(15) See Notes 2, 4, 6, 10, 12, 13 and 14.

(16) Assumes the conversion of all shares of Class B common stock into shares of Class A common stock.

OWNERSHIP OF BOWLIN STOCK

     The following table sets forth information concerning the beneficial ownership of Bowlin stock as of October 31, 2000, by:

     - each stockholder known by Bowlin to own beneficially more than five percent of the outstanding shares of Bowlin stock;

     - each director of Bowlin;

     - each of its named executive officers; and

     - all directors and current executive officers as a group.

     Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of common stock beneficially owned by them.

     The following table and footnotes set forth certain information as of October 31, 2000, concerning the beneficial ownership of shares of common stock of Bowlin by (i) all persons known by Bowlin to be the beneficial owners of more than five percent of the outstanding shares of common stock; (ii) each Director and Director-Nominee of Bowlin; (iii) the executive officers of Bowlin; and (iv) all Directors and executive officers of Bowlin as a group.

                                                           AMOUNT AND NATURE OF      PERCENT
NAME OF BENEFICIAL OWNER(1)                               BENEFICIAL OWNERSHIP(2)   OF CLASS
---------------------------                               -----------------------   ---------
Michael L. Bowlin(3)....................................         1,687,829            37.7%
C. Christopher Bess(4)..................................           488,623            10.9%
Nina J. Pratz...........................................           146,802             3.3%
William J. McCabe.......................................           101,590             2.3%
Michael Mons............................................            10,330             *
Cynthia K. Biggers......................................             9,000             *
Johnny Riley............................................            15,100             *
Robert J. Beckett.......................................           135,646             3.0%
Harold Van Tongeren(5)..................................            56,099             1.3%
James A. Clark..........................................            37,000             *
Jack Ayers..............................................             9,000             *
Monica A. Bowlin(6).....................................         1,687,829            37.7%
The Francis W. McClure and Evelyn Hope McClure Revocable
  Trust.................................................           371,695             8.3%
Wellington Management Company, LLP......................           228,000             5.1%
All directors and executive officers as a group (10
  persons)(3)(4)(5)(6)..................................         2,697,019            60.3%

---------------

 *  Less than 1.0%

    All of the holders have an address at c/o Bowlin, 150 Louisiana NE, Albuquerque, NM, 87108.

(1) Unless otherwise noted and subject to community property laws, where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock as shown beneficially owned by them.

(2) As of October 31, 2000, there were 4,475,348 shares of Bowlin stock outstanding. The shares and percentages shown include the shares of common stock actually owned as of October 31, 2000, and the shares of common stock which the person had the right to acquire beneficial ownership within sixty days of such date pursuant to options. All shares of common stock the identified person had the right to acquire within sixty days of October 31, 2000 upon the exercise of options are deemed outstanding when computing the percentage of the securities owned by such person, but are not deemed to be outstanding when computing the percentage of securities owned by any other person.

(3) Includes 425,687 shares held by Mr. Bowlin's wife and 171,332 shares held by each of three daughters. Mr. Bowlin disclaims beneficial ownership of an aggregate of 513,996 of such shares, which are held by three of his daughters.

(4) Includes 48,006 shares held by Mr. Bess' wife and 26,623 shares held by Mr. Bess' minor daughter.

(5) All of such 56,099 shares are held by Mr. Van Tongeren jointly with his wife.

(6) Includes 747,930 shares held by Mrs. Bowlin's husband and 171,332 shares held by each of her three daughters. Mrs. Bowlin disclaims beneficial ownership of an aggregate of 513,996 of such shares, which are held by three of her daughters.

             COMPARISON OF RIGHTS OF LAMAR AND BOWLIN STOCKHOLDERS

     Lamar is a Delaware corporation subject to the provisions of the Delaware General Corporation Law or DGCL. Bowlin is a Nevada corporation subject to the provisions of the Nevada General Corporation Law or NRS. Upon completion of the merger, Bowlin stockholders, whose rights are governed by the Bowlin charter, bylaws and the NRS, will become stockholders of Lamar and the Lamar charter, by-laws and the DGCL will govern their rights.

     The following description summarizes material differences that may affect the rights of holders of Bowlin stock. This is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. For additional information regarding the specific rights of holders of Lamar Class A common stock, see the description of Lamar's Class A common stock incorporated by reference into this proxy statement/prospectus. You should read carefully the relevant provisions of the DGCL and the NRS, the charter and by-laws of Lamar and the charter and bylaws of Bowlin, which are incorporated by reference into this proxy statement/prospectus.

                                   LAMAR STOCKHOLDER RIGHTS       BOWLIN STOCKHOLDER RIGHTS
                                   ------------------------       -------------------------
CORPORATE GOVERNANCE..........  Delaware law and Lamar's        Nevada law and Bowlin's
                                charter and by-laws govern the  charter and by-laws currently
                                rights of Lamar stockholders.   govern the rights of Bowlin
                                Upon completion of the merger,  stockholders. Upon completion
                                the rights of Lamar             of the merger, the rights of
                                stockholders will continue to   Bowlin stockholders when they
                                be governed by Delaware law     become Lamar stockholders in
                                and Lamar's charter and         the merger will be governed by
                                by-laws.                        Delaware law and Lamar's
                                                                charter and by-laws.
AUTHORIZED CAPITAL STOCK......  The authorized capital of       The authorized capital stock
                                Lamar consists of 175,000,000   of Bowlin consists of
                                shares of Class A common        100,000,000 shares of common
                                stock, $.001 par value per      stock, $.001 par value per
                                share, 37,500,000 shares of     share, and 10,000,000 shares
                                Class B common stock, $.001     of preferred stock, $.001 par
                                par value per share; 10,000     value per share.
                                shares of Class A preferred
                                stock, $638 par value per       With respect to Bowlin's
                                share, and 1,000,000 shares of  preferred stock, the Bowlin
                                undesignated preferred stock    board is authorized, without
                                $.001 par value per share, of   stockholder approval, to issue
                                which 5,720 shares of Series    shares of preferred stock in
                                AA Preferred Stock are          one or more series and to
                                currently outstanding.          determine the preferences,
                                                                voting powers, qualifications,
                                With respect to Lamar's         and special or relative rights
                                undesignated preferred stock,   or privileges of that series.
                                the Lamar board is authorized,
                                without stockholder approval,
                                to issue shares of preferred
                                stock in one or more series
                                and to determine the
                                preferences, voting powers,
                                qualifications, and special or
                                relative rights or privileges
                                of that series.

                                   LAMAR STOCKHOLDER RIGHTS       BOWLIN STOCKHOLDER RIGHTS
                                   ------------------------       -------------------------
DIVIDENDS.....................  Dividends are payable on Lamar  Dividends are payable on
                                stock only when, as and if      Bowlin stock as Bowlin's board
                                declared by Lamar's board of    of directors may from time to
                                directors, out of funds         time declare. Under the NRS, a
                                legally available for           corporation may pay dividends
                                distribution. Under the DGCL,   unless, after giving effect to
                                a corporation may pay           the proposed dividend, (i) the
                                dividends out of surplus or     corporation would not be able
                                net profits for the current or  to pay its debts as they
                                preceding fiscal year,          become due in the usual course
                                provided that the capital of    of business or (ii) the
                                the corporation is not less     corporation's total assets
                                than the aggregate liquidation  would be less than the sum of
                                preference of the               its total liabilities plus the
                                corporation's outstanding       amount that would be needed,
                                stock having a preference upon  if the corporation were to be
                                distribution of assets.         dissolved at the time of
                                                                distribution, to satisfy the
                                                                preferential rights upon
                                                                dissolution of stockholders
                                                                whose preferential rights are
                                                                superior to those receiving
                                                                the distribution.

LIQUIDATION RIGHTS............  Upon liquidation or             Subject to the rights of any
                                dissolution, after payment has  preferred stock, upon
                                been made to any holder of      liquidation, dissolution or
                                preferred stock of the full     winding up of Bowlin, the
                                amount to which they are        holders of Bowlin stock are
                                entitled, the holders of Lamar  entitled to receive the net
                                stock are entitled to share     assets of the corporation
                                ratably according to the        available for distribution in
                                number of shares of common      proportion to their interest
                                stock held by them in all       therein.
                                remaining assets of the
                                company available for
                                distribution to its
                                stockholders.

VOTING RIGHTS.................  Stockholders of Lamar stock     Bowlin stockholders vote
                                vote together as one class on   together as one class on all
                                all matters on which common     matters that common
                                stockholders generally are      stockholders are entitled to
                                entitled to vote. The Lamar     vote. Holders of Bowlin stock
                                stock that Bowlin stockholders  are entitled to one vote for
                                will receive in the merger is   each share of stock held at
                                Class A common stock. The       any meeting of stockholders.
                                Class A common stock is
                                entitled to one vote per
                                share. Lamar also has Class B
                                common stock. The Class B
                                common stock is entitled to
                                ten votes per share, but is
                                otherwise identical to the
                                Class A common stock. Holders
                                of Series AA preferred stock
                                are entitled to one vote per
                                share and the holders of Class
                                A preferred stock have no

                                   LAMAR STOCKHOLDER RIGHTS       BOWLIN STOCKHOLDER RIGHTS
                                   ------------------------       -------------------------
                                voting rights, except as
                                provided by the DGCL.

CUMULATIVE VOTING FOR ELECTION
  OF DIRECTORS................  Neither Lamar's charter nor     Neither Bowlin's charter nor
                                its by-laws provide for         its by-laws provide for
                                cumulative voting in the        cumulative voting in the
                                election of directors, which    election of directors, which
                                means that the holders of a     means that the holders of a
                                majority of the shares voted    majority of the shares voted
                                can elect all of the directors  can elect all of the directors then outstanding for election.  then nominated for election.

MEETINGS OF STOCKHOLDERS;
  NOTICE......................  A special meeting of Lamar's    A special meeting of Bowlin's
                                stockholders may be called      stockholders may be called
                                only by the chief executive     only by the President, the
                                officer or by a majority of     Chairman of the Board or by a
                                the board of directors.         majority of the board of
                                                                directors.
                                A written notice stating the
                                date, time, place and purpose   A written notice stating the
                                of the meeting shall be given   date, time, place and purpose
                                not less than 10 nor more than  of the meeting shall be given
                                60 days before the meeting to   not less than 10 nor more than
                                each stockholder entitled to    60 days before the date of the
                                vote at the meeting.            meeting to each stockholder
                                                                entitled to vote at the
                                                                meeting.

STOCKHOLDER ACTION BY WRITTEN
  CONSENT.....................  Lamar's by-laws permit          Bowlin's charter and bylaws
                                stockholders to act without a   permit stockholders to act
                                meeting, prior notice or vote,  without a meeting, prior
                                if they do so by written        notice or vote, if they do so
                                consent.                        by written consent.

STOCKHOLDER PROPOSALS.........  Lamar's by-laws provide that    Bowlin's by-laws provide that
                                for a stockholder proposal to   the order of business at a
                                be brought properly before an   meeting of stockholders may be
                                annual meeting, the             changed by the vote of the
                                stockholder must notify Lamar   stockholders holding a
                                of the proposal the earlier     majority of the shares present
                                of: (a) not less than 75 days   in person or by proxy at such
                                before the anniversary date of  meeting and entitled to vote.
                                the prior years' annual
                                meeting; unless, there was no
                                annual meeting in the prior
                                year or if the date of the
                                current annual meeting is more
                                than 30 days from the
                                anniversary date of the prior
                                year's annual meeting, in
                                which case this provision does
                                not apply, or (b) 45 days
                                prior to the current years'
                                annual meeting.

QUORUM FOR MEETING OF
  STOCKHOLDERS................  The holders of one-third of     The holders of a majority of
                                all outstanding stock entitled  all outstanding stock entitled
                                to vote                         to vote

                                   LAMAR STOCKHOLDER RIGHTS       BOWLIN STOCKHOLDER RIGHTS
                                   ------------------------       -------------------------
                                at a Lamar stockholder          at a Bowlin stockholder
                                meeting, present in person or   meeting, present in person or
                                represented by proxy,           represented by proxy,
                                constitute a quorum for         constitute a quorum for
                                transacting business at a       transacting business at a
                                meeting.                        meeting.

STOCKHOLDER INSPECTION
  RIGHTS......................  Under the DGCL, any             Under the NRS, any stockholder
                                stockholder has the right to    who has been a stockholder of
                                inspect the company's stock     record for at least 6 months
                                ledger, stockholder list, and   or is authorized in writing by
                                other books and records for a   holders of at least 5 percent
                                purpose reasonably related to   of all outstanding shares has,
                                the person's interest as a      upon 5 days' written demand,
                                stockholder.                    the right to inspect the
                                                                company's stock ledger,
                                                                stockholder list, and other
                                                                books and records.

NUMBER OF DIRECTORS...........  Lamar currently has ten         Bowlin currently has seven
                                directors. Lamar's by-laws      directors. Bowlin's by-laws
                                provide that the board of       provide that the board of
                                directors shall consist of at   directors shall be at least
                                least one director. The number  five. The number of directors
                                of directors is fixed by the    is fixed by the board and may
                                board and may be enlarged at    be enlarged at any time by a
                                any time by a vote of the       vote of the majority of
                                majority of directors.          directors.

CLASSIFICATION OF BOARD OF
  DIRECTORS...................  Lamar does not have a           Bowlin's charter provides that
                                classified board, which means   the board of directors will
                                that all members of Lamar's     consist of three classes, with
                                board of directors are up for   each class being as equal in
                                re-election every year.         size as possible. Each class
                                                                of directors is elected for a
                                                                three-year term at alternating
                                                                annual meetings of the
                                                                stockholders.

REMOVAL OF DIRECTORS..........  Under the DGCL, directors may   Bowlin's by-laws provide that
                                be removed, with or without     directors may be removed only
                                cause, by the holders of a      for cause and by the
                                majority of the shares          affirmative vote of at least
                                entitled to vote for the        66 2/3% of the outstanding
                                election of directors. Under    stock of Bowlin. Bowlin's
                                Lamar's by-laws, vacancies on   by-laws also provide that,
                                the board may be filled by the  vacancies on the board
                                board by a majority vote of     resulting from an increase in
                                the directors then in office,   the number of directors may be
                                though less than a quorum, or   filled by a majority of the
                                by the sole remaining           board, though less than a
                                director.                       quorum, or by the sole
                                                                remaining director. If there
                                                                is a vacancy due to death,
                                                                resignation or other causes
                                                                and no directors remain in
                                                                office, any officer or
                                                                stockholder or an executor,
                                                                administrator or trustee or
                                                                guardian of a stockholder, may
                                                                call a special meeting of

                                   LAMAR STOCKHOLDER RIGHTS       BOWLIN STOCKHOLDER RIGHTS
                                   ------------------------       -------------------------
                                                                stockholders to elect
                                                                directors, may be filled only
                                                                by the affirmative vote of a
                                                                majority of the remaining
                                                                directors then in office,
                                                                though less than a quorum.
LIMITATION ON PERSONAL
  LIABILITY OF DIRECTORS AND
  OFFICERS....................  Lamar's charter provides that   Bowlin's charter provides that
                                directors shall not be          directors shall not be
                                personally liable to Lamar or   personally liable to Bowlin or
                                its stockholders for monetary   its stockholders for monetary
                                damages for breaching their     damages for breaching their
                                fiduciary duties except:        fiduciary duties except for:

                                - breaches of their duty of     - acts or omissions which
                                  loyalty to Lamar or its         involve intentional
                                  stockholders;                   misconduct, fraud or knowing
                                                                  violation of law; and
                                - acts or omissions not in
                                  good faith or involving       - authorizing the payment of
                                  intentional misconduct or a     dividends in violation of
                                  knowing violation of law;       the NRS.

                                - unlawful payment of
                                  dividends or unlawful
                                  repurchases of stock; or

                                - transactions from which the
                                  directors derived improper
                                  personal benefit.

INDEMNIFICATION OF DIRECTORS
  AND OFFICERS................  Delaware law permits and        Nevada law permits and
                                Lamar's by-laws provide for,    Bowlin's charter provides for,
                                indemnification of directors    indemnification of directors,
                                and officers for expenses,      officers, employees and agents
                                judgments or settlements        for expenses, judgments or
                                actually and reasonably         settlements actually and
                                incurred by them in legal       reasonably incurred by them in
                                proceedings if they acted in    legal proceedings if they
                                good faith and in a manner      acted in good faith and in a
                                they reasonably believed to be  manner they reasonably
                                in Lamar's best interests.      believed to be in or not
                                                                opposed to Bowlin's best
                                Lamar's by-laws provide that    interests. Whether
                                indemnification is a contract   indemnification is proper
                                right for the benefit of the    shall be determined:
                                directors, officers and other
                                persons entitled to be          - by the stockholders;
                                indemnified.
                                                                - by a majority vote of a
                                The DGCL does not permit a        quorum of disinterested
                                corporation to indemnify          directors; or
                                persons against judgments in
                                actions brought by or in the    - if a quorum of disinterested
                                right of the corporation.         directors so directs, by

                                   LAMAR STOCKHOLDER RIGHTS       BOWLIN STOCKHOLDER RIGHTS
                                   ------------------------       -------------------------
                                                                  independent legal counsel in
                                                                  a written opinion.

AMENDMENTS TO CHARTER.........  Under the DGCL, a charter may   Under the NRS, a charter may
                                be amended by the affirmative   be amended by the affirmative
                                vote of a majority of the       vote of a majority of the
                                outstanding stock and a         outstanding stock and a
                                majority of the outstanding     majority of the outstanding
                                shares of each class entitled   shares of each class entitled
                                to vote as a class. Lamar's     to vote as a class. Bowlin's
                                charter provides for            charter reserves the right to
                                amendments to be made in the    amend any provision in its
                                manner prescribed by Delaware   charter, but requires the
                                law.                            affirmative vote of the
                                                                holders of at least 66 2/3% of
                                                                the outstanding stock entitled
                                                                to vote to amend any provision
                                                                in a manner inconsistent with
                                                                the charter.

AMENDMENTS TO BY-LAWS.........  Lamar's by-laws may be altered  Bowlin's by-laws may be
                                or repealed, and new by-laws    altered or repealed and new
                                may be made by a majority of    by-laws may be made by the
                                the board of directors.         affirmative vote of the
                                Lamar's by-laws may also be     holders of a majority of the
                                altered, amended or repealed,   outstanding stock entitled to
                                and new by-laws may be          vote at meeting of
                                adopted, by the stockholders    stockholders or by a majority
                                at an annual or special         of the board of directors. The
                                meeting of stockholders. In     affirmative vote of 66 2/3% of
                                the case of a special meeting,  outstanding stock, however, is
                                a description of the            required to repeal, alter or
                                alteration, amendment, repeal   amend the provisions relating
                                or adoption must be included    to the nomination of
                                in the notice of the special    directors, removal of
                                meeting.                        directors and indemnification
                                                                of directors.

ANTI-TAKEOVER PROVISIONS......  Section 203 of the DGCL         Bowlin's charter provides that
                                prohibits a Delaware            the affirmative vote of not
                                corporation from engaging in a  less than 66 2/3% of the votes
                                "business combination" with a   entitled to be cast by the
                                person owning 15% or more of    holders of all outstanding
                                the corporation's voting stock  stock entitled to vote on the
                                (an "interested stockholder")   election of directors,
                                for three years following the   excluding shares held by the
                                time that person became an      subject interested
                                interested stockholder,         stockholder, must approve a
                                unless:                         "business combination" with
                                                                any person who (a) is or has
                                - the board, before the time    announced or publicly
                                  the person became an          disclosed a plan or intention
                                  interested stockholder,       to become the beneficial owner
                                  approved either the business  of 10% or more of the voting
                                  combination or the            stock of Bowlin or (b) is an
                                  transaction that resulted in  affiliate or associate of
                                  the person becoming an        Bowlin and at any time within
                                  interested stockholder;       the two- year period
                                                                immediately prior to the date
                                - the person became an          in question, was a beneficial
                                  interested stockholder and    owner of 10% of voting
                                  85%

                                   LAMAR STOCKHOLDER RIGHTS       BOWLIN STOCKHOLDER RIGHTS
                                   ------------------------       -------------------------
                                  owner of the voting stock in  stock (an "interested
                                  the transaction, excluding    stockholder"), unless:
                                  shares owned by directors
                                  and officers and shares       - the board approved either
                                  owned by some employee stock    the business combination
                                  plans; or                       specifically or as a
                                                                  transaction which is within
                                - the combination transaction     an approved category of
                                  is approved by the board and    transactions (whether or not
                                  authorized by the               the interested stockholder
                                  affirmative vote of at least    was an interested
                                  two-thirds of the               stockholder at the time of
                                  outstanding voting stock not    that approval) by a majority
                                  owned by the interested         of the directors of Bowlin
                                  stockholder.                    who are not affiliated with
                                                                  the interested stockholder
                                A Delaware corporation can        ("independent directors");
                                elect in its charter or           or
                                by-laws not to be governed by
                                Section 203. Lamar has not      - all of the following are
                                made that election.               met:

                                                                -- the aggregate amount of
                                                                   cash and the fair market
                                                                   value as of the date of the
                                                                   closing of the business
                                                                   combination of
                                                                   consideration other than
                                                                   cash to be received by the
                                                                   holders of the capital
                                                                   stock in the business
                                                                   combination shall be at
                                                                   least equal to the highest
                                                                   of (x) the highest per
                                                                   share price paid by or on
                                                                   behalf of the interested
                                                                   stockholder for any share
                                                                   of that class of stock of
                                                                   Bowlin to be exchanged or
                                                                   in the transaction in which
                                                                   the stockholder became an
                                                                   interested stockholder and
                                                                   (y) the fair market value
                                                                   per share of that class of
                                                                   stock to be exchanged on
                                                                   the higher of the date the
                                                                   first public announcement
                                                                   of the business combination
                                                                   was made or the date of the
                                                                   transaction in which the
                                                                   stockholder became an
                                                                   interested stockholder;

                                                                -- the consideration received
                                                                   by holders of a particular
                                                                   class of stock of Bowlin
                                                                   shall be in the same form
                                                                   as paid by the interested
                                                                   stockholder for those
                                                                   shares and if it varied as

                                   LAMAR STOCKHOLDER RIGHTS       BOWLIN STOCKHOLDER RIGHTS
                                   ------------------------       -------------------------
                                                                   to form, either cash or the
                                                                   form used to acquire the
                                                                   majority of the shares;

                                                                -- after the date of the
                                                                   transaction in which the
                                                                   stockholder became an
                                                                   interested stockholder and
                                                                   prior to the closing the
                                                                   business combination there
                                                                   shall have been no failure
                                                                   to declare a dividend
                                                                   (except as approved by a
                                                                   majority of the independent
                                                                   directors), no reduction in
                                                                   the annual rate of
                                                                   dividends and no increase
                                                                   in the annual rate of
                                                                   dividends paid on the
                                                                   common stock and no
                                                                   increase in the ownership
                                                                   percentage of the
                                                                   interested stockholder;

                                                                -- after the date of the
                                                                   transaction in which the
                                                                   stockholder became an
                                                                   interested stockholder, the
                                                                   interested stockholder
                                                                   shall not have received the
                                                                   benefit any financial
                                                                   assistance form Bowlin;

                                                                -- a proxy or information
                                                                   statement describing the
                                                                   proposed business
                                                                   combination shall be mailed
                                                                   to all stockholder of
                                                                   Bowlin at lease 30 days
                                                                   prior to the closing of the
                                                                   business combination; and

                                                                -- the interested stockholder
                                                                   shall not have made any
                                                                   major changes in Bowlin's
                                                                   business or equity capital
                                                                   structure without the
                                                                   approval of a majority of
                                                                   the independent directors.

                                                                If the business combination
                                                                does not involve the payment
                                                                of consideration to holders of
                                                                Bowlin's outstanding capital
                                                                stock, both conditions above
                                                                must be met.

                                   LAMAR STOCKHOLDER RIGHTS       BOWLIN STOCKHOLDER RIGHTS
                                   ------------------------       -------------------------
STOCKHOLDER RIGHTS PLAN.......  Lamar does not have a           Bowlin does not have a
                                stockholders rights plan.       stockholders right plan.
PROVISIONS RELATING TO SOME
  BUSINESS COMBINATIONS.......  The DGCL generally requires     The NRS generally requires
                                that a merger and               that a merger or exchange be
                                consolidation, or sale, lease   approved by the directors and
                                or exchange of all or           by a majority of the
                                substantially all of a          outstanding stock. A
                                corporation's property and      corporation's charter may
                                assets be approved by the       require a greater vote.
                                directors and by a majority of  Bowlin's charter does not
                                the outstanding stock. A        provide for a greater vote.
                                corporation's charter may
                                require a greater vote.         Under the NRS, a surviving
                                Lamar's charter does not        corporation need not obtain
                                provide for a greater vote.     stockholder approval for a
                                                                merger if:
                                Under the DGCL, a surviving
                                corporation need not obtain     - the articles of
                                stockholder approval for a        incorporation of the surviving
                                merger if:                        corporation will not differ
                                                                  from its articles before the
                                - each share of the surviving     merger;
                                  corporation's stock
                                  outstanding prior to the      - each share of the surviving
                                  merger remains outstanding      corporation's stock
                                  in identical form after the     outstanding prior to the
                                  merger;                         merger remains outstanding
                                                                  in identical form after the
                                - the merger agreement does       merger;
                                  not amend the charter of the
                                  surviving corporation; and    - the number of voting shares
                                                                  outstanding immediately
                                - either no shares of common      after the merger, plus the
                                  stock of the surviving          number of voting shares
                                  corporation are to be issued    issued as a result of the
                                  or delivered in the merger      merger, either by conversion
                                  or, if common stock will be     of securities issued
                                  issued or delivered, it will    pursuant to the merger or
                                  not increase the number of      the exercise of rights and
                                  shares of common stock          warrants issued pursuant to
                                  outstanding prior to the        the merger, will not exceed
                                  merger by more than 20%.        by more than 20 per cent the
                                                                  total number o voting shares
                                                                  of the surviving corporation
                                                                  outstanding immediately
                                                                  before the merger; and

                                                                - the number of participating
                                                                  shares outstanding
                                                                  immediately after the
                                                                  merger, plus the numbers of
                                                                  participating shares
                                                                  issuable as a result of the
                                                                  merger, either by the
                                                                  conversion of securities
                                                                  issue pursuant to the merger
                                                                  or the exercise of rights
                                                                  and warrants

                                   LAMAR STOCKHOLDER RIGHTS       BOWLIN STOCKHOLDER RIGHTS
                                   ------------------------       -------------------------
                                                                  issued pursuant to the
                                                                  merger, will not exceed by
                                                                  more than 20 percent the
                                                                  total number of
                                                                  participating shares
                                                                  outstanding immediately
                                                                  before the merger.
APPRAISAL OR DISSENTERS'
  RIGHTS......................  Under Delaware law, the right   Under Nevada law, the right of
                                of dissenting stockholders to   dissenting stockholders to
                                obtain the fair value for       obtain the fair value for
                                their shares is available in    their shares is available in
                                connection with some mergers    connection with some mergers
                                or consolidations. Unless       or consolidations. Unless
                                otherwise provided in the       otherwise provided in the
                                corporate charter, appraisal    corporate charter, appraisal
                                rights are not available to     rights are not available to
                                stockholders when the           stockholders when no vote of
                                corporation will be the         its stockholders is required
                                surviving corporation in a      to approve the merger. In
                                merger and no vote of its       addition, no appraisal rights
                                stockholders is required to     are available to holders of
                                approve the merger. In          shares of any class of stock
                                addition, no appraisal rights   which is either:
                                are available to holders of
                                shares of any class of stock    - listed on a national
                                which is either:                  securities exchange or
                                                                  included in the national
                                - listed on a national            market system by the NASD,
                                  securities exchange or          or
                                  designated as a national
                                  market system security on an  - held of record by more than
                                  interdealer quotation system    2,000 stockholders,
                                  by the NASD, or
                                                                unless those stockholders are
                                - held of record by more than   required by the terms of the
                                  2,000 stockholders,           merger to accept anything
                                                                other than (1) shares of stock
                                unless those stockholders are   of the surviving corporation,
                                required by the terms of the    (2) shares of stock of another
                                merger to accept anything       corporation which, on the
                                other than (1) shares of stock  effective date of the merger
                                of the surviving corporation,   or consolidation, are of the
                                (2) shares of stock of another  kind described above, (3)
                                corporation which, on the       cash, owners' interests or
                                effective date of the merger    owners' interests and cash in
                                or consolidation, are of the    lieu of fractional shares of
                                kind described above, (3) cash  stock, or (4) any combination
                                instead of fractional shares    of the consideration set forth
                                of stock, or (4) any            in (1) through (3). Since
                                combination of the              Bowlin's stock is listed on
                                consideration set forth in (1)  the American Stock Exchange
                                through (3).                    and stockholders will receive
                                                                shares of Lamar common stock
                                                                in the merger, Bowlin
                                                                stockholders are not entitled
                                                                to appraisal rights.

                                 LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts, counsel to Lamar Advertising, will give Lamar Advertising an opinion on the validity of the securities offered by this proxy statement/prospectus.

                                    EXPERTS

     The consolidated financial statements of Lamar Advertising Company and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, incorporated by reference into this proxy statement/prospectus and registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1999 financial statements refers to a change in the method of accounting for the costs of start-up activities.

     The consolidated balance sheet of Chancellor Media Outdoor Corporation as of December 31, 1998 and the consolidated statements of operations, equity and cash flows for the period from July 22, 1998 to December 31, 1998, the statements of income, divisional equity and cash flows of The Outdoor Division of Whiteco Industries, Inc. for the eleven months ended November 30, 1998, the statements of operations, partners' capital and cash flows of Martin Media, L.P. for the seven months ended July 31, 1998, and the statements of operations, retained earnings and cash flows of Martin & MacFarlane, Inc. for the seven months ended July 31, 1998, incorporated in this registration statement by reference to the Current Report on Form 8-K of Lamar Advertising Company dated July 6, 1999 have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Outdoor Advertising Division of Whiteco Industries, Inc., incorporated by reference in this proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given the authority of said firm as experts in auditing and accounting.

     The balance sheets of Martin Media as of December 31, 1997 and 1996 and the related statements of operations, partners' capital (deficit) and cash flows for each of the years ended December 31, 1997, 1996, and 1995 and the balance sheets of Martin & MacFarlane, Inc. as of December 31, 1997 and 1996 and the related statements of income, retained earnings and cash flows for each of the years ended December 31, 1997 and 1996 and the six-month period ended December 31, 1995, all of which have been incorporated by reference in this proxy statement/prospectus and in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The balance sheet of Martin & MacFarlane, Inc. as of June 30, 1995 and the related statements of income, retained earnings and cash flows of Martin & MacFarlane, Inc. for the year ended June 30, 1995, all of which have been incorporated by reference in this prospectus and in the registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of Barbich Longcrier Hooper & King, Accounting Corporation, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Bowlin Outdoor Advertising and Travel Centers Incorporated as of January 31, 2000 and 1999, and for each of the years in the three-year period ended January 31, 2000, have been included in this proxy statement/prospectus and registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                      FUTURE BOWLIN STOCKHOLDER PROPOSALS

     If the stockholders of Bowlin do not approve the merger agreement or if the merger is not consummated, Bowlin anticipates holding its next annual meeting of stockholders as soon as practicable following the special meeting. Stockholder proposals to be presented at that meeting should be submitted by December 31, 2000, in order to be considered for inclusion in the proxy materials for that meeting.

                                 OTHER MATTERS

     Bowlin has separated its travel centers business from its outdoor advertising business. Bowlin contributed its existing travel center business to Bowlin Travel Centers, Inc., a newly formed subsidiary. Prior to consummation of the merger, Bowlin intends to distribute all of the capital stock of Bowlin Travel held by Bowlin to the Bowlin stockholders on a pro rata basis. Accordingly, each holder of Bowlin's common stock as of the record date would receive one share of the common stock of Bowlin Travel for each share of the common stock of Bowlin they own on that date. The record date for the distribution has not yet been determined. This spin-off must occur prior to the merger of Bowlin with Lamar. It is anticipated that the stock of Bowlin Travel will be distributed to stockholders of Bowlin immediately prior to the closing of the merger with Lamar.

     Neither Lamar nor Bowlin presently intends to bring before the Bowlin special meeting any matters other than those specified in the notice and accompanying this proxy statement/prospectus, and neither Lamar nor Bowlin has any knowledge of any other matters that may be brought up by other persons. However, if any other matters come before the Bowlin special meeting or any adjournments of the meeting, the persons named in the enclosed proxy, including any substitutes, will use their best judgment to vote the proxies.

                      WHERE YOU CAN FIND MORE INFORMATION

     Bowlin and Lamar each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that Bowlin and Lamar files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Bowlin's and Lamar's SEC filings are also available on the SEC's Website at "http://www.sec.gov." Copies of Lamar's materials can also be inspected and copied at the office of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

     The SEC allows Lamar and Bowlin to "incorporate by reference" information from other documents that it files with them, which means that Lamar and Bowlin can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that Lamar and Bowlin file later with the SEC will automatically update and supersede this information. Lamar and Bowlin each incorporate by reference the documents listed below. Lamar incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this proxy statement/prospectus. Bowlin has also included or enclosed with this proxy statement/prospectus its Annual Report on Form 10-K and 10-K/A for the fiscal year ended January 31, 2000.

     - Annual Report on Form 10-K of Lamar for the year ended December 31, 1999;

     - Quarterly Reports on Form 10-Q of Lamar for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     - Current Reports on Form 8-K of Lamar filed with the SEC on July 7, 1999, November 23, 1999, February 9, 2000, August 31, 2000 and September 6, 2000; and

     - The description of the Class A common stock contained in the Registration Statement on Form 8-A/A of Lamar filed with the SEC on July 27, 1999.

     - Annual Report on Form 10-K and 10-K/A of Bowlin for the fiscal year ended January 31, 2000 (attached as Annex D);

     - Quarterly Reports on Form 10-Q of Bowlin for the quarters ended April 30, 2000 and July 31, 2000; and

     - Current Reports on Form 8-K of Bowlin filed with the SEC on October 17, 2000 and October 30, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning using the following contact information:

     So that you will receive requested documents in time to vote, we urge Bowlin stockholders to make any request by January 12, 2001, 5 business days prior to the Bowlin Special Meeting.

      Shareholder Services                Investor Relations
    Lamar Advertising Company        Bowlin Outdoor Advertising &
    5551 Corporate Boulevard                    Travel
      Baton Rouge, LA 70808              Centers Incorporated
         (225) 926-1000                    150 Louisiana NE
                                         Albuquerque, NM 87018
                                            (505) 266-5985

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Lamar and Bowlin have not authorized anyone to provide information different from that contained or incorporated by reference in this proxy statement/prospectus. Neither the delivery of this proxy statement/prospectus nor the sale of the Class A common stock offered by this proxy statement/ prospectus means that information contained or incorporated by reference in this proxy statement/ prospectus from previous filings by Lamar Advertising and Bowlin are correct after the date of this proxy statement/prospectus. This proxy statement/prospectus is not an offer to sell or solicitation of an offer to buy Class A common stock offered by this proxy statement/prospectus in any circumstance under which the offer or solicitation is unlawful.

                         INDEX TO FINANCIAL STATEMENTS

           BOWLIN OUTDOOR ADVERTISING AND TRAVEL CENTERS INCORPORATED
                              FINANCIAL STATEMENTS

     The following financial statements are a part of this report and filed as a part thereof:

     - Balance Sheets as of January 31, 2000 and as of July 31, 2000;

     - Statements of Income for the three-month and six-month periods ended July 31, 2000 and July 31, 1999;

     - Statements of Cash Flows for the six-month periods ended July 31, 2000 and July 31, 1999; and

     - Notes to Financial Statements.

(Information as of July 31, 2000 and for the three and six-month periods ended July 31, 2000 and 1999 is unaudited)

                    BOWLIN CONSOLIDATED FINANCIAL STATEMENTS

            BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              JULY 31, 2000      JANUARY 31, 2000
                                                              -------------      ----------------
                                                               (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................     $ 3,136             $ 1,559
  Accounts receivable, Outdoor Advertising, net.............         678                 595
  Accounts receivable, other................................         259                 559
  Accounts receivable, related parties......................         123                 122
  Inventories...............................................       3,448               3,534
  Prepaid expenses and other current assets.................         946                 693
  Income taxes..............................................         174                 849
  Notes receivable, related parties.........................          14                  14
                                                                 -------             -------
     Total current assets...................................       8,778               7,925
Property & equipment, net...................................      30,289              30,556
Intangible assets, net......................................       1,869               2,024
Other assets................................................         424                 276
                                                                 -------             -------
          Total assets......................................     $41,360             $40,781
                                                                 =======             =======

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term borrowings, bank...............................     $   907             $   242
  Accounts payable..........................................       1,381               1,417
  Current installments of long-term debt....................       1,568               1,503
  Accrued liabilities.......................................         624                 455
  Deferred income...........................................         233                 142
                                                                 -------             -------
     Total current liabilities..............................       4,713               3,759
  Deferred income taxes.....................................         972                 898
  Long-term debt, less current installments.................      20,074              20,886
                                                                 -------             -------
     Total liabilities......................................      25,759              25,543
Stockholders' equity:
  Common stock, $.001 par value; authorized 100,000,000
     shares; issued and outstanding 4,389,098 and 4,384,848
     shares.................................................           4                   4
  Additional paid-in capital................................      11,621              11,604
     Retained earnings......................................       3,976               3,630
                                                                 -------             -------
          Total stockholders' equity........................      15,601              15,238
                                                                 -------             -------
          Total liabilities and stockholders' equity........     $41,360             $40,781
                                                                 =======             =======

          See accompanying notes to consolidated financial statements.

                    BOWLIN CONSOLIDATED STATEMENTS OF INCOME

                                                 THREE MONTHS ENDED         SIX MONTHS ENDED
                                               -----------------------   -----------------------
                                                JULY 31,     JULY 31,     JULY 31,     JULY 31,
                                                  2000         1999         2000         1999
                                               ----------   ----------   ----------   ----------
                                                                  (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Gross sales..................................  $   10,192   $    9,861   $   19,014   $   17,908
Less discounts on sales......................         110          102          201          181
                                               ----------   ----------   ----------   ----------
  Net sales..................................      10,082        9,759       18,813       17,727
Costs of goods sold..........................       6,363        6,174       12,138       11,188
                                               ----------   ----------   ----------   ----------
  Gross profit...............................       3,719        3,585        6,675        6,539
General and administrative expenses..........      (1,995)      (2,033)      (3,862)      (3,953)
Depreciation and amortization................        (682)        (631)      (1,353)      (1,201)
                                               ----------   ----------   ----------   ----------
  Operating income...........................       1,042          921        1,460        1,385
Non-operating income (expense):
  Interest income............................          36           26           57           49
  Gain from insurance proceeds...............          --          227           --          227
  Gain on sale of property and equipment.....          37           10          131           15
  Interest expense...........................        (560)        (479)      (1,076)        (909)
                                               ----------   ----------   ----------   ----------
          Total non-operating income
            (expense)........................        (487)        (216)        (888)        (618)
Income before income taxes...................         555          705          572          767
                                               ----------   ----------   ----------   ----------
Income taxes.................................         212          273          226          300
                                               ----------   ----------   ----------   ----------
          Net income.........................  $      343   $      432   $      346   $      467
                                               ==========   ==========   ==========   ==========
Weighted average common shares...............   4,385,941    4,384,848    4,385,397    4,384,848
Weighted average common and potential
  dilutive common shares.....................   4,457,647    4,384,848    4,445,604    4,384,848
Earnings per share
  Basic......................................  $     0.08   $     0.10   $     0.08   $     0.11
                                               ==========   ==========   ==========   ==========
  Diluted....................................  $     0.08   $     0.10   $     0.08   $     0.11
                                               ==========   ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

             BOWLIN CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                     FOR THE SIX MONTHS ENDED JULY 31, 2000
                                           -----------------------------------------------------------
                                                                       ADDITIONAL
                                            NUMBER        COMMON        PAID-IN     RETAINED
                                           OF SHARES   STOCK, AT PAR    CAPITAL     EARNINGS    TOTAL
                                           ---------   -------------   ----------   --------   -------
                                                                   (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at January 31, 2000..............  4,384,848        $4          $11,604      $3,630    $15,238
                                           ---------        --          -------      ------    -------
Stock option exercises...................      4,250                         17                     17
Net income...............................                                               346        346
                                           ---------        --          -------      ------    -------
Balance at July 31, 2000.................  4,389,098        $4          $11,621      $3,976    $15,601
                                           ---------        --          -------      ------    -------

          See accompanying notes to consolidated financial statements.

                  BOWLIN CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE SIX MONTHS
                                                                     ENDED
                                                              -------------------
                                                              JULY 31,   JULY 31,
                                                                2000       1999
                                                              --------   --------
                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $   346    $   467
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    1,353      1,201
     Amortization of loan fees..............................       89         78
     Provision for bad debts................................       57         18
     Gain from insurance proceeds...........................       --       (227)
     Gain on sales of property and equipment................     (131)       (15)
     Deferred income taxes..................................       74        187
     Imputed interest.......................................        5          6
     Changes in operating assets and liabilities, net.......      902        731
                                                              -------    -------
          Net cash provided by operating activities.........    2,695      2,446
Cash flows from investing activities:
  Proceeds from sale of assets..............................      202         31
  Business acquisitions.....................................       --     (1,516)
  Purchases of property and equipment, net..................   (1,257)    (2,814)
  Proceeds from insurance...................................       --        599
  Capital received from partnership.........................       --         15
  Proceeds from notes receivable, net.......................        7          2
                                                              -------    -------
          Net cash used in investing activities.............   (1,048)    (3,683)
Cash flows from financing activities:
  Short-term borrowings, bank, net..........................      665        569
  Borrowings on long-term debt..............................       48      1,750
  Payments on long-term debt................................     (800)      (652)
  Proceeds from stock option exercises......................       17         --
                                                              -------    -------
          Net cash (used in) provided by financing
           activities.......................................      (70)     1,667
Net increase in cash and cash equivalents...................    1,577        430
Cash and cash equivalents at beginning of period............    1,559      2,199
                                                              -------    -------
Cash and cash equivalents at end of period..................  $ 3,136    $ 2,629
                                                              =======    =======
Supplemental disclosure of cash flow information:
  Sale of property and equipment in exchange for note
     receivable.............................................  $   166    $    --
                                                              =======    =======
  Acquisitions:
     Fair value of assets acquired and liabilities assumed
      at the date of the acquisitions were as follows:
       Prepaid expenses.....................................  $    --    $     3
       Billboards...........................................       --      1,463
       Covenants not to compete.............................       --         50
                                                              =======    =======

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     1. The consolidated financial statements for the three and six months ended July 31, 2000 and 1999 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes, together with management's discussion and analysis of financial condition and results of operations, contained in Bowlin's annual report on Form 10-K for the fiscal year ended January 31, 2000. Results of operations for interim periods are not necessarily indicative of results that may be expected for the year as a whole.

     2. In May 2000, Bowlin sold certain assets, including land and equipment, to a third party for $25,000 cash and a note receivable for $400,000. The note receivable has a stated rate of interest of 8 percent and is payable in annual installments of $37,500 through 2004 with the balance due in 2005. The assets sold had a carrying value of $170,258 and the costs incurred to sell the assets was $6,043. The gain on the sale of the property was $248,699, of which $14,625 was recognized initially and $234,074 was deferred and will be recognized into income using the installment method as payments are received. The deferred gain is reflected as a reduction to the note receivable in the accompanying balance sheet.

     3. Earnings per Share. The following table is a reconciliation of the numerators and denominators of the basic and diluted per share computations for income from continuing operations.

                                                             THREE MONTHS ENDED JULY 31,
                                  ---------------------------------------------------------------------------------
                                                   2000                                      1999
                                  ---------------------------------------   ---------------------------------------
                                    INCOME         SHARES       PER SHARE     INCOME         SHARES       PER SHARE
                                  (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                  -----------   -------------   ---------   -----------   -------------   ---------
Basic EPS -- net income.........   $343,000       4,385,941       $0.08      $432,000       4,384,848       $0.10
Effect of Dilutive Securities
  Stock options.................                     71,706                                        --
                                   --------       ---------       -----      --------       ---------       -----
Diluted EPS -- net income.......   $343,000       4,457,647       $0.08      $432,000       4,384,848       $0.10
                                   ========       =========       =====      ========       =========       =====

                                                              SIX MONTHS ENDED JULY 31,
                                  ---------------------------------------------------------------------------------
                                                   2000                                      1999
                                  ---------------------------------------   ---------------------------------------
                                    INCOME         SHARES       PER SHARE     INCOME         SHARES       PER SHARE
                                  (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                  -----------   -------------   ---------   -----------   -------------   ---------
Basic EPS -- net income.........   $346,000       4,385,397       $0.08      $467,000       4,384,848       $0.11
Effect of Dilutive Securities
  Stock options.................                     60,207                                        --
                                   --------       ---------       -----      --------       ---------       -----
Diluted EPS -- net income.......   $346,000       4,445,604       $0.08      $467,000       4,384,848       $0.11
                                   ========       =========       =====      ========       =========       =====

     4. Segment Information: Travel center operations, which represents 77 percent of net sales of Bowlin, and outdoor advertising operations, which represents 23 percent of net sales, are Bowlin's reportable segments under SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The travel center segment provides for the retail sale of merchandise, food and gasoline to the traveling public while the outdoor advertising segment operates billboard advertising displays which are situated on interstate highways, primarily in the Southwestern United States. No single customer accounted for 10 percent of consolidated net sales in any period.

     Effective February 1, 2000, Bowlin measures its segments' results of operations (segment profit) based on operating income less allocable interest expense. Accordingly, segment profit for all periods presented has been retroactively restated to conform to the new presentation. The accounting policies used to measure segment results of operations are the same as those described in note 1 to the consolidated financial statements included in Form 10-K for the year ended January 31, 2000.

     Summarized financial information concerning Bowlin's reportable segments as of and for the respective periods ended July 31, are shown in the following table.

                                                          TRAVEL       OUTDOOR
                                                          CENTER     ADVERTISING    CORPORATE
(IN THOUSANDS)                                          OPERATIONS   OPERATIONS    AND OTHER(1)   TOTAL
--------------                                          ----------   -----------   ------------   ------
Three months ended July 31, Net sales(2).......  2000    $ 7,877        2,205            --       10,082
                                                 1999      7,761        1,998            --        9,759
Segment profit(3) (Income before income
  taxes).......................................  2000    $   634           62          (141)         555
                                                 1999        557           87            61          705
Six months ended July 31, Net sales(2).........  2000    $14,552        4,261            --       18,813
                                                 1999     13,891        3,836            --       17,727
Segment profit(3) (Income before income
  taxes).......................................  2000    $   772           20          (220)         572
                                                 1999        710          147           (90)         767

---------------

(1) Corporate and other results of operations include costs associated with certain members of executive management, the corporate accounting and finance function and other typical administrative functions not considered in assessing segment profit.

(2) There were no inter-segment sales.

(3) Management does not consider interest income, non-operating income and expense amounts or income tax expense in the determination of the operating performance of the reportable segments. However, the amount reported for corporate and other includes interest income and non-operating income and expense. The total segment profit agrees to income before income taxes in the consolidated statements of income.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           LAMAR ADVERTISING COMPANY,
                    LAMAR SOUTHWEST ACQUISITION CORPORATION,

                                ON THE ONE HAND,

                                      AND

           BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED,

                                  ON THE OTHER

                             DATED OCTOBER 3, 2000

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated October 3, 2000, is by and among Lamar Advertising Company, a Delaware corporation ("Lamar"), and Lamar Southwest Acquisition Corporation, a Nevada corporation ("NewCo"), on the one hand, and Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation ("Bowlin"), on the other. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in
Article 8.

BACKGROUND

     A. The respective Boards of Directors of Lamar, NewCo and Bowlin have approved the merger of NewCo with and into Bowlin (the "Merger") in accordance with Nevada law, whereby, among other things, all outstanding shares of Bowlin common stock, $.001 par value per share ("Bowlin Common Stock") will be converted into the right to receive a certain number of shares of Class A Common Stock, par value $.001 per share, of Lamar ("Lamar Common Stock") in the manner set forth in Article 2 of this Agreement.

     B. Prior to the Merger, Bowlin and its subsidiary, Bowlin Travel Centers, a Nevada corporation ("Bowlin Travel"), will enter into a Contribution Agreement in the form of Exhibit A (the "Contribution Agreement") pursuant to which Bowlin will contribute to Bowlin Travel certain specified assets and liabilities used or usable by, or incurred in connection with, its travel centers line of business.

     C. Immediately prior to the Merger, Bowlin will distribute the shares of Bowlin Travel to the holders of Bowlin Common Stock (the "Spin-Off") in accordance with their respective interests.

     D. The respective Boards of Directors of Bowlin, Lamar and NewCo have determined that the Merger is in furtherance of their respective long-term business interests, and is fair to and in the best interests of their respective stockholders.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, Lamar, NewCo and Bowlin agree as follows:

                                   ARTICLE 1

                 THE CLOSING; THE MERGER; EFFECTS OF THE MERGER

     1.1  Closing.

     (1) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. on the third business day following the satisfaction or waiver of each of the closing conditions set forth in Article 6 (other than those conditions that can only be satisfied on or as of the Closing Date, which must be satisfied or waived at or as of the Closing) of this Agreement at the offices of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., Fifth Floor, Four United Plaza, 8555 United Plaza Boulevard, Baton Rouge, Louisiana, 70809.

     (2) At the Closing, each party to this Agreement will:

          (1) deliver the documents and certificates required to be delivered by it pursuant to Article 6;

          (2) provide proof or indication of the satisfaction or waiver of each of the conditions to the other party's obligations set forth in Article 6;

          (3) cause its appropriate officers to execute and deliver Articles of Merger in the form of Exhibit B (the "Articles of Merger") in accordance with the Nevada Revised Statutes, Chapter 92A, Mergers and Exchanges of Interest (the "Law"); and

          (4) consummate the Merger by causing to be filed properly executed Articles of Merger with the Secretary of State of the State of Nevada in accordance with Section 200 of the Law.

     1.2 The Merger; Effective Date and Effective Time. On the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the Law, NewCo will merge with and into Bowlin at the Effective Time (as defined below). Following the Merger, the separate existence of NewCo will cease and Bowlin will continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of NewCo in accordance with the Law. The Merger will be effective as of the date and time specified in the Articles of Merger (the "Effective Date" and the "Effective Time," respectively).

     1.3 Effects of Merger. The Merger will have the effects set forth under the Law and as set forth in this Agreement, including, without limitation, those specified in Section 250 of the Law.

     1.4  Articles of Incorporation and Bylaws of the Surviving Corporation.

     (1) The Articles of Incorporation of Bowlin, as amended and restated and filed with the Articles of Merger with the Secretary of State of the State of Nevada, shall be the Articles of Incorporation of the Surviving Corporation thereafter unless and until amended in accordance with the terms of the Articles of Incorporation and as provided by law.

     (2) The Bylaws of NewCo, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation thereafter unless and until amended in accordance with their terms, the terms of the Articles of Incorporation and as provided by law.

     1.5 Directors and Officers of the Surviving Corporation. The directors and officers of NewCo immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation thereafter, each to hold a directorship or office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the earlier of their resignation or removal, or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE 2

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Lamar, NewCo, Bowlin or the stockholders of such entities:

          (1) Capital Stock of NewCo. Each issued and outstanding share of capital stock of NewCo will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (2) Cancellation of Bowlin Treasury Stock. Each share of Bowlin capital stock that is held in treasury by Bowlin (or by any Bowlin subsidiary) shall be canceled and no Lamar Common Stock or other consideration will be delivered in exchange therefor.

          (3) Conversion of Bowlin Common Stock.

             (1) Subject to Sections 2.1(b) and 2.1(c)(ii), each share of Bowlin Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Bowlin Common Stock issued upon the exercise of options prior to the Effective Time but excluding treasury shares cancelled pursuant to Section 2.1(b)) will be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Lamar Common Stock equal to the product of (A) one share of Lamar Common Stock and (B) the quotient of (x) 725,000, divided by (y) a number equal to the total number of shares of Bowlin Common Stock issued and outstanding at the Effective Time (including shares of Bowlin Common Stock issued upon the exercise of options prior to the Effective Time but excluding treasury shares cancelled
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

        pursuant to Section 2.1(b)). In no event will Lamar be required to issue in connection with the Merger more than 725,000 shares of Lamar Common Stock (the "Merger Shares") (except to reflect adjustment for any stock splits, combinations or recapitalizations relating to Lamar Common Stock effected by Lamar after the date of this Agreement).

             (2) No certificates or scrip representing fractional shares of Lamar Common Stock will be issued upon conversion of the shares of Bowlin Common Stock, and fractional share interests will not entitle the owners of the fractional interests to vote or to any rights of a holder of Lamar Common Stock. Any holder of Bowlin Common Stock who would otherwise be entitled to receive a fraction of a share of Lamar Common Stock (after aggregating all fractional shares issuable to such holder) shall, in lieu of such fraction of a share, be entitled to receive an amount in cash, without interest and rounded to the nearest cent, equal to the product of (A) such fraction and (B) the Average Closing Share Price. Payments for fractional shares will be made at the time the Merger Shares are delivered to the Bowlin stockholders pursuant to
        Section 2.2.

     2.2  Exchange of Stock Certificates; Record Date.

     (1) Prior to the Effective Time, Lamar will appoint the American Stock Transfer & Trust Company or another entity (the "Exchange Agent") to arrange for the exchange of certificates that, immediately prior to the Effective Time, represented issued and outstanding shares of Bowlin Common Stock (the "Bowlin Certificates") for the Merger Shares. On or before the Closing Date, Lamar will deliver to the Exchange Agent, in trust for the benefit of each holder of record of Bowlin Common Stock, (x) stock certificates representing all of the shares of Lamar Common Stock issuable pursuant to Section 2.1(c)(i), and (y) sufficient funds to make cash payments in lieu of fractional Merger Shares pursuant to
Section 2.1(c)(ii). As soon as practicable after the Effective Time, Lamar will cause the Exchange Agent to mail a notice and letter of transmittal to each recordholder of Bowlin Common Stock advising such recordholder of the effectiveness of the Merger and providing instructions for surrendering to the Exchange Agent the Bowlin Certificates representing Bowlin Common Stock in exchange for the Merger Shares and any cash payment in lieu of fractional Merger Shares. Each holder of Bowlin Certificates, upon proper surrender thereof and a duly completed letter of transmittal to the Exchange Agent, will be entitled to receive from the Exchange Agent in exchange for the Bowlin Certificates (subject to any taxes required to be withheld) the number of Merger Shares determined in accordance with Section 2.1(c). Until properly surrendered, after the Effective Time each Bowlin Certificate will be deemed for all purposes to evidence only the right to receive Merger Shares and any cash payment in lieu of fractional shares. Holders of Bowlin Certificates will not be entitled to receive certificates representing Merger Shares or any cash payment in lieu of fractional shares until their Bowlin Certificates are properly surrendered.

     (b) If any Bowlin Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Bowlin Certificate to be lost, stolen or destroyed (a "Missing Certificate"), Lamar will direct the Exchange Agent to issue in exchange for the shares of Bowlin Common Stock represented by the Missing Certificate, the Merger Shares issuable pursuant to Section 2.1(c) and any cash payment in lieu of fractional shares. The Board of Directors of Lamar may, in its discretion and as a condition to the issuance of any Merger Shares or cash payment in lieu of fractional shares to the owner of shares of Bowlin Common Stock represented by a Missing Certificate, require the owner to provide Lamar with an affidavit and a bond in a sum as Lamar may reasonably direct as an indemnity against any claim that may be made against Lamar or the Exchange Agent with respect to the Missing Certificate.

     2.3 No Further Rights in Bowlin Common Stock. As of the Effective Time, all shares of Bowlin Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a Bowlin Certificate representing shares of Bowlin Common Stock as of the Effective Time will cease to have any rights with respect to the Bowlin Common Stock, except the right to receive Merger Shares and any cash payment in lieu of fractional shares as provided in this Agreement.

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

     2.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared on or after the Effective Time with respect to shares of Lamar Common Stock will be paid to any Bowlin stockholder with respect to any Merger Shares that such Bowlin stockholder has the right to receive in the Merger until the stockholder has properly surrendered shares of Bowlin Common Stock in exchange for Lamar Common Stock (and any fractional payment) in accordance with this Article 2. Subject to Applicable Law, following the proper surrender of any Bowlin Certificate by a Bowlin stockholder and delivery to such stockholder of a certificate representing whole shares of Lamar Common Stock, Lamar will pay to such stockholder, without interest, the amount of any dividends or other distributions declared by Lamar on or after the Effective Time.

     2.5 Undelivered Merger Consideration. Any certificates representing shares of Lamar Common Stock or cash that remain undistributed by the Exchange Agent to former holders of Bowlin Common Stock as of the date that is one year after the Effective Date shall be returned by the Exchange Agent to Lamar upon demand, and any holder of Bowlin Certificates who has not theretofore surrendered his or her shares of Bowlin Common Stock in accordance with Section
2.2 shall thereafter look only to Lamar for satisfaction of his or her claims for Lamar Common Stock, cash in lieu of fractional shares of Lamar Common Stock and any dividends or distributions with respect to Lamar Common Stock.

     2.6 Escheat. Neither Lamar nor the Surviving Corporation shall be liable to any holder or former holder of Bowlin Common Stock or to any other Person with respect to any shares of Lamar Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar legal requirement.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BOWLIN

     Bowlin represents and warrants to Lamar and NewCo that as of the date of this Agreement and as of the Closing Date:

     3.1 Organization; Qualification; Subsidiaries. Schedule 3.1 lists the jurisdiction of incorporation, the number of authorized and issued shares of capital stock and the members of the Board of Directors of Bowlin. Bowlin is duly organized, validly existing and in good standing under the laws of its state of organization, having all requisite power and authority to own its property and to carry on its business as it is now being conducted. Except as disclosed in Schedule 3.1, Bowlin does not, directly or indirectly, own of record or beneficially, or have the right or obligation to acquire, any direct or indirect ownership interest, capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. All outstanding shares of capital stock of Bowlin have been validly issued and are fully paid, nonassessable and free and clear of any Adverse Claim. No actions or proceedings to dissolve Bowlin are pending. Bowlin is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the conduct of its business requires qualification or licensing, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

     3.2 Bowlin Capital Stock. The authorized capital stock of Bowlin consists exclusively of 100,000,000 shares of common stock, $.001 par value per share, of which as of September 29, 2000, 4,390,098 shares were outstanding and no shares were held in treasury. All of the issued and outstanding shares of Bowlin have been validly issued, are fully paid and nonassessable and are free of preemptive rights. As of September 29, 2000, (a) 429,750 shares of Bowlin Common Stock were reserved for issuance pursuant to the exercise of stock options granted and outstanding under the stock option plan designated Bowlin's Incorporated 1996 Stock Option Plan (the "Option Plan"), which is the only stock option plan adopted by Bowlin pursuant to which stock options have been or may be granted,
(b) 10,000 shares of Bowlin Common Stock were reserved for issuance to H.D. Brous & Co., Inc. pursuant to options granted on September 19, 2000 (the options referred to under (a) and (b), are referred to individually as a "Bowlin Option, and collectively, as the "Bowlin Options"). Schedule 3.2 sets forth the following

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

information with respect to the Bowlin Options outstanding as of September 29, 2000: (i) the name of the optionee for each outstanding Bowlin Option; (ii) the number of shares of Bowlin Common Stock subject to such Bowlin Option; and (iii) the per share exercise price of such Bowlin Option. Except as disclosed in
Schedule 3.2, no share of capital stock of Bowlin will be, or may be required to be, reacquired by Bowlin for any reason or is, or may be required to be, issued by Bowlin for any reason, including, without limitation, by reason of any option, warrant, security or right convertible into or exchangeable for such shares, or any agreement to issue any of the foregoing.

     3.3  Authority; Enforceability.

     (1) Bowlin has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement or any of the other agreements referred to in this Agreement to which it is a party. The execution, delivery and performance of this Agreement, the Contribution Agreement or any of the other agreements referred to in this Agreement to which it is a party and the consummation of the transactions contemplated hereby or thereby has been duly authorized by all necessary corporate action on the part of Bowlin, except for the approval of this Agreement by the stockholders of Bowlin.

     (2) This Agreement, the Contribution Agreement and each other agreement executed or to be executed by Bowlin in connection with the transactions contemplated by this Agreement have been, or when executed will be, duly executed and delivered by Bowlin and constitute, or when executed and delivered will constitute, valid and binding obligations of Bowlin, enforceable against Bowlin in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and equitable principles which may limit the availability of certain equitable remedies in certain instances.

     3.4  No Conflicts or Consents.

     (1) Except as set forth on Schedule 3.4, neither the execution, delivery or performance of this Agreement, the Contribution Agreement or any of the other agreements referred to in this Agreement to which Bowlin is a party by Bowlin nor the consummation of the transactions contemplated by this Agreement, the Contribution Agreement or any of the other agreements referred to in this Agreement to which Bowlin is a party:

          (1) will violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any Adverse Claim against any of the material properties or material assets of Bowlin under, (A) its articles of incorporation or bylaws, (B) any note, bond, mortgage, indenture, deed of trust, or other debt obligation (other than ordinary course trade credit) to which Bowlin is a party or by which any of its assets are bound, or (C) any lease, agreement or other instrument or other obligation that is material to the business or operations of Bowlin and to which Bowlin is a party, or by which any of its assets are bound; or

          (2) violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any Governmental Entity to which Bowlin is subject or by which any of its assets are bound.

     (2) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Bowlin in connection with the execution and delivery of this Agreement by Bowlin, or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for: (i) the filing of a premerger notification and report form (the "HSR Report") by each of Lamar and Bowlin under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing and recordation requirements of the Law with respect to the Articles of Merger, (iii) the filing of the Registration Statement and the Proxy Statement/Prospectus with the SEC and any other filings required by the Securities Act or the Exchange Act, and (iv) the filing of appropriate documents with the relevant authorities of other states in which Bowlin is qualified to do business.

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

     3.5 Advertising Revenues. The Advertising Revenues for the one-month period ending April 30, 2000 exceeded $700,000.

     3.6  Lease Expense.  The Lease Expense did not exceed $108,000.

     3.7 Bowlin Long-Term Debt. As of the date of this Agreement and as of the Effective Date, the Bowlin Long-Term Debt does not and will not exceed $14,500,000.

     3.8 Leases and Advertising Contracts. Schedule 3.8 sets forth a complete and accurate list of the Leases and Advertising Contracts in effect as of the date of this Agreement, indicating any Leases that will expire on or before December 31, 2000. Except as set forth on Schedule 3.8, or for deficiencies, not material individually or in the aggregate, that are customary for the outdoor advertising industry, each of the Leases and Advertising Contracts is in full force and effect, and constitutes a valid and binding agreement that is enforceable in accordance with its terms. Except as set forth on Schedule 3.8, no member of the Bowlin Group or any other party is in default under any Lease or Advertising Contract, and there is no condition or circumstance which with the giving of notice or the passage of time could become such a default under any Lease or Advertising Contract. Except as set forth on Schedule 3.8, all Lease rental payments that are due by any member of the Bowlin Group have been made and are current. Except as set forth on Schedule 3.8, no member of the Bowlin Group has been informed by a lessor or its representative that a lessor does not intend to renew an existing Lease.

     3.9 Faces. Schedule 3.9 sets forth a complete and correct list of the type and location of each outdoor advertising face (a "Face") owned or leased by Bowlin, designating those Faces that Bowlin owns and those Faces that Bowlin leases from third parties (including Bowlin Travel). Except as set forth in
Schedule 3.9, Bowlin owns and operates at least 609 poster Faces, 2730 bulletin panel Faces and 754 eight-sheet Faces, except as the number of Faces leased or owned by Bowlin may be reduced by customary and usual attrition of Leases that is consistent with the historical experience of Bowlin. Schedule 3.9 reflects the Advertising Revenue attributable to each of the Faces for the one month period ended September 30, 2000. Except as set forth in Schedule 3.9, each Face
(a) is legal and conforming or legal and non-conforming, (b) available for sale, and (c) is standing and in good condition acceptable within the standards of the outdoor advertising industry. Except as set forth on Schedule 3.9, each Face is operated under a Lease or is located on Owned Real Property (as defined below).

     3.10  Permits; Compliance with Laws.

     (1) Bowlin has (i) all permits, licenses and governmental authorizations required for the ownership and operation of each Face and (ii) all other material permits, licenses and governmental authorizations required for the lease, ownership, occupancy or operation of its other properties and assets and the carrying on of its business as presently conducted (subsections (i) and (ii) collectively, the "Permits"). No suspension, cancellation or termination of any Permits is threatened or imminent. Schedule 3.10 sets forth a complete and accurate list of each of the Permits.

     (2) Without limiting the scope of Section 3.10(a), each member of the Bowlin Group, to its Knowledge, has conducted its business in compliance with and is in compliance with all Applicable Laws, except where the failure to comply would not have a Material Adverse Effect.

     3.11  Owned Real Property.

     (1) Schedule 3.11 sets forth a complete and correct list of all real property owned in fee by Bowlin ("Owned Real Property"). Bowlin has good and marketable fee simple title to all of its Owned Real Property, free and clear of any Adverse Claims, subject in each case to Permitted Liens.

     (2) Except as set forth on Schedule 3.11, there are no pending or threatened condemnation proceedings with respect to any portion of Owned Real Property, or litigation or administrative actions relating to any portion of Owned Real Property.

     (3) All Owned Real Property and related improvements are supplied with utilities and other services necessary for the operation of the facilities currently operated on the property.

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

     3.12  Corporate Formalities; Corporate Documents and Stockholder
Agreements.

     (1) Each member of the Bowlin Group has maintained its separate corporate existence and complied with all necessary corporate formalities such as the holding of annual meetings of directors and stockholders.

     (2) Bowlin has delivered to Lamar true and complete copies of its articles of incorporation and bylaws, as amended or restated through the date of this Agreement, as well as the articles of incorporation and bylaws governing each other member of the Bowlin Group. The minute books of each member of the Bowlin Group contain complete and accurate records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies, including committees of such boards or governing bodies of the various entities. The stock transfer records of Bowlin contain complete and accurate records of all issuances, and redemptions of stock by Bowlin.

     (3) There are no agreements among or between any of the Bowlin stockholders with respect to the capital stock of Bowlin to which Bowlin is a party or of which Bowlin has Knowledge.

     3.13  SEC Documents; Financial Statements; Liabilities.

     (1) Bowlin has timely filed all required reports, schedules, forms, statements and other documents with the SEC since February 1, 1997 (the "Bowlin SEC Documents"). The Bowlin SEC Documents, and any such reports, forms and documents filed by Bowlin with the SEC after the date of this Agreement, complied, or will comply, at the time of filing as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Bowlin SEC Documents, and except to the extent that information contained in any Bowlin SEC Document has been superseded by a later filed Bowlin SEC Document, none of the Bowlin SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (2) The Bowlin Financial Statements included in the Bowlin SEC Documents complied at the time of filing with the SEC as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly present the consolidated financial position of Bowlin and the other members of the Bowlin Group at such dates and the consolidated results of operations and cash flow for the respective periods then ended, subject, in the case of the Bowlin Interim Financial Statements, to normal, recurring year-end audit adjustments that are not, individually or in the aggregate, material in amount. The Bowlin Audited Financial Statements have been audited by KPMG, LLP, independent auditors of Bowlin, in accordance with generally accepted auditing standards. No member of the Bowlin Group has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) of a type required by GAAP to be reflected in the Bowlin Financial Statements, except, (i) as and to the extent reflected on the Bowlin Latest Balance Sheet or the footnotes that are a part of the Bowlin Financial Statements, (ii) as may have been incurred or may have arisen since the date of the Bowlin Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or (iii) are permitted or contemplated by this Agreement or the Contribution Agreement. Except as set forth in the Bowlin SEC Documents, since February 1, 1997, Bowlin has not made any change in the accounting policies or practices applied in the preparation of the Bowlin Financial Statements. Bowlin's independent auditors have not issued any audit reports or other reports on internal controls which indicate that the internal controls associated with or otherwise covering Bowlin have had any material weaknesses or that the accounting records associated with or otherwise covering Bowlin contained or could contain any material errors.

     (3) The Bowlin Latest Balance Sheet includes appropriate reserves for all Taxes and other known liabilities incurred as of such date but not yet payable.

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

     (4) The statements of income included in the Bowlin Financial Statements do not contain any income or revenue realized from products or services that the Surviving Corporation would be prohibited or restricted from offering after the Effective Time pursuant to any covenant or provision in any Material Contract to which any member of the Bowlin Group is a party.

     3.14 Documents and Written Materials. Originals or true and complete copies of all documents or other written materials requested by Lamar have been furnished or made available to Lamar in the form in which each of such documents is in effect, and will not be modified in any material respect prior to the Closing Date without Lamar's prior written consent (not to be unreasonably withheld).

     3.15 Absence of Certain Changes or Events. Since the date of the Bowlin Latest Balance Sheet, each member of the Bowlin Group has conducted its business only in the ordinary course, and, except as set forth on Schedule 3.15, has not:

          (1) amended its certificate of incorporation, bylaws or similar organizational documents;

          (2) except for capital expenditures set forth on Schedule 3.15(e), incurred any liability or obligation of any nature (whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), including, without limitation, increasing indebtedness for borrowed money, except in the ordinary course of business and not exceeding $50,000 individually or $100,000 in the aggregate;

          (3) suffered or permitted any of its assets to be or remain subject to any mortgage or other encumbrance, except for Permitted Liens;

          (4) merged or consolidated with another entity or acquired or agreed to acquire any business or any corporation, partnership or other business organization, or sold, leased, transferred or otherwise disposed of any assets except for assets sold for fair value in the ordinary course of business;

          (5) made any capital expenditure or commitment therefor, except in the ordinary course of business and, in the aggregate, not materially in excess of those capital expenditures made or proposed to be made for the period after the Bowlin Latest Balance Sheet that are set forth on Schedule 3.15(e);

          (6) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option, warrant or other right to purchase or acquire any such interest;

          (7) adopted any employee benefit plan or made any change in any existing employee benefit plans;

          (8) made any bonus or profit sharing distribution or payment of any kind, except bonuses and profit sharing distributions made to employees of Bowlin who are not directors or officers of Bowlin, which payments or distributions do not exceed $40,000 in the aggregate in any calender month;

          (9) made any loan to any Person;

          (10) made any change affecting any banking, safe deposit or power of attorney arrangements;

          (11) except for employment agreements entered into in the ordinary course of business and consistent with past practices with employees of Bowlin who are not directors or officers of Bowlin, entered into or amended any employment, severance or similar agreement or arrangement with any director, officer or employee, or granted any increase in the rate of wages, salaries, bonuses or other compensation or benefits of any director, officer or employee;

          (12) canceled, waived, released or otherwise compromised any debt, claim or right, except in the ordinary course of business consistent with past practices;

          (13) made any change in any method of accounting or auditing practice;

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

          (14) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business;

          (15) entered into any transaction other than on an arm's-length basis;

          (16) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could have a Material Adverse Effect on Bowlin;

          (17) agreed, whether or not in writing, to do any of the foregoing;

          (18) been the subject of, or incurred any liability under or with respect to, any determination made by an arbitrator with respect to a grievance filed under any collective bargaining or other labor agreement to which Bowlin is a party.

     3.16 Legal Proceedings. Except as set forth in Schedule 3.16, there is no lawsuit, action, suit, claim or other proceeding at law or in equity, or investigation, before or by any court or Governmental Entity or before any arbitrator that is pending or, to the Knowledge of Bowlin, threatened against any member of the Bowlin Group, or any unsatisfied judgment, order or decree or any open injunction binding upon any member of the Bowlin Group. Except as specifically set forth on Schedule 3.16, no lawsuits, actions, suits, claims, proceedings, investigations, unsatisfied judgments, orders, decrees or open injunctions will or is reasonably likely to have a Material Adverse Effect or adversely effect the ability of Bowlin to enter into and perform its obligations under this Agreement.

     3.17 Accounts Receivable. All of the accounts receivable reflected on the Bowlin Financial Statements or arising thereafter that have not been collected have arisen only from bona fide transactions in the ordinary course of business, represent valid obligations owing to Bowlin and have been accrued in accordance with GAAP. On the Closing Date, the allowance for doubtful receivables (the "AR Allowance") reflected in the Pre-Closing Balance Sheet (as defined in Section 5.8(b)(i)) will be at least equal to the aggregate amount of Bowlin's accounts receivable that will have been outstanding for more than 90 days as of the Closing Date. On the Closing Date, the accounts receivable of Bowlin will be, to the Knowledge of Bowlin, collectible in full when due, without any counterclaim or set-off (net of the AR Allowance).

     3.18  Contracts.

     (1) Schedule 3.18 lists and describes all Material Contracts. A complete and correct copy of each Material Contract has been furnished to or made available to Lamar. To the Knowledge of Bowlin, each Material Contract is valid, binding and enforceable, except to the extent that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. Bowlin and, to the Knowledge of Bowlin, each other party to each Material Contract are in compliance in all material respects with the provisions of each Material Contract by which such party is bound.

     (2) Except as may be set forth in the Bowlin SEC Documents or described on
Schedule 3.18, Bowlin is not a party to:

          (1) any collective bargaining agreement;

          (2) any written or oral employment or other agreement or contract with or commitment to any employee;

          (3) any agreement, contract or commitment containing any covenant limiting its freedom to engage in any line of business or to compete with any Person;

          (4) any oral or written obligation of guaranty or indemnification arising from any agreement, contract or commitment, except as provided in its certificate of incorporation or bylaws;

          (5) any joint venture, partnership or similar contract involving a sharing of profits or expenses;

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

          (6) any non-disclosure agreement, non-competition agreement, agreement with an officer, director or employee of Bowlin, tax indemnity, tax sharing or tax allocation agreement, or any severance, bonus or commission agreement;

          (7) any indenture, mortgage, loan, credit, sale-leaseback or similar contract under which Bowlin has borrowed any money or issued any note, bond or other evidence of indebtedness for borrowed money or guaranteed indebtedness for money borrowed by others; or

          (8) any hedge, swap, exchange, futures or similar agreements or contracts.

     3.19 Environmental Matters. Bowlin is not in violation in any material respect of any Applicable Law relating to the environment or is a party to any proposed removal, response or remedial action. Except as set forth on Schedule 3.19, Bowlin has not received any notice with respect to its business, its leased or owned properties, or the use by third parties of its assets that:

          (1) any investigation, administrative order, consent order and agreement, removal or remedial action, litigation or settlement with respect to any environmental permit, law or regulation is proposed, threatened, anticipated or in existence;

          (2) any release of any hazardous substances, pollutant or contaminant into the environment by Bowlin has occurred; or

          (3) any exposure of any person or property to any hazardous substance, pollutant or contaminant has occurred.

Except as set forth on Schedule 3.19, the properties currently and previously leased or owned by Bowlin are not and have never been on or associated with any "national priorities" list or any equivalent state list or any federal or state "superlien" list. Bowlin has made available to Lamar all internal and external environmental audits and studies relating to the Leases or Owned Real Property, and all correspondence on substantial environmental matters relating to the Leases or the Owned Real Property is in the possession of Bowlin.

     3.20  Employee Matters.

     (1) Schedule 3.20(a) sets forth:

          (1) a list of the name, title, current annual compensation rate (including bonus and commissions) of each employee of Bowlin;

          (2) organizational charts;

          (3) employment, consulting, employee confidentiality or similar agreements;

          (4) any employee handbook(s); and

          (5) any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended. Accruals with respect to the bonus, sick leave and vacation benefits of the employees of Bowlin Group have been made in accordance with the terms of the applicable Employee Plans and GAAP.

     (2) Each of the following is true:

          (1) (A) each member of the Bowlin Group is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health; (B) no member of the Bowlin Group is engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act; and (C) there is no proceeding pending or threatened, or any investigation pending or threatened, against any member of the Bowlin Group, relating to subsections (A) or (B) above, and no member of the Bowlin Group has any Knowledge of any basis for any such proceeding or investigation;

          (2) none of the employees of any member of the Bowlin Group is a member of, or represented by, any labor union and there are no efforts being made to unionize any of such employees; and

          (3) there are no charges of, formal, informal or internal complaints of, or proceedings involving, discrimination or harassment (including but not limited to discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or, to Bowlin's Knowledge, threatened, nor is there any investigation pending or threatened, including, but not limited to, investigations before the Equal Employment Opportunity Commission or any federal, state or local agency or court, with respect to any member of the Bowlin Group.

     3.21  ERISA and Related Matters.

     (1) Schedule 3.21(a) lists each Employee Plan that Bowlin or a member of the Bowlin Group maintains, administers or contributes to. Bowlin has provided Lamar a true and complete copy of each such Employee Plan, current summary plan description, (and, if applicable, related trust documents) and all amendments thereto together with (i) the most recent annual report, if any, that has been prepared in connection with each Employee Plan; (ii) all material communications received from or sent to the Internal Revenue Service or the Department of Labor within the last two years; and (iii) the most recent Internal Revenue Service determination letter with respect to each Employee Plan, if any, and the most recent application for a determination letter, if any.

     (2) Schedule 3.21(b) identifies each Benefit Arrangement that Bowlin or a member of the Bowlin Group maintains or administers. Bowlin has furnished to Lamar copies or descriptions of each Benefit Arrangement. To the Knowledge of Bowlin, each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

     (3) Except as set forth on Schedule 3.21(c), no member of the Bowlin Group maintains or has ever maintained an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or was (i) a plan subject to Title IV of ERISA or (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA).

     (4) Benefits under any Employee Plan or Benefit Arrangement are as represented in said documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. No member of the Bowlin Group has communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

     (5) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code satisfies in form the requirements of that Section except to the extent amendments are not required by law to be made until a date after the Closing Date, has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, and no event has occurred regarding the adoption of such plan that would adversely affect such qualification. Each trust created in connection with each Employee Plan forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Each Employee Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Except as set forth on Schedule 3.21(e), no Employee Plan has been operated in a manner which could give rise to penalties, excise taxes or adverse tax consequences to Bowlin or to its employees, and no Employee Plan has violated in a material manner any provision of the Code or of ERISA.

     (6) Full payment has been made of all amounts which each member of the Bowlin Group has, or has been required to have, paid as contributions to any Employee Plan or Benefit Arrangement under Applicable Law or under the terms of any such plan or any arrangement. All amounts withheld by Bowlin from its employees have been paid to the appropriate Employee Plan or Benefit Arrangement by the due date prescribed by the Department of Labor to avoid penalties.

     (7) No member of the Bowlin Group has any current or projected liability in respect of post-retirement or post-employment health, life or other welfare benefits for retired, current or former employees.

     (8) Except as set forth on Schedule 3.21(h) or in this Agreement, no employee or former employee of a member of the Bowlin Group will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of compensation, an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated by this Agreement.

     3.22 Taxes. For purposes of this Section 3.22, the "Bowlin Group" means, individually and collectively, Bowlin and any individual, trust, corporation, partnership or any other entity as to which Bowlin is liable for Taxes incurred by such individual or entity either as transferee or pursuant Treasury Regulation Section 1.1502-6 or pursuant to any other provision of federal, territorial, state, local, or foreign law or regulations. Except as set forth on
Schedule 3.22:

          (1) All Returns required to be filed by or on behalf of members of the Bowlin Group have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Bowlin Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. No member of the Bowlin Group is currently the beneficiary of any extension of time within which to file any Return.

          (2) Each member of the Bowlin Group has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

          (3) There are no Liens on any of the assets of Bowlin or its subsidiaries with respect to Taxes other than Liens for Taxes not yet due and payable, or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

          (4) Bowlin has furnished or made available to Lamar true and complete copies of: (i) all federal and state income and franchise tax returns of the Bowlin Group for all periods beginning on or after February 1, 1995 through the date of this Agreement, and (ii) all tax audit reports, work papers, statements of deficiencies, closing or other agreements received by any member of the Bowlin Group, or on their behalf relating to Taxes. Neither Bowlin nor any member of the Bowlin Group do business in or derive income from any state, local, territorial or foreign taxing jurisdiction for which Returns must be filed other than those for which all Returns have been furnished to Lamar. To its Knowledge, no claim has ever been made by a taxing authority in a jurisdiction in which Bowlin or any member of the Bowlin Group does not file a tax return that it is or may be subject to taxation by that jurisdiction.

          (5) The Returns of the Bowlin Group are not currently the subject of any audit by a governmental or taxing authority.

          (6) No deficiencies exist or are expected to be asserted with respect to Taxes of the Bowlin Group, and there is no basis for the assertion of any material deficiency of Taxes. No notice (either in writing or verbally, formally or informally) has been received by any member of the Bowlin Group that it has not filed a Return or paid Taxes required to be filed or paid by it.

          (7) No member of the Bowlin Group is a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened

     (either in writing or verbally, formally or informally) against any member of the Bowlin Group, or any of its assets.

          (8) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of any member of the Bowlin Group.

          (9) Bowlin and each member of the Bowlin Group has disclosed on its federal income tax returns all positions taken thereon that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

          (10) There are no requests for rulings, subpoenas or requests for information pending with respect to any member of the Bowlin Group.

          (11) No currently effective power of attorney has been granted by any member of the Bowlin Group with respect to any matter relating to Taxes.

          (12) The amount of Bowlin's liability or the liability of any member of the Bowlin Group for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate exceed the amount of current liability accruals for Taxes (excluding reserves for deferral of Taxes) as of the date of this Agreement, and the amount of Bowlin's liability or the liability of any member of the Bowlin Group for unpaid Taxes for all periods ending on or before the Closing Date will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the balance sheets of Bowlin or its subsidiaries, respectively, as of the Closing Date.

          (13) Neither Bowlin nor any member of the Bowlin Group has made an election, or is required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code.

          (14) Neither Bowlin nor its subsidiaries has issued or assumed any indebtedness that is subject to Section 279(b) of the Code.

          (15) No member of the Bowlin Group has entered into any compensatory agreements with respect to the performance of services which payment thereunder will result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to
     Section 4999 of the Code.

          (16) No consent under Section 341(f) of the Code has been filed with respect to any member of the Bowlin Group.

          (17) Neither Bowlin nor its subsidiaries has agreed, nor is required to make, any adjustment under Code Section 481(a) by reason of change in accounting method or otherwise.

          (18) Neither Bowlin nor its subsidiaries has disposed of any property that has been accounted for under the installment method.

          (19) Neither Bowlin nor its subsidiaries is a party to any interest rate swap, currency swap or similar transaction.

          (20) No member of the Bowlin Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code, and Lamar is not required to withhold tax on the acquisition of the stock of Bowlin by reason of Section 1445 of the Code.

          (21) No member of the Bowlin Group has participated in any international boycott as defined in Code Section 999.

          (22) Neither Bowlin nor its subsidiaries is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

          (23) No member of the Bowlin Group has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local income tax provisions.

          (24) No member of the Bowlin Group has or has ever had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          (25) Set forth in Schedule 3.22 or in documents furnished or made available to Lamar is accurate and complete information with respect to each of the following:

             (1) Any tax elections made by any member of the Bowlin Group currently in effect or that would otherwise affect Bowlin or any member of the Bowlin Group;

             (2) Any tax carryovers of Bowlin or its subsidiaries;

             (3) Bowlin's basis in its assets;

             (4) Bowlin's current and accumulated earnings and profits;

             (5) Excess loss accounts in the Bowlin Group; and

             (6) Deferred intercompany transactions in the Bowlin Group.

          (26) Neither Bowlin nor its subsidiaries is a party to any Tax allocation or sharing agreement or has any liability for the Taxes of any person under Treasury Regulation Section 1. 1502-6 (or any similar provision of local, state or federal law), as transferee or successor, by contract or otherwise.

          (27) No member of the Bowlin Group has prepared or filed any Return inconsistent with past practice or, on any such Return, taken any position, made any election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods, or settled or compromised any material federal, state or local income tax liability.

          (28) Bowlin operates at least one significant business line (other than any business line that will be contributed to Bowlin Travel in the Spin-Off), or owns at least a significant portion of its historic business assets (considering the impact of the Spin-Off), in each case within the meaning of Treasury Regulation Section 1.368-1(d).

     3.23  Transactions with Related Parties.

     (1) Schedule 3.23(a) and the Bowlin SEC Documents list each transaction between February 1, 1997 and the date of this Agreement involving or for the benefit of Bowlin, on the one hand, and any director or officer of Bowlin or any Affiliate of such director or officer, on the other hand, including without limitation, (i) any debtor or creditor relationship, (ii) any transfer or lease of real or personal property, (iii) wages, salaries, commissions, bonuses and agreements relating to employment and (iv) purchases or sales of products or services.

     (2) Schedule 3.23(b) lists (i) all agreements and claims of any nature that any officer or director of any member of the Bowlin Group or any Affiliate of such officer or director has with or against any member of the Bowlin Group as of the date of this Agreement that are not identified on the Bowlin Latest Balance Sheet and (ii) all agreements and claims of any nature that any member of the Bowlin Group has with or against any officer or director of any member of the Bowlin Group or any Affiliate of such officer or director as of the date of this Agreement that are not identified on the Bowlin Latest Balance Sheet.

     3.24 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Bowlin Common Stock entitled to vote on the Merger is the only vote of the holders of any class or series of Bowlin's capital stock necessary to approve this Agreement and the transactions described in this Agreement.

     3.25  State Takeover Statutes; Rights Plan.

     (1) Except as set forth in Schedule 3.25, the Board of Directors of Bowlin (at a meeting duly called and held) (i) has unanimously determined that the Merger is advisable and fair and in the best interests of Bowlin and its stockholders, and (ii) has unanimously approved the execution, delivery and performance of this Agreement and the transactions described in this Agreement and has unanimously approved the Merger. No state takeover statute or similar statute or regulation applies or purports to apply to Bowlin in connection with the Merger, this Agreement or any of the transactions described in this Agreement.

     (2) The Bowlin stockholders are not entitled to any rights to acquire capital stock of Bowlin pursuant to a stockholder rights plan.

     3.26 Intellectual Property. Bowlin either owns or has valid rights to use all material patents, copyrights and trademarks used in its business as presently conducted, subject to limitations contained in the agreements governing the use of same, which limitations are customary for companies engaged in businesses similar to Bowlin. There are no limitations contained in any such agreements which will alter any such rights, breach any such agreement or any third-party vendor, or require payments of additional sums thereunder. Bowlin is in compliance with all such licenses and agreements and there are no pending or threatened proceedings challenging or questioning the validity or effectiveness of any license or agreement relating to such property or the right of Bowlin to use, copy, modify, or distribute the same.

     3.27 Insurance. Lamar has been provided copies of or access to all insurance policies or binders that relate to the businesses of each member of the Bowlin Group. All premiums due under the policies and binders have been paid or accrued for and all policies and binders are in full force and effect. As of the date of this Agreement, no notice of cancellation or non-renewal of any policy or binder and no notice of disallowance of any claim under any insurance policy or binder, has been received by any member of the Bowlin Group. Except as provided in the applicable policy or binder, no member of the Bowlin Group has any liability for or exposure to any premium expense for expired policies and there are no current claims by any member of the Bowlin Group under any such policy or binder as to which coverage has been denied or disputed by the underwriters of such policies, nor are there any material insured losses for which claims have not been made.

     3.28 Bank Accounts; Power of Attorney. Schedule 3.28 sets forth with respect to each bank account or cash account maintained by Bowlin at any bank, brokerage or other financial firm, the name of the institution at which such account is maintained, the number of the account, and the names of the individuals having authority to withdraw funds from such account.

     3.29 Registration Statement and Proxy Statement/Prospectus. None of the information (other than information provided by Lamar or NewCo) included or incorporated by reference in the Registration Statement will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, or necessary in order to make the statements therein not misleading, or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Bowlin Special Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to any member of the Bowlin Group or its respective directors or officers shall occur which is required to be described in the Proxy Statement/ Prospectus or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement will be promptly filed with the SEC and, to the extent required by law, disseminated to the Bowlin stockholders. With respect to information relating to Bowlin, the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement/Prospectus will comply (with respect to Bowlin) as to form in all material respects with the provisions of the Exchange Act.

     3.30 No Finder's Fee. Neither Bowlin nor any member of the Bowlin Group has incurred or become liable for any broker's commission or finder's fee related to the transactions contemplated by this Agreement, except fees to be paid pursuant to Section 5.12.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF LAMAR AND NEWCO

     Lamar and NewCo represent and warrant to Bowlin, as of the date of this Agreement and as of the Closing Date, as follows:

     4.1 Organization. Each of Lamar and NewCo is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted.

     4.2  Lamar Capital Stock.

     (1) The authorized capital stock of Lamar consists exclusively of (i) 175,000,000 shares of Class A common stock, $.001 par value per share, (ii) 37,500,000 shares of Class B common stock, $.001 par value per share, (iii) 1,000,000 shares of Series AA Preferred Stock, $.001 par value per share, and
(iv) 10,000 shares of Class A Preferred Stock, $638 par value per share, and as of September 29, 2000, the following shares are outstanding: (A) 75,260,974 shares of Class A common stock, (B) 17,000,000 shares of Class B common stock,
(C) 5,719.49 shares of Series AA Preferred Stock, and (D) no shares of Class A Preferred Stock. No shares of any class are held in treasury. All of the issued and outstanding shares of Lamar have been validly issued, are fully paid and nonassessable and are free of preemptive rights. As of the date of this Agreement, 2,715,223 shares of the Class A common stock of Lamar are reserved for issuance pursuant to the exercise of stock options granted and outstanding under the stock option plan designated the Lamar Advertising 1996 Equity Incentive Plan.

     (2) The authorized capital stock of NewCo consists exclusively of 1,000 shares of Class A common stock, par value $.01 per share, of which 1,000 shares of outstanding and no shares are held in treasury.

     4.3  Authority; Enforceability.

     (1) Each of Lamar and NewCo has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement and any of the other agreements referred to in this Agreement to which it is a party. The execution, delivery and performance of this Agreement and any of the other agreements referred to in this Agreement to which it is a party and the consummation of the transactions contemplated hereby or thereby have been (or, in the case of NewCo, will be prior to the Effective Time) duly authorized by all necessary corporate action on the part of Lamar and NewCo.

     (2) This Agreement and each other agreement executed or to be executed by Lamar and NewCo in connection with the transactions contemplated by this Agreement have been, or when executed will be, duly executed and delivered by Lamar and NewCo and constitute, or when executed and delivered will constitute, valid and binding obligations of Lamar and NewCo, enforceable against Lamar and NewCo in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or by equitable principles which may limit the availability of certain equitable remedies in certain instances.

     4.4  No Conflicts or Consents.

     (1) Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by Lamar and NewCo nor the consummation of the transactions contemplated by this Agreement or any of the other agreements referred to in this Agreement will violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any Adverse Claim against any of the properties or assets of Lamar or NewCo under the articles of incorporation, bylaws or any other organizational documents of Lamar or NewCo; any note, bond, mortgage, indenture, deed of trust, or other debt obligation (other than ordinary course trade credit) to which Lamar or NewCo is a party, or by which Lamar or NewCo or any of their respective assets are bound; or any lease, agreement or other instrument or other obligation that is material to the business or operations of Lamar or NewCo and to which Lamar or NewCo is a party, or by which Lamar or NewCo or any of their respective assets are bound; or violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any Governmental Entity to which either Lamar or NewCo is subject or by which Lamar or NewCo or any of their respective assets are bound.

     (2) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Lamar or NewCo in connection with the execution and delivery of this Agreement by Lamar and NewCo, or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for: (i) the filing of an HSR Report by each of Lamar and Bowlin under the HSR Act, (ii) the filing and recordation requirements of the Law with respect to the Articles of Merger, and (iii) the filing of the Registration Statement with the SEC.

     4.5  SEC Documents; Financial Statements; Liabilities.

     (1) Except as set forth on Schedule 4.5(a), Lamar has timely filed all required reports, schedules, forms, statements and other documents with the SEC since February 1, 1997 (the "Lamar SEC Documents"). The Lamar SEC Documents, and any such reports, forms and documents filed by Lamar with the SEC after the date of this Agreement, complied, or will comply, at the time of filing as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Lamar SEC Documents, and except to the extent that information contained in any Lamar SEC Document has been superseded by a later filed Lamar SEC Document, none of the Lamar SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (2) The Lamar Financial Statements included in the Lamar SEC Documents complied at the time of filing with the SEC as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly present the financial position of Lamar at such dates and the results of operations and cash flow for the respective periods then ended, subject, in the case of the Lamar Interim Financial Statements, to normal, recurring year-end adjustments that are not, individually or in the aggregate, material in amount. The Lamar Audited Financial Statements have been audited by KPMG, LLP, independent auditors of Lamar, in accordance with generally accepted auditing standards. Lamar does not have, nor are any of its assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) of a type required by GAAP to be reflected in the Lamar Financial Statements, except (i) as and to the extent reflected on the Lamar Latest Balance Sheet or the footnotes that are a part of the Lamar Financial Statements, (ii) as may have been incurred or may have arisen since the date of the Lamar Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or (iii) are permitted by this Agreement. Except as set forth in the Lamar SEC Documents, since February 1997, Lamar has not made any change in the accounting policies or practices applied in the preparation of the Lamar Financial Statements. Lamar's independent auditors have not issued any audit reports or other reports on internal controls which indicate that the internal controls associated with or otherwise covering Lamar have had any material weaknesses or that the accounting records associated with or otherwise covering Lamar contained or could contain any material errors.

     (3) The Lamar Latest Balance Sheet includes appropriate reserves for all Taxes and other known liabilities incurred as of such date but not yet payable.

     4.6 Registration Statement and Proxy Statement/Prospectus. None of the information (other than information provided by Bowlin) included or incorporated by reference in the Registration Statement will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Bowlin Special Meeting, and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Lamar, its directors or officers or any of its subsidiaries shall occur which is required to be described in the Proxy Statement/Prospectus or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Bowlin stockholders. The Registration Statement shall comply as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Exchange Act, in each case other than as to information provided for inclusion therein by Bowlin.

     4.7 No Finder's Fee. Neither Lamar nor NewCo has incurred or become liable for any broker's commission or finder's fee related to the transactions contemplated by this Agreement.

     4.8  Reorganization Representations.

     (1) Lamar has no plan or intention to cause Bowlin to issue additional shares of its stock after the Closing that would result in Lamar losing control of Bowlin within the meaning of Code Section 368(c).

     (2) Lamar has no plan or intention to liquidate Bowlin; to merge Bowlin into another corporation; to cause Bowlin to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of Bowlin Common Stock acquired pursuant to this Agreement, except for transfers described in Code Section 368(a)(2)(C).

     (3) Lamar has no plan or intention to reacquire any Lamar Common Stock issued pursuant to this Agreement.

     (4) Lamar shall pay its own expenses incurred in connection with the transactions contemplated by this Agreement.

     (5) Lamar does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Bowlin.

     (6) Lamar will not pay Bowlin's dissenting shareholders (if any) the value of their stock out of its own funds and no funds will be supplied for that purpose, directly or indirectly, by Lamar nor will Lamar directly or indirectly reimburse Bowlin for any payments to dissenters. Nothing in the preceding sentence will preclude Lamar from making capital contributions to Bowlin in the ordinary course of business.

     (7) Following the Closing, Bowlin will continue its historic business or use a significant portion of its historic business assets in a business.

                                   ARTICLE 5

                                   COVENANTS

     5.1  Regulatory Approvals; Cooperation and Best Efforts.

     (1) (i) Lamar and Bowlin shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, Lamar and Bowlin shall, within ten Business Days of the date of this Agreement, prepare and file the notifications required to be filed under the HSR Act. Lamar and Bowlin shall respond as promptly as practicable (A) to any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (B) to any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Entity in connection with antitrust or related matters.

     (ii) Each of Bowlin and Lamar shall (A) give the other party prompt notice of the commencement or threat of commencement of any Proceedings by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such Proceeding or threat, and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Except as may be prohibited by any Governmental Entity or by any legal requirement, Bowlin and Lamar will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law.

     (iii) Notwithstanding the foregoing, neither party will be required to accept any conditions that may be imposed by the FTC or the DOJ in connection with such filings that would require the divestiture of any Lamar or Bowlin assets or otherwise have a Material Adverse Effect on such party.

     (2) Each party will cooperate with the other and use its reasonable best efforts to (i) receive all necessary and appropriate consents of third parties to the transactions contemplated by this Agreement, (ii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger, and (iii) effect the Merger in accordance with this Agreement at the earliest practicable date.

     5.2  Bowlin Special Meeting.

     (1) Bowlin will take all action necessary under law to call, give notice of and convene a meeting of its stockholders (the "Bowlin Stockholders Meeting") to be held as promptly as practicable for the purpose of voting upon a proposal to adopt this Agreement. The Bowlin Stockholders Meeting shall be held (on a date selected by Bowlin in consultation with Lamar) as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

     (2) Subject to Section 5.2(c), (i) the Proxy Statement/Prospectus shall include a recommendation (the "Board Recommendation") of the Board of Directors of Bowlin that Bowlin's stockholders vote to adopt this Agreement at the Bowlin Special Meeting and (ii) the Bowlin Board Recommendation shall not be withdrawn or modified in a manner adverse to Lamar, and no resolution by the Board of Directors of Bowlin or any committee thereof to withdraw or modify the Board Recommendation shall be adopted or proposed.

     (3) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Bowlin stockholders, the Board Recommendation may be withdrawn or modified in a manner adverse to Lamar if: (i) a proposal to acquire (by merger or otherwise) all of the outstanding shares of Bowlin Common Stock is made to Bowlin and is not withdrawn; (ii) Bowlin's Board of Directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Proposal; (iii) Bowlin's Board of Directors determines in good faith, after having taken into account the written advice of Bowlin's outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Board Recommendation is required in order for Bowlin's Board of Directors to comply with its fiduciary obligations to Bowlin's stockholders under applicable law; and (iv) neither Bowlin nor any of its Representatives shall have violated any of the restrictions set forth in Section 5.5.

     (4) Bowlin shall comply with all provisions of the Exchange Act and the Law in the solicitation of proxies from its stockholders to vote upon the proposal to adopt this Agreement.

     5.3 Preparation of the Proxy Statement/Prospectus and the Registration Statement.

     (1) Lamar and Bowlin shall jointly prepare the Proxy Statement/Prospectus, and Lamar shall file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus shall be included. Bowlin will cooperate with Lamar to promptly respond to any SEC comments on the Proxy Statement/ Prospectus or Registration Statement and each of Lamar and Bowlin will use its commercially reasonable efforts to resolve all SEC comments as promptly as practicable to the satisfaction of the SEC and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing. Lamar will also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Lamar Common Stock in connection with the Merger. Bowlin will furnish all information concerning Bowlin and the Bowlin stockholders as may be reasonably requested by Lamar in connection with any such action.

     (b) Lamar and Bowlin will comply with the Exchange Act and the Law in the preparation, filing and distribution of the Proxy Statement/Prospectus.

     5.4  Conduct of Business Prior to the Closing Date.

     (1) During the period from the date of this Agreement to the Effective Time, Bowlin will, except as contemplated by the Contribution Agreement or as necessary to effect the Spin-Off, (i) conduct its business only in the ordinary course and (ii) use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business or pursuant to the terms of this Agreement, to preserve the goodwill of suppliers, customers and others having business relations with it and to do nothing to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

     (2) Without the prior written consent of the other party, neither Lamar nor Bowlin will commit or omit to do any act that (i) would cause a breach of any of its agreements, commitments or covenants contained in this Agreement, or (ii) would cause its representations and warranties contained in Article 3 or Article 4, as the case may be, to become untrue.

     5.5  No Solicitation.

     (1) No member of the Bowlin Group will directly or indirectly, through any officer, director, representative, agent or affiliate (a "Bowlin Representative") of any member of the Bowlin Group, (i) initiate, solicit, encourage, induce or otherwise facilitate the initiation or submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to an Acquisition Proposal (as defined below), (ii) furnish any information regarding any member of the Bowlin Group to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, unless required by Applicable Law (iii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, (iv) agree to, approve, recommend or endorse any Acquisition Proposal, or (v) enter into any letter of intent, contract or similar agreement contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the adoption of this Agreement by the Bowlin stockholders, this Section 5.5 (a) shall not prohibit Bowlin from furnishing nonpublic information regarding any member of the Bowlin Group to, or entering into discussions with, any Person in response to a Superior Proposal that is submitted to Bowlin by such Person (and not withdrawn) if (w) neither Bowlin nor any Bowlin Representative shall have violated any of the restrictions set forth in this Section 5.5, (x) the Board of Directors of Bowlin concludes in good faith, after having taken into account the written advise of its outside legal counsel, that such action is required in order for the Board of Directors of Bowlin to comply with its fiduciary obligations to Bowlin's stockholders under applicable law, (y) at or prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Bowlin gives Lamar written notice of the identify of such Person and of Bowlin's intention to furnish nonpublic information to, or enter into discussions with, such Person, and Bowlin receives from such Person an executed confidentiality agreement containing provisions no less favorable to Bowlin than those contained in the Confidentiality Agreement (as defined below) between Bowlin and Lamar, and (z) at or prior to furnishing any such nonpublic information to such Person, Bowlin furnishes such nonpublic information to Lamar (to the extent such nonpublic information has not been previously furnished by Bowlin to Lamar). Without limiting the generality of the foregoing, Bowlin acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Bowlin Representative, whether or not such Bowlin Representative is purporting to act on behalf of Bowlin, shall be deemed to constitute a breach of this Section 5.5 by Bowlin.

     (2) For purposes of this Agreement, "Acquisition Proposal" means a proposal for any of the following (other than the transactions contemplated by this Agreement, including the Spin-Off) that involves (i) prior to the Spin-Off, any member of the Bowlin Group, and (ii) after the Spin-Off, any member of the Bowlin Group except Bowlin Travel: (A) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 10% or more of the equity securities of, any member of the Bowlin Group; (B) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Bowlin or the filing of a registration statement under the Securities Act in connection therewith; or (C) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (3) For purposes of this Agreement, "Superior Proposal" means a bona fide proposal made by a third party to acquire Bowlin pursuant to an Acquisition Proposal that the Board of Directors of Bowlin determines in its good faith judgment (after considering the written advice of Bowlin's independent advisors) to merit the withdrawal of the Board Recommendation because such third party proposal has more favorable economic terms than the transactions contemplated by this Agreement.

     (4) Bowlin will immediately notify Lamar after receipt of any Acquisition Proposal or any request for nonpublic information relating to any member of the Bowlin Group in connection with an Acquisition Proposal or for access to any of the premises, books or records of any member of the Bowlin Group by any person or entity that informs Bowlin or its Board of Directors, formally or informally, that it is considering making, or has made, an Acquisition Proposal. Such notice to Lamar will be made orally and in writing and will indicate in reasonable detail the identity of the offering party and the terms and conditions of such proposal, inquiry or contact; except such disclosure will be made to Lamar only to the extent such disclosure does not violate the fiduciary responsibilities of the Board of Directors of Bowlin, after being advised by its legal counsel, in which case Bowlin will provide Lamar with a summary of the terms and conditions of such proposal, inquiry or contact.

     (5) Nothing contained in this Section 5.5 will prevent Bowlin from complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, if applicable, with regard to an Acquisition Proposal made in the form of a tender offer by a third party.

     (6) Bowlin shall immediately cease and cause to be terminated any pre-existing discussions with any Person that relates to any Acquisition Proposal; provided, however, that any such discussions may be recommenced so long as Bowlin complies with the provisions of this Section 5.5.

     5.6 Press Releases. Bowlin and Lamar will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to any transactions described in this Agreement, including the Merger, and will not issue any such press releases or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to a listing agreement with American Stock Exchange or Nasdaq.

     5.7  Access to Information and Confidentiality.

     (1) Prior to the Closing Date, Bowlin will afford to Lamar and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours to its premises, books and records and will furnish to Lamar (i) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) such other information with respect to its business and properties as Lamar reasonably requests.

     (2) The confidentiality obligations of Bowlin and Lamar will continue to be governed by the Confidentiality Agreement dated September 6, 2000 (the "Confidentiality Agreement") by and between Bowlin and Lamar.

     5.8  Consultation and Reporting.

     (1) During the period from the date of this Agreement to the Closing Date, Bowlin will confer with Lamar on a regular and frequent basis to report material operational matters with respect to its business and to report on the general status of its ongoing operations. Bowlin will notify Lamar of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep Lamar fully informed of such events and permit Lamar's representatives prompt access to all materials prepared by Bowlin or on its behalf or served on Bowlin in connection therewith.

     (2) At least two Business Days prior to Closing, Bowlin will provide Lamar:

          (1) a copy of Bowlin's balance sheet dated the last day of the month immediately preceding the month of the Closing, unless the Closing occurs prior to the 15th day of any month, in which case the balance sheet will be dated the last day of the month immediately preceding the month before Closing (in either case, the "Pre-Closing Balance Sheet"), along with an aged accounts receivable report, pre-paid lease amortization schedule, copies of notes payable and notes receivable, accounts payable journals and any other detailed lists supporting such balance sheet;

          (2) a written statement calculating the Working Capital of Bowlin after the Spin-Off; and

          (3) a written statement calculating the Bowlin Long-Term Debt after the Spin-Off.

     5.9  Notification of Changes.

     (1) Bowlin, on the one hand, and Lamar and NewCo, on the other hand, will promptly notify the other parties of any event that causes any representation or warranty given by the other parties, respectively, in Articles 3 and 4 to become untrue.

     (2) Bowlin, on the one hand, and Lamar and NewCo, on the other hand, will each have the right until the Closing to supplement or amend any of the Schedules described in Articles 3 or 4 with respect to any matter arising or discovered after the date of this Agreement which, if existing or known on the date of this Agreement, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 6 have been fulfilled, the Schedules will be deemed to include only that information contained therein on the date of this Agreement and will be deemed to exclude all information contained in any supplement or amendment thereto, except to the extent that they reflect an event or condition that would not have a Material Adverse Effect on the party making the representation and warranty; provided, however, that if the Closing will occur, then all matters disclosed pursuant to any such supplement or amendment will be deemed included in the Schedules at Closing (without necessity of a written waiver or other action on the part of any party) and to modify the applicable representations and warranties for all purposes.

     5.10 Stock Option Plan. The Board of Directors of Bowlin will, in connection with the Merger and the transactions contemplated by this Agreement, notify in writing the holders of Bowlin Options issued under the Option Plan of their right to exercise their options as to all shares that are subject to Bowlin Options. Such notice will be given pursuant to Section 11 of the Option Plan at least 30 days prior to the Closing Date.

     5.11 Faces to Be Completed. Bowlin will use its best efforts to complete the faces on Schedule 5.11 (the "Q3 Faces") prior to the Closing Date.

     5.12 Fees and Expenses. If the Merger is consummated, Lamar will pay or will cause the Surviving Corporation to pay, up to $1,250,000 of Bowlin's aggregate costs and expenses associated with the consummation of the Merger and the other transactions contemplated by this Agreement, including financial advisory fees, a fairness opinion, legal fees and accounting fees (the "Closing Costs"). Under the terms of the Contribution Agreement, Bowlin Travel will expressly assume the obligation to pay any Closing Costs in excess of $1,250,000.

     5.13 Affiliate Agreements. Bowlin shall use all reasonable efforts to cause each Person identified on Schedule 5.13 and each other Person who is or becomes (or may be deemed to be) an affiliate (as that term is used in Rule 145 under the Securities Act) of Bowlin to execute and deliver to Lamar, prior to the date of mailing of the Proxy Statement/Prospectus to Bowlin's stockholders, an Affiliate Letter in the form of Exhibit C.

     5.14 Listing. Lamar shall use its best efforts to cause the Merger Shares to be approved for listing (subject to notice of issuance) on the Nasdaq National Market System.

     5.15  Bowlin 401(k) Plan.

     (1) Within 30 days after the date of this Agreement, Bowlin will deliver to Lamar for review and approval by Lamar, an amendment (the "401(k) Amendment") to Bowlin's 401(k) Plan (the "Plan") whereby, in addition to any other provisions reasonably requested by Lamar, Bowlin Travel will (i) expressly assume the obligation to maintain the Plan as successor employer, (ii) cause the assets held in Plan accounts of employees who remain employed by the Surviving Corporation to be transferred from the Plan to The Lamar Savings and Profit Sharing Plan Trust, (iii) report the transfer of Plan assets to any employees and regulatory authorities as required by Applicable Law.

     (2) Bowlin Travel will execute any and all documents as needed for the 401(k) Amendment to comply with IRS requirements and will provide Lamar with copies of any IRS filings.

     (3) Bowlin Travel will provide a list of all participating employees to Lamar at Closing.

     5.16  Repair of Faces.  Bowlin will repair each of the Faces listed in
Schedule 3.9(5) to the extent repairs are commercially reasonable, so that, at Closing, each Face will be (a) legal and conforming or legal and non-conforming,
(b) available for sale, and (c) standing and in good condition acceptable within the standards of the outdoor advertising industry.

     5.17 Management Agreement. Bowlin will give Bowlin Travel written notice at least 31 days prior to the Closing Date that the Agreement for Management Services dated August 1, 2000 between Bowlin and Bowlin Travel will be terminated effective as of the day prior to the Closing Date.

     5.18  Contribution Agreement; Spin-Off.

     (1) Bowlin will, and will cause Bowlin Travel to, (i) within 15 days after the date of this Agreement, execute the Contribution Agreement in a form reasonably satisfactory to Lamar, and (ii) within 45 days after the date of this Agreement, complete and provide any schedules and exhibits to the Contribution Agreement in forms reasonably satisfactory to Lamar.

     (2) Bowlin will contribute to Bowlin Travel the assets and liabilities related to Bowlin's travel center business in accordance with the terms and conditions of the Contribution Agreement; provided, however, that Lamar will have consented to the terms and conditions of the Contribution Agreement under Section 5.18(a).

     (3) Bowlin will distribute all of the shares of Bowlin Travel to the Bowlin stockholders in compliance with Section 78.288 of the Nevada Revised Statutes.

                                   ARTICLE 6

                               CLOSING CONDITIONS

     6.1 Conditions Applicable to all Parties. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, where permissible, waiver by such party of the following conditions at or prior to the Closing Date:

          (1) Bowlin Stockholder Approval. The Merger will have been duly approved by holders of at least a majority of the outstanding shares of Bowlin Common Stock in accordance with the Law and the Articles of Incorporation of Bowlin.

          (2) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated, or to the Knowledge of Lamar or Bowlin, threatened by the SEC. All necessary state securities authorizations (including filings, authorizations, orders and approvals, if any, as may be required by state takeover laws) will have been received and shall be in full force and effect.

          (3) HSR Act. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and no condition will have been imposed on Bowlin or Lamar to obtain such termination that would require the divestiture of any Bowlin or Lamar assets or otherwise have a Material Adverse Effect on either party.

          (4) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order, judgment or decree to restrain or prohibit the consummation of the Merger or any of the other transactions described in this Agreement shall have been issued and remain in effect.

          (5) Litigation. There shall not have been instituted or pending, or threatened, any Proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity were to prevail, would reasonably be expected to have a Material Adverse Effect on Lamar or the Surviving Corporation.

          (6) Listing of Merger Shares. The Merger Shares shall have been authorized for listing on the Nasdaq National Market System, subject to official notice of issuance.

     6.2 Conditions to Lamar's and NewCo's Obligations. The obligations of Lamar and NewCo to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived in writing by Lamar:

          (1) Representations and Warranties. The representations and warranties of Bowlin set forth in this Agreement, disregarding all qualifications and exceptions relating to materiality or Material Adverse Effect, will be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and except where the failure of any representations and warranties, individually or in the aggregate, would not have a Material Adverse Effect.

          (2) Covenants. Bowlin will have performed or complied in all material respects with the obligations and covenants required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

          (3) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Bowlin, and no event shall have occurred or circumstance shall exist that, in combination with any other events, could reasonably be expected to have a Material Adverse Effect on the Bowlin Group.

          (4) Consents and Approvals. All consents and approvals of third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

          (5) Working Capital. The Working Capital at Closing shall be not less than $100,000.

          (6) Bowlin Long-Term Debt. The Bowlin Long-Term Debt shall not exceed $14,500,000.

          (7) Bowlin Assets. None of Bowlin's assets will secure any debts or other obligations of Bowlin Travel.

          (8) Closing Certificate. Lamar will have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Bowlin dated the Closing Date, certifying that the conditions specified in
     Section 6.2(a) through (g) have been fulfilled.

          (9) Q3 Faces. The Q3 Faces that have been completed prior to Closing will be in suitable condition to enable Lamar to use those structures for outdoor advertising purposes, and the advertising contracts, Leases and Permits applicable to the completed Q3 Structures will be in effect.

          (10) Affiliates Letters. Lamar shall have received the letters described in Section 5.13.

          (11) Contribution Agreement; Spin-Off. The contribution from Bowlin to Bowlin Travel of the assets and liabilities related to Bowlin's travel center business will have been effected under the terms and conditions specified in the Contribution Agreement, and Bowlin will have distributed all of the shares of Bowlin Travel to the Bowlin stockholders.

          (12) Director and Officer Resignations. Lamar shall have received resignations from all of the directors and officers of Bowlin, such resignations to be effective as of the Effective Time.

          (13) Bowlin Travel Agreements. Bowlin will have terminated any leases or other agreements between Bowlin and Bowlin Travel other than the Contribution Agreement that Lamar requests Bowlin to terminate.

          (14) Solvency Certificate. Lamar will have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Bowlin dated the Closing Date, certifying that each of Bowlin and Bowlin Travel was solvent immediately prior to the Spin-Off and remained solvent from the date of the Spin-Off through the Closing Date.

          (15) 401(k) Amendment. Bowlin and Bowlin Travel will have executed the 401(k) Amendment.

     6.3 Conditions to Obligations of Bowlin. The obligations of Bowlin to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived in writing by Bowlin:

          (1) Representations and Warranties. The representations and warranties of Lamar and NewCo set forth in this Agreement, disregarding all qualifications and exceptions relating to materiality or Material Adverse Effect, will be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and except where the failure of any representations and warranties, individually or in the aggregate, would not have Material Adverse Effect.

          (2) Covenants. Each of Lamar and NewCo will have performed or complied in all material respects with all obligations and covenants required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

          (3) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Lamar or NewCo, and no event shall have occurred or circumstance shall exist that, in combination with any other events, could reasonably be expected to have a Material Adverse Effect on Lamar or NewCo.

          (4) Consents and Approvals. All consents and approvals of third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

          (5) Closing Certificate. The receipt by Bowlin of a certificate executed by the Chief Executive Officer and Chief Financial Officer of Lamar dated the Closing Date, certifying that the conditions specified in
     Section 6.3(a) through (d) have been fulfilled.

                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated and the Merger contemplated by this Agreement abandoned at any time before the Effective Time, whether before or after approval by the Bowlin stockholders as follows:

          (1) Mutual Consent. By the mutual consent of the Boards of Directors of Bowlin and Lamar.

          (2) Material Breach. By the Board of Directors of either Bowlin or Lamar if there has been a material breach by the other of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the party committing such breach; provided that the right to effect such cure will not extend beyond the date set forth in Section 7.1(c) below.

          (3) Abandonment. By the Board of Directors of either Bowlin or Lamar if the Merger has not occurred by March 31, 2001, unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required under the terms and provisions of this Agreement to be performed by it.

          (4) Government Action. By the Board of Directors of either Bowlin or Lamar if any Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger.

          (5) Failure to Obtain Required Vote of Bowlin Stockholders. By either Bowlin or Lamar if the Bowlin Special Meeting (including any adjournments and postponements thereof) shall have been held and completed and this Agreement shall not have been adopted by the required affirmative vote of the Bowlin stockholders at such meeting; provided, however, that (i) a party shall not be permitted to terminate this Agreement pursuant to this
     Section 7.1(e) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by it at or prior to the Effective Time, and (ii) Bowlin shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) unless Bowlin shall have made the payment(s) required to be made to Lamar pursuant to Section 7.3.

          (6) Average Closing Share Price. By the Board of Directors of Bowlin, if the Average Closing Share Price is below $40.00.

     7.2 Effect of Termination. Upon termination of this Agreement pursuant to this Article 7, this Agreement will be void and of no effect, other than the obligation to pay the Termination Fee referred to in Section 7.3, if applicable, and will result in no obligation of or liability to any party or their respective directors, officers, employees, agents or stockholders, unless such termination was the result of an intentional breach of any representation, warranty or covenant in this Agreement in which case the party who breached the representation, warranty or covenant will be liable to the other party for damages.

     7.3 Expenses; Termination Fees. Except as set forth in this Section 7.3 or Section 5.12, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if this Agreement is terminated by Bowlin or Lamar pursuant to Section 7.1(e), then Bowlin shall pay to Lamar, in cash at the time specified in the next sentence, a nonrefundable fee in the amount equal to $580,000 (the "Termination Fee"). In the case of termination of this Agreement by Bowlin pursuant to Section 7.1(e), the Termination Fee shall be paid by Bowlin prior to the time of such termination; and in the case of termination of this Agreement by Lamar pursuant to Section 7.1(e), the fee referred to in the preceding sentence shall be paid by Bowlin within two business days after such termination.

                                   ARTICLE 8

                                 DEFINED TERMS

     8.1 Definitions. In addition to the other defined terms used in this Agreement, the following terms when capitalized have the meanings indicated.

     "Adverse Claim" has the meaning assigned thereto in Section 8.102(a) of the Uniform Commercial Code.

     "Advertising Contracts" means advertising contracts associated with the Faces.

     "Advertising Revenues" means Bowlin's outdoor advertising space revenue (net of discounts, rebates, tradeouts, commercial sales, paper sales, production revenue, agency commissions and revenue attributable to the advertising faces
(i) damaged or in need of repair that are listed in Schedule 3.9(5), and (ii) that will be contributed to Bowlin Travel in the Contribution Agreement) under the Advertising Contracts.

     "Affiliate" will have the meaning ascribed by Rule 12b-2 promulgated under the Exchange Act.

     "Agreement" means this Agreement and Plan of Merger, including the exhibits and schedules, as amended or otherwise modified from time to time.

     "Applicable Law" means any statute, law, rule or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or its property is subject.

     "Average Closing Share Price" means the average of the closing sales prices of a share of Lamar Common Stock as reported on the Nasdaq National Market System for the 30 trading days ending on the last trading day immediately prior to the Closing Date.

     "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that is maintained, administered or contributed to by the employer and covers any employee or former employee of any member of the Bowlin Group.

     "Bowlin Audited Financial Statements" means the audited consolidated balance sheets and related consolidated statements of income, retained earnings and cash flow, and the related notes thereto of Bowlin for the years ended January 31, 1998, 1999 and 2000.

     "Bowlin Financial Statements" means the Bowlin Audited Financial Statements and the Bowlin Interim Financial Statements.

     "Bowlin Group" means, collectively, Bowlin and its subsidiaries (if any).

     "Bowlin Interim Financial Statements" means the unaudited balance sheet, and the related unaudited statements of income, retained earnings and cash flows of Bowlin for the six-month period ended July 31, 2000.

     "Bowlin Latest Balance Sheet" means the latest balance sheet of Bowlin included in the Bowlin Audited Financial Statements.

     "Bowlin Long-Term Debt" means Bowlin's long-term debt (excluding current portions thereof) and any payments on employment contracts and non-competition agreements to which Bowlin (or a predecessor in interest of Bowlin) is a party, including, without limitation, contingent severance obligations.

     "Bowlin Special Meeting" means the special meeting of the Bowlin stockholders for the purpose of approving this Agreement.

     "Business Day" means any day (other than Saturday or Sunday) on which commercial banks in Baton Rouge, Louisiana and Albuquerque, New Mexico are open for business.

     "Closing" means the consummation of the Merger and the other transactions contemplated by this Agreement.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Employee Plan" means a plan or arrangement as defined in Section 3(3) of ERISA, that (a) is subject to any provision of ERISA, (b) is maintained, administered or contributed to by any member of the Bowlin Group and (c) covers any employee or former employee of any member of the Bowlin Group.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

     "GAAP" means accounting principles generally accepted in the United States.

     "Governmental Entity" means any court or tribunal of competent jurisdiction in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality.

     "Knowledge" means, when given to qualify or limit a representation or warranty otherwise made by Bowlin or Lamar, respectively, the actual knowledge, after reasonable inquiry, of the officers and directors of Bowlin or Lamar, respectively.

     "Lamar Audited Financial Statements" means the audited balance sheets and related statements of income, retained earnings and cash flow, and the related notes thereto of Lamar for the years ended December 31, 1997, 1998 and 1999.

     "Lamar Financial Statements" means the Lamar Audited Financial Statements and the Lamar Interim Financial Statements.

     "Lamar Interim Financial Statements" means the unaudited balance sheet, and the related unaudited statements of income, retained earnings and cash flows of Lamar for the six-month period ended June 30, 2000.

     "Lamar Latest Balance Sheet" means the latest balance sheet of Lamar included in the Lamar Audited Financial Statements.

     "Leases" means any (i) ground lease or (ii) office, warehouse or facility lease (in each of (i) and (ii), whether or not reduced to writing), to which Bowlin (or any predecessor in interest of Bowlin) is subject.

     "Lease Expense" means Bowlin's total lease expense for the real property and structures upon which the Faces are located for the one-month period ended December 31, 1999.

     "Liens" means pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

     "Material Adverse Effect" means any change in, effect on, or circumstance that, individually or in the aggregate, has had or would reasonably be likely to have a material and adverse effect on the operations, business, prospects, results of operations or financial condition of Lamar on a consolidated basis or Bowlin.

     "Material Contract" means any executory contract, agreement or other understanding, whether or not reduced to writing, that is not cancellable within 30 days, to which Bowlin or its property is subject, which provides for future payments to another Person by the relevant entity or entities of more than $50,000 in the aggregate in any calendar year.

     "Multiemployer Plan" means a plan or arrangement as defined in Section 4001(a)(3) and 3(37) of ERISA.

     "Nasdaq" means the National Association of Securities Dealers Automated Quotation System.

     "Permitted Liens" means (i) Liens securing Bowlin's credit facility, (ii) Liens for Taxes not yet due and payable, and (iii) mechanics liens and similar Liens incurred in the ordinary course of business that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or cause a Material Adverse Effect with respect to Bowlin.

     "Person" means an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

     "Pre-Closing Periods" means all Tax periods ending at or before the Closing Date and, with respect to any Tax period that includes but does not end at the Closing Date, the portion of such period that ends at and includes the Closing Date.

     "Proceedings" means any suit, action, proceeding, dispute or claim before or investigation by any Governmental Entity.

     "Proxy Statement/Prospectus" means (a) the proxy statement of Bowlin to be included in the Registration Statement for the purpose of soliciting proxies from the Bowlin stockholders to vote in favor of the adoption of this Agreement at the Bowlin Special Meeting, and (b) the prospectus of Lamar to be used for the purpose of offering the Lamar Common Stock to be issued to the Bowlin stockholders upon consummation of the Merger, together with any accompanying letter to stockholders, notice of meeting and form of proxy.

     "Registration Statement" means the registration statement on Form S-4, including the Proxy Statement/Prospectus, to be filed by Lamar with the SEC for the purpose, among other things, of registering the Lamar Common Stock which will be issued to the Bowlin stockholders upon consummation of the Merger.

     "Returns" means all returns, reports, estimates, declarations and statements of any nature relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

     "Spin-Off" means the series of transactions contemplated by Bowlin whereby the assets and liabilities of Bowlin directly related to the operation of Bowlin's travel centers will be contributed to Bowlin Travel, and, upon completion and satisfaction of all approvals and other requirements from the SEC and all other necessary parties, Bowlin would declare and distribute as a dividend to the stockholders of Bowlin, shares of Bowlin Travel proportionate to each stockholder's current holdings of common stock in Bowlin.

     "Spin-Off Date" means the date the shares of Bowlin Travel are distributed to the shareholders of Bowlin.

     "Taxes" means any federal, state, local or other taxes (including, without limitation, income, alternative minimum, franchise, property, sales, use, lease, excise, premium, payroll, wage, employment or withholding taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties and additions to tax).

     "Working Capital" means the consolidated or combined current assets of the relevant entity less the consolidated or combined current liabilities of Bowlin.

                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1 Notices. All notices under this Agreement must be in writing and will be deemed to have been given upon receipt of delivery by: (a) personal delivery to the designated individual; (b) certified or registered mail, postage prepaid, return receipt requested; (c) a nationally recognized overnight courier service (against a receipt therefor); or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or to such other address as to which any party hereto may have notified the other in writing:

If to Lamar, to:

        Lamar Advertising Company
        5551 Corporate Boulevard
        Baton Rouge, Louisiana 70808
        Attn: James R. McIlwain
        Facsimile transmission no.: (225) 926-1005

With a copy to:

        Jones, Walker, Waechter, Poitevent Carrere & Denegre, L.L.P. Fifth Floor, Four United Plaza
        8555 United Plaza Boulevard
        Baton Rouge, Louisiana 70809-7000
        Attn: Brad J. Axelrod
        Facsimile transmission no.: (225) 231-3336

If to Bowlin, to:

        Bowlin Outdoor Advertising & Travel Centers Incorporated
        150 Louisiana N.E.
        Albuquerque, New Mexico 87108
        Attn: Michael Bowlin
        Facsimile transmission no.: (505) 266-1422

With a copy to:

        Squire, Sanders & Dempsey L.L.P.
        40 North Central Ave.,
        Suite 2700
        Phoenix, AZ 85044
        Attn: Christopher D. Johnson
        Facsimile transmission no.: (602) 253-8129

     9.2 Headings; Gender. When a reference is made in this Agreement to a section, exhibit or schedule, such reference will be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement will include the other genders, whether used in the masculine, feminine or neuter gender, and the singular will include the plural and vice versa, whenever and as often as may be appropriate.

     9.3 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents, exhibits and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, and understandings and communications, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

     9.4 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

     9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under it will be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties.

     9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party.

     9.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same document.

     9.8 Amendment. This Agreement may only be amended by an instrument in writing signed by each of the parties to this Agreement.

     9.9  Effect of Spin-Off on Certain Bowlin Representations and
Warranties. The parties acknowledge and agree that Bowlin has proposed, and Lamar has accepted, that Bowlin will not be deemed to be in breach of this Agreement by failing to disclose against the representations and warranties set forth in Sections 3.11, 3.15, 3.17, 3.19, 3.20(a), 3.23(a) and 3.26 with respect to any asset, liability, act, event or circumstance relating solely to (i) Bowlin's travel center line of business prior to the Spin-Off, and (ii) Bowlin Travel after the Spin-Off; provided, however, that to the extent that such non-disclosure would cause a failure of the closing condition set forth in
Section 6.2(a), Lamar shall be entitled to assert such matter as a basis for not closing the transactions contemplated herein.

     IN WITNESS WHEREOF, the parties to this Agreement have caused it to be signed by their respective duly authorized officers as of the date first above written.

                                            LAMAR ADVERTISING COMPANY

                                            By:  /s/ KEVIN P. REILLY, JR.
                                              ----------------------------------
                                            Name: Kevin P. Reilly, Jr.
                                            Title:  President, Chief Executive
                                            Officer

                                            LAMAR SOUTHWEST ACQUISITION
                                            CORPORATION

                                            By:  /s/ KEVIN P. REILLY, JR.
                                              ----------------------------------
                                            Name: Kevin P. Reilly, Jr.
                                            Title:  President, Chief Executive
                                            Officer

                                            BOWLIN OUTDOOR ADVERTISING &
                                            TRAVEL CENTERS INCORPORATED

                                            By:     /s/ MICHAEL BOWLIN
                                              ----------------------------------
                                            Name: Michael Bowlin
                                            Title:  Chairman of the Board, Chief
                                                    Executive
                                                    Officer and President

                                                                       EXHIBIT A

                             CONTRIBUTION AGREEMENT

                See Annex B to this proxy statement/prospectus.

                                                                       EXHIBIT B

                               ARTICLES OF MERGER
                                       of
                    LAMAR SOUTHWEST ACQUISITION CORPORATION
                             (A NEVADA CORPORATION)
                                 WITH AND INTO
            BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED
                             (A NEVADA CORPORATION)

       (FILED PURSUANT TO SECTION 92A.200 OF THE NEVADA REVISED STATUTES)

     The undersigned corporation, acting pursuant to Section 92A.200 of the Nevada Revised Statutes, hereby certifies as follows:

     1. The name and jurisdiction of organization of each constituent corporation are as follows:

                                              JURISDICTION OF
NAME                                            ORGANIZATION
----                                          ---------------
Lamar Southwest Acquisition Corporation      Nevada corporation
  (the "Merging Corporation")
Bowlin Outdoor Advertising & Travel          Nevada corporation
  Centers, Incorporated (the "Surviving
  Corporation")

     2. An Agreement and Plan of Merger dated October 3, 2000 by and among Lamar Advertising Company, a Delaware corporation, and the Merging Corporation, on the one hand, and the Surviving Corporation, on the other (the "Merger Agreement"), providing for the merger of the Merging Corporation with and into the Surviving Corporation (the "Merger"), has been adopted by the Merging Corporation and the Surviving Corporation.

     3. The Merger Agreement was approved by the written consent of the sole stockholder of the Merging Corporation.

     4. The Merger Agreement was submitted to a vote of the stockholders of the Surviving Corporation pursuant to Chapter 92A of the Nevada Revised Statutes. The stockholders of the Surviving Corporation approved the Merger Agreement,
with           votes cast,           of which were cast to approve the Merger
Agreement and           of which were cast against the Merger Agreement.

     5. The Articles of Incorporation of the Surviving Corporation will be amended and restated in the form attached to these Articles of Merger as Exhibit "A" (the "Amended Articles"). The Amended Articles will change the name of the Surviving Corporation to Lamar Southwest, Inc.

     6. A copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808.

     These Articles of Merger have been executed on this      day of
            , 2001 by the Surviving Corporation.

                                            BOWLIN OUTDOOR ADVERTISING &
                                            TRAVEL CENTERS INCORPORATED

                                            By:
                                              ----------------------------------
                                                Name:
                                                Title:

                                                                       EXHIBIT C

                           FORM OF AFFILIATES' LETTER

                                     [Date]

Mr. Keith Istre, Vice President and Chief Financial Officer
Lamar Advertising Company
5551 Corporate Blvd.
Baton Rouge, LA 70808

Dear Mr. Istre:

     Pursuant to the Agreement and Plan of Merger dated October 3, 2000 (the "Merger Agreement") by and among Lamar Advertising Company, a Delaware corporation ("Lamar"), and Lamar Southwest Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of Lamar ("NewCo"), on the one hand, and Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation ("Bowlin"), I will receive shares of Lamar's Class A Common Stock, $.001 par value per share (the "Lamar Stock"). I am aware and acknowledge that as a director or executive officer of Bowlin or the beneficial owner of 10% or more of the outstanding common stock of Bowlin, I may be deemed an "affiliate" of the Company as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and the regulations promulgated under the Securities Act.

     I understand that, as a result of my status as an affiliate of Bowlin, I may not resell or otherwise dispose of the shares of Lamar Stock that I acquire pursuant to the Merger Agreement (the "Acquired Shares") except in compliance with Rule 145 promulgated under the Securities Act.

     On the basis of the foregoing, and in consideration of the delivery to me of the Acquired Shares, I agree that I will not, directly or indirectly, offer, sell, transfer, pledge or otherwise alienate, encumber or dispose of any of the Acquired Shares in violation of the Securities Act or the rules and regulations promulgated under it.

                                            Very truly yours,

                                                                         ANNEX B

                             CONTRIBUTION AGREEMENT

     THIS CONTRIBUTION AGREEMENT (this "Agreement") is entered into as of the 1st day of November, 2000 (the "Contribution Date") by and between BOWLIN TRAVEL CENTERS, INC., a Nevada corporation (the "Company"), and BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED, a Nevada corporation ("BOWLIN").

                                    RECITALS

     A. BOWLIN owns and operates both travel centers and outdoor advertising displays in the Southwestern United States. Under its travel centers business segment, BOWLIN owns or leases and operates fifteen full-service travel centers located along interstate highways in Arizona and New Mexico, which offer brand name food and gasoline and a variety of Southwestern merchandise to the traveling public (the "Travel Centers Business").

     B. The Company was formed by BOWLIN on August 8, 2000, as a Nevada corporation and is a wholly owned subsidiary of BOWLIN.

     C. BOWLIN wishes to contribute the Travel Centers Business to the Company in exchange for which BOWLIN shall receive shares of common stock in the Company subject to the terms and conditions of this Agreement.

     D. BOWLIN and the Company intend to treat BOWLIN's contribution of the Travel Centers Business to the Company as a transfer of assets in return for control of the Company in accordance with Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

     E. BOWLIN is a party to an Agreement and Plan of Merger by and among BOWLIN, Lamar Advertising Company ("Lamar"), and Lamar Southwest Acquisition Corporation, dated as of October 3, 2000 (the "Merger Agreement"), pursuant to which Lamar Southwest Acquisition Corporation will merge with and into BOWLIN (the "Merger").

     F. Immediately prior to consummation of the Merger, BOWLIN intends to distribute its shares of the Company's common stock to BOWLIN's shareholders (the "Spin-Off").

     In consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, BOWLIN and the Company agree as follows:

     All capitalized terms used herein shall have the meanings ascribed to them in Appendix A hereto.

                                   SECTION 1

                        CONTRIBUTION OF ASSETS BY BOWLIN

     1.1  Contribution of the Assets.

     (a) Subject to the terms and conditions of this Agreement, on the Contribution Date, BOWLIN hereby assigns, transfers, and delivers to the Company, as a contribution, and in an "as is, where is" condition, all of the assets, properties, and business of every kind and description, wherever located whether real, personal, or mixed, tangible or intangible, owned or held, that are used primarily in the conduct of the Travel Centers Business by BOWLIN as the same shall exist on the Contribution Date

(collectively, the "Assets"), including without limitation, all assets and property shown on the Contributed Business Balance Sheet, and all right, title, and interest of BOWLIN in, to, and under:

          (i) The real property listed and described in Schedule 1.1(a)(i) (the "Real Property");

          (ii) The outdoor advertising faces and underlying structures listed and described in Schedule 1.1(a)(ii) (the "Faces");

          (iii) The machinery, equipment, furniture, vehicles, and other tangible property, other than Inventory (including, without limitation, maintenance and operating supplies, fuel, and spare parts for such machinery and equipment), used primarily in connection with the Travel Centers Business and listed and described in Schedule 1.1(a)(iii) (collectively, the "Equipment");

          (iv) The raw materials, finished goods, work-in-process, supplies, and inventories, used or usable primarily in connection with the Travel Centers Business (collectively, the "Inventory");

          (v) Those patents, copyrights, trademarks, trade names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs, and other intangible property, and any applications for the same, used primarily in the Travel Centers Business (and the use of and any right in and to the name "BOWLIN") and described in Schedule 1.1(a)(v) and all goodwill associated with such intangible property (collectively, the "Intangible Property");

          (vi) The leases of certain real property used or usable primarily in connection with the Travel Centers Business described in Schedule 1.1(a)(vi), together with all fixtures, office equipment, furnishings, furniture, and other tangible property located at such property and (collectively, the "Leased Property");

          (vii) All of BOWLIN's rights, claims, credits, causes of action, or rights of setoff against third parties relating solely to the Assets and the Travel Centers Business, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties (collectively, "Claims");

          (viii) Those contracts, agreements, leases, licenses, and other instruments, arrangements and commitments being assumed by the Company pursuant to Section 1.3 of this Agreement (collectively, "Rights");

          (ix) All certificates of occupancy and other transferable licenses, permits, registrations, authorizations, use agreements, orders, or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal, or foreign) or private parties relating solely to the construction, use, operation, or enjoyment of the Travel Centers Business (collectively, "Permits");

          (x) All accounts receivable arising out of sales in the ordinary and usual course of the operation of the Travel Centers Business prior to the close of business on the Contribution Date (collectively, "Receivables");

          (xi) All transferable bonds or deposits made by BOWLIN or its predecessors in title (or its agents) with any governmental agency or authority or with any utility company or third party relating solely to the construction, use, operation, or enjoyment of the Assets;

          (xii) All prepaid rentals and other prepaid expenses for goods or services arising from payments made by BOWLIN prior to the close of business on the Contribution Date in the ordinary and usual course of the operation of the Travel Centers Business and related solely to the Assets;

          (xiii) Originals or copies of all books, records, files, and papers, whether in hard copy or computer format, used in the Travel Centers Business, including without limitation, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, lists of present and former suppliers, and personnel and employment records and, with respect to information relating to any Tax, only information that is necessary for the preparation of Tax returns to be filed by the Company after the Contribution Date or the determination of the tax basis of the Assets (collectively, "Files and Records");

          (xiv) All lists of present, and, to the extent available, future customers of the Travel Center Business and goodwill associated with the Assets; and

          (xv) All cash and other monetary assets attributable solely to the Travel Center Business and all bank accounts listed on Schedule 1.1(xv).

     1.2 Conveyance Instruments. In order to effectuate the contribution of the Assets and the assumption of the Assumed Liabilities by the Company, BOWLIN and the Company have, or will hereafter, execute and deliver, or cause to be executed and delivered, all such documents or instruments of assignment, transfer, or conveyance, in each case dated as of the Contribution Date (collectively, the "Conveyance Instruments"), necessary or appropriate to vest in or confirm title to the Assets to the Company.

     1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of the parties contained herein, the Company hereby assumes and agrees to pay, perform, discharge and fulfill the following liabilities and obligations (collectively, the "Assumed Liabilities"):

          (i) all of the liabilities and obligations set forth on Schedule 1.3, and

          (ii) any and all liabilities and obligations, whether known or unknown, absolute or contingent, arising before, on or after the Contribution Date and directly relating to (A) any of the Assets or (B) any act, event or occurrence involving the ownership or use of the Assets or the conduct of the Travel Centers Business by either BOWLIN or the Company.

     1.4 Excluded Liabilities. Notwithstanding any provision of this Agreement or any Conveyance Instrument to the contrary, the Company is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of BOWLIN (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising hereafter, and all such other liabilities and obligations shall be retained by and remain liabilities of BOWLIN (all of such liabilities and obligations not being assumed hereinafter referred to as the "Excluded Liabilities").

                                   SECTION 2

                   EVENTS OCCURRING ON THE CONTRIBUTION DATE

     2.1 Deliveries by Bowlin and the Company. Contemporaneously with the execution hereof, and subject to Section 4.1(a), each of BOWLIN and the Company has duly executed and delivered to the other the following:

          (a) The Conveyance Instruments to effect the contribution of the Assets to the Company and the assumption of the Assumed Liabilities by the Company;

          (b) A copy of the resolutions of its Board of Directors, certified by its Secretary, authorizing or ratifying its execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby;

          (c) A copy of its Articles of Incorporation certified as of a date within five (5) days of the Contribution Date by the Secretary of State (or equivalent official) of Nevada;

          (d) A certificate from the Secretary of State (or equivalent official) of Nevada as to its good standing in Nevada certified as of a date within five (5) days of the Contribution Date; and

          (e) The executed counterpart copies of all consents, approvals, authorizations, and Permits, if any, from third parties referred to in
     Section 4.1(a) hereof.

     2.2 Effect of Contributions. In exchange for the transfer of the Assets to, and assumption of the Assumed Liabilities by, the Company, BOWLIN shall receive 4,582,848 shares of the common stock of the Company (equal to the total number of outstanding shares of common stock of Bowlin, on the Contribution
Date).

                                   SECTION 3

                         REPRESENTATIONS AND WARRANTIES

     3.1  Representations and Warranties of Bowlin

     (a) Organization. BOWLIN is a corporation which is duly organized, validly existing, and in good standing under the laws of Nevada, with the corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The copies of the Articles of Incorporation and all amendments thereto of BOWLIN, as certified by the Secretary of State (or equivalent official) of Nevada, and the Bylaws, as amended to date, of BOWLIN, as certified by its Secretary and delivered to the Company, are true, complete, and correct copies of the Articles of Incorporation and Bylaws, as amended and presently in effect, of BOWLIN.

     (b) Authority. BOWLIN has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by BOWLIN of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of BOWLIN; no other corporate proceedings on the part of BOWLIN or any other person or entity, whether pursuant to the Articles of Incorporation or Bylaws of BOWLIN or by law or otherwise, are necessary to authorize BOWLIN to enter into this Agreement or to consummate the transactions contemplated hereby; and this Agreement is the legal, valid, and binding obligation of BOWLIN.

     (c) No Violations. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby:

          (i) Requires any filing or registration with, or consent, authorization, approval, or permit of, any governmental or regulatory authority on the part of BOWLIN;

          (ii) Violates or will violate (A) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority, or (B) to the knowledge of BOWLIN, violates or will violate any law of any governmental or regulatory authority to which BOWLIN or any of its properties or assets are subject;

          (iii) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the Articles of Incorporation or Bylaws of BOWLIN; or

          (iv) Except as set forth on Schedule 3.1(c), violates or breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which BOWLIN is a party or by which its properties may be bound, or (ii) will cause, or give any person grounds to cause, to be accelerated (with notice or lapse of time or both) the maturity of, or will increase, any liability or obligation of BOWLIN which violation, breach, default, liability, or obligation, individually or in the aggregate, is or would be material to the business or financial condition of BOWLIN or the Travel Centers Business taken as a whole.

     3.2  Representation and Warranties of the Company

     (a) Organization. The Company is a corporation which is duly organized, validly existing, and in good standing under the laws of Nevada, with the corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The copies of the Articles of

Incorporation and all amendments thereto of the Company, as certified by the Secretary of State (or equivalent official) of Nevada, and the Bylaws, as amended to date, of the Company, as certified by its Secretary and delivered to the Company, are true, complete, and correct copies of the Articles of Incorporation and Bylaws, as amended and presently in effect, of the Company.

     (b) Authority. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of the Company; no other corporate proceedings on the part of the Company or any other person or entity, whether pursuant to the Articles of Incorporation or Bylaws of the Company or by law or otherwise, are necessary to authorize the Company to enter into this Agreement or to consummate the transactions contemplated hereby; and this Agreement is the legal, valid, and binding obligation of the Company.

     (c) No Violations. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby:

          (i) Requires any filing or registration with, or consent, authorization, approval, or permit of, any governmental or regulatory authority on the part of the Company;

          (ii) Violates or will violate (A) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority, or (B) to the knowledge of the Company, violates or will violate any law of any governmental or regulatory authority to which the Company or any of its properties or assets are subject;

          (iii) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the Articles of Incorporation or Bylaws of the Company; or

          (iv) Except as set forth on Schedule 3.2(c), violates or breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which the Company is a party or by which its properties may be bound, or (ii) will cause, or give any person grounds to cause, to be accelerated (with notice or lapse of time or both) the maturity of, or will increase, any liability or obligation of the Company which violation, breach, default, liability, or obligation, individually or in the aggregate, is or would be material to the business or financial condition of the Company or the Travel Centers Business taken as a whole.

                                   SECTION 4

                            COVENANTS OF THE PARTIES

     4.1  Consents, Permits, Etc.

     (a) BOWLIN (i) has maintained in full force and effect and renewed, when required, all Permits, and (ii) has obtained, or will obtain at the earliest practicable date hereafter, all consents, approvals, governmental filings, authorizations, and Permits necessary for (A) the consummation of the transactions contemplated by this Agreement, and (B) the continued conduct of the Travel Centers Business by the Company after the Contribution Date as it is presently conducted by BOWLIN, and delivers herewith, or will deliver when obtained hereafter, to the Company copies of each such consent, approval, governmental filing, authorization, and Permit.

     (b) To the extent that any of the contracts, leases, agreements, Permits, plans, commitments, purchase orders, or other binding arrangements relating to the Assets cannot be assumed by or assigned to the Company without the consent of another party, and such consent has not been obtained as of the Contribution Date, each of the parties hereto agrees to cooperate with the other to obtain such consents.

BOWLIN will promptly pay to the Company when received all monies received by BOWLIN under any such agreements.

     4.2  Employee Matters.

     (a) Schedule 4.2 sets forth a list of the name, title, current annual compensation rate (including bonus and commissions) of each employee engaged primarily in the operation of the Bowlin Travel Centers Business (the "Travel Centers Business Employees") as well as any employment, consulting, employee confidentiality or similar agreements of each Travel Centers Business Employee.

     (b) The Company shall offer employment with the Company to each of the Travel Centers Business Employees on the same terms and conditions of employment as they currently enjoy under Bowlin. All such Travel Centers Business Employees who are offered employment by the Company and who accept such employment shall be collectively referred to as the "Transferred Employees."

     (c) Except as specifically provided for in this Agreement, the Company covenants and agrees to assume all responsibility and liability with respect to the accrued benefits (including any claims with respect to any medical benefits that were incurred but not reported prior to the Contribution Date) of the Travel Centers Business Employees (including any beneficiary or dependent thereof) under BOWLIN employee welfare benefit plans, employee pension benefit plans, and employee fringe benefit arrangements and any other liabilities or obligations relating to BOWLIN employee benefits or compensation (including accrued vacation and sick pay, if any), for periods ending on or prior to the Contribution Date.

     (d) On the Contribution Date, BOWLIN and the Company will enter into an amendment (the "401(k) Amendment") to BOWLIN's 401(k) Plan (the "Plan") whereby the Company will (i) expressly assume the obligation to maintain the Plan as successor employer, (ii) as soon as practicable after the closing of the Merger, cause the assets held in the Plan accounts of employees who remain employed by BOWLIN to be transferred from the Plan to The Lamar Savings and Profit Sharing Plan Trust, (iii) report the transfer of Plan assets to any employees and regulatory authorities as required by Applicable Law. The Company will execute any and all documents as needed for the 401(k) Amendment to comply with IRS requirements and will provide BOWLIN with copies of any IRS filings. The Company will provide a list of all participating employees to BOWLIN at Closing. Contemporaneously with the closing of the Merger, BOWLIN will execute and deliver a participation termination to the administrator of the Plan terminating its participation in the Plan.

                                   SECTION 5

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     5.1 Survival. The representations, and warranties of BOWLIN contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith will not survive the Closing. The representations, warranties and covenants of the Company contained herein and the obligations of the Company arising under this Section 5, will survive indefinitely.

     5.2 Indemnification by the Company. (a) The Company and its successors and assigns, jointly and severally, hereby agree to indemnify and hold harmless BOWLIN, and upon consummation of the Merger, Lamar, and each of BOWLIN's and Lamar's directors, officers, shareholders, employees, Affiliates, successors and assigns (each a "BOWLIN Indemnitee") and will reimburse the Bowlin Indemnitees for, from and against:

          (a) any and all losses, liabilities, claims, demands, penalties, fines, settlements, damages, or expenses (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and professional advisors) (collectively, "Losses") incurred by any of the Bowlin Indemnitees:

             (i) arising under federal, state or local environmental laws and arising out of or in connection with the Travel Center Business or the ownership or operation of any of the Assets or Assumed Liabilities;

             (ii) resulting from any labor or employment dispute arising out of or in connection with the operation of the Travel Center Business or otherwise involving a Travel Centers Business Employee; and

             (iii) any attempt (whether or not successful) by any Person to cause or require Bowlin to discharge or pay any Assumed Liability, or otherwise arising out of or relating to any Assumed Liability.

          (b) any and all tax liabilities for which the Company provides indemnification to BOWLIN as set forth in the Tax Agreement between the Company and BOWLIN, dated as of the date of this Agreement and attached hereto as Exhibit A.

     5.3  Control of Litigation.

     (a) The BOWLIN Indemnitees agree to give prompt notice to the Company of the assertion of any third party claim, or the commencement of any third party suit, action, or proceeding in respect of which indemnity may be sought under
Section 5.2 of this Agreement and of any Loss which any such Indemnitee deems to be reimbursable under Section 5.2 of this Agreement (specifying with reasonable particularity the basis therefore) and will give the Company such information with respect thereto as the Company may reasonably request; provided, however, that the failure to give such notice by the Indemnitee shall not abrogate Indemnitee's rights hereunder unless such failure materially impairs the rights or ability of the Company to defend the suit, action or proceeding or to otherwise provide indemnification to the Indemnitee. The Company may, at its own expense, participate in and, upon notice to such Indemnitee, assume the defense of any such suit, action or proceeding, provided that the Company's counsel is reasonably satisfactory to such Indemnitee. The Company shall thereafter consult with such Indemnitee upon such Indemnitee's reasonable request for such consultation from time to time with respect to such suit, action, or proceeding, and the Company shall not, without such Indemnitee's consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action or claim. If the Company assumes such defense, such Indemnitees shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by the Company. In the event that the Company, within ten days after the notice of any such action or claim, does not assume the defense thereof, the Indemnitee will have the right to undertake the defense, compromise or settlement of any action, claim or proceeding for the account of the Company. For any period during which the Company has not assumed the defense thereof, the Company shall be liable for the fees and expenses of counsel employed by any Indemnitee. If the Indemnitees conduct the defense thereof, the Indemnitees shall consult with the Company upon the Company's reasonable request for such consultation with respect to such suit, action or proceeding and the Indemnitees shall not, without the Company's consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action or claim. Whether or not the Company chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     (b) The Company shall not be liable under Section 5.2 hereof with respect to any Loss resulting from a claim or demand the defense of which the Company was not offered the opportunity to assume to the extent the Company's liability under Section 5.2 hereof is materially prejudiced as a result thereof. No investigation by any BOWLIN Indemnitee or BOWLIN Indemnitee Affiliate prior to the Contribution Date shall relieve the Company of any liability hereunder.

     5.4 Transfer Taxes. The Company shall pay, or cause to be paid, all Taxes or recording fees imposed on any transfers by BOWLIN of real property and tangible and intangible personal property, including without limitation Intellectual Property, applicable to the transfers of the Assets contemplated by this Agreement and all sales and use Taxes applicable to transfers by BOWLIN of the Assets contemplated by this Agreement.

                                   SECTION 6

                                  ARBITRATION

     If any dispute arises out of this Agreement, the Company and BOWLIN shall, upon the request of either party, attend a meeting in Baton Rouge, Louisiana (or, if the Merger has not been consummated, in Albuquerque, New Mexico) to attempt a resolution of the dispute. If the Company and BOWLIN fail to resolve all differences at the end of the meeting, they will jointly request the American Arbitration Association to appoint an arbitrator in Baton Rouge, Louisiana (or, if the Merger has not been consummated, in Albuquerque, New Mexico) to settle the dispute in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. If either party fails to join in making a joint request for arbitration, then the other party may make the request unilaterally after giving ten days notice to the party refusing to join in the request for arbitration. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s); provided, however, that if the dispute is resolved by agreement of the Company and BOWLIN following the designation of an arbitrator, the Company and BOWLIN each will pay one-half of any costs and expenses of the arbitrator already designated. The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

                                   SECTION 7

                            MISCELLANEOUS PROVISIONS

     7.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

     7.2 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requests or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2, with appropriate notice in accordance with Section 7.7 of this Agreement.

     7.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any party may assign any of its rights hereunder but only with the consent of the other party hereto, which consent shall not be unreasonably withheld, but no such assignment shall relieve it of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

     7.4 Further Assurances. From time to time, at the request of BOWLIN or the Company and without further consideration, each party, at its own expense, will execute and deliver such other documents, and take such other action, as BOWLIN or the Company may reasonably request in order to consummate more effectively the transactions contemplated hereby. BOWLIN hereby constitutes and appoints, effective as of the Contribution Date, the Company and its successors and permitted assigns as the true and lawful attorney of BOWLIN with full power of substitution in the name of the Company or in the name of BOWLIN, but for the benefit of the Company, to collect for the account of the Company any items of Assets and to institute and prosecute all proceedings which the Company may in its reasonable discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Assets, and to defend or compromise any and all actions, suits, or proceedings in respect of the Assets. The Company shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. The Company shall, in each instance, give notice to BOWLIN of its exercise of the power of attorney granted to it under this Section 7.4.

     7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New Mexico (without regard to its conflicts of law doctrines).

     7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

     7.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     Prior to the Merger

If to BOWLIN:         BOWLIN Outdoor Advertising & Travel Centers, Incorporated
                      150 Louisiana NE
                      Albuquerque, NM 87108
                      Attention: President

with a copy to:       Squire, Sanders & Dempsey L.L.P.
                      40 North Central Avenue, Suite 2700
                      Phoenix, Arizona 85004
                      Attention: Christopher Johnson

After the Merger

If to BOWLIN          Lamar Advertising Company
                      5551 Corporate Boulevard
                      Baton Rouge, Louisiana 70808
                      Attn: James R. McIlwain
                      Facsimile transmission no.: (225) 926-1005

With a copy to:       Jones, Walker, Waechter, Poitevent Carrere & Denegre,
                        L.L.P.
                      Fifth Floor, Four United Plaza
                      8555 United Plaza Boulevard
                      Baton Rouge, Louisiana 70809-7000
                      Attn: Brad J. Axelrod

If to the Company:    Bowlin Travel Centers, Inc.
                      150 Louisiana NE
                      Albuquerque, NM 87108
                      Attention: President

with a copy to:       Squire, Sanders & Dempsey L.L.P.
                      40 North Central Avenue, Suite 2700
                      Phoenix, Arizona 85004
                      Attention: Christopher Johnson

     7.8 Specific Performance. Each of the parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

     7.9 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.10 Entire Agreement. This Agreement, the Tax Agreement, and the exhibits, schedules and other documents and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     7.11 Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     7.12 Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated in and made a part as if set forth in full herein.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                            BOWLIN OUTDOOR ADVERTISING & TRAVEL
                                            CENTERS, INCORPORATED,
                                            a Nevada corporation

                                                  /s/ MICHAEL L. BOWLIN
                                            ------------------------------------
                                            By:   Michael L. Bowlin
                                            Title: President and Chief Executive
                                            Officer

                                            BOWLIN TRAVEL CENTERS, INC.,
                                            a Nevada corporation

                                                  /s/ MICHAEL L. BOWLIN
                                            ------------------------------------
                                            By: Michael L. Bowlin
                                            Its: President and Chief Executive
                                            Officer

                                                                      APPENDIX A

                                  DEFINITIONS

     For the purpose of this Agreement, the following terms have the following meanings:

     "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with such other person .

     "Assets" has the meaning ascribed to it in Section 1.1(a) of the Agreement.

     "Assumed Liabilities" has the meaning ascribed to it in Section 1.3 of the Agreement.

     "Claims" means all rights, claims, credits, causes of action, or rights of setoff against third parties relating solely to the Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties and the Travel Centers Business.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contribution Date" means the date on which BOWLIN contributes the Assets to the Company and the Company assumes the Assumed Liabilities under the Agreement.

     "Contributed Business Balance Sheet" means the balance sheet of BOWLIN, setting forth the assets, liabilities and shareholder's equity of the Travel Centers Business, dated as of the Contribution Date.

     "Conveyance Instruments" means all documents or instruments of assignment, transfer, or conveyance, in each case dated as of the Contribution Date as the parties and their respective counsel shall reasonably deem necessary or appropriate to vest in or confirm title to the Assets to the Company.

     "Equipment" means the machinery, equipment, furniture, vehicles, and other tangible property (including, without limitation, maintenance and operating supplies, fuel, and spare parts for such machinery and equipment) used in connection with the Travel Centers Business.

     "Excluded Liabilities" means all liabilities and obligations of BOWLIN (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising after the Contribution date, that are not Assumed Liabilities.

     "Faces" means the outdoor advertising faces and underlying structures owned or leased by BOWLIN on the Contribution Date and used solely in the Travel Centers Business.

     "Files and Records" means originals or copies of all books, records, files, and papers, whether in hard copy or computer format, used in the Travel Centers Business, including without limitation, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, lists of present and former suppliers, and personnel and employment records and, with respect to information relating to any Tax, only information that is necessary for the preparation of Tax returns to be filed by the Company after the Contribution Date or the determination of the tax basis of the Assets.

     "Indemnitor" means the Company, as obligated pursuant to Section 5.2.

     "Intangible Property" means those patents, copyrights, trademarks, trade names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs, and other intangible property, and any applications for the same, used primarily in the Travel Centers Business (including use of and any right in and to the name "BOWLIN") and all goodwill associated with such intangible property.

     "Inventory" means the raw materials, finished goods, work-in-process, supplies, and inventories, with respect to the Travel Centers Business.

     "Leased Property" means real property leased by BOWLIN and used primarily in the Travel Centers Business, together with all fixtures, office equipment, furnishings, furniture, and other tangible property located at such property.

     "Leases" means all leases for the Leased Properties.

     "Merger Agreement" means the Agreement and Plan of Merger by and among BOWLIN, Lamar Advertising Company, and Lamar Southwest Acquisition Corporation, dated as of October 3, 2000.

     "Permits" means all certificates of occupancy and other transferable licenses, permits, registrations, authorizations, use agreements, orders, or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal, or foreign) or private parties relating solely to the construction, use, operation, or enjoyment of the Travel Centers Business.

     "Person" or "person" means an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

     "Real Property" means the 15 travel centers owned by BOWLIN and the real property listed and described in Schedule 1.1(a)(i)

     "Receivables" means all accounts receivable arising out of sales in the ordinary and usual course of the operation of the Travel Centers Business prior to the close of business on the Contribution Date.

     "Rights" means those contracts, agreements, leases, licenses, and other instruments, arrangements and commitments being assumed by the Company with respect to the Assets pursuant to Section 1.3 of this Agreement.

     "Spin-Off" means the distribution by BOWLIN of its shares of the Company's common stock to the shareholders of BOWLIN.

     "Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax, or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), and (ii) liability for the payment of any amounts of the type described in (i) as a result of any express obligations to indemnify any other person.

     "Tax Return" i.e. means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

     "Travel Centers Business Employees" means each employee engaged primarily in the operation of the Bowlin Travel Centers Business and set forth on Schedule 4.2.

     "Transferred Employees" means all Travel Centers Business Employees who are offered employment by the Company and who accept such employment.

                                                                       EXHIBIT A

                    TAX SHARING AND DISAFFILIATION AGREEMENT

     TAX SHARING AND DISAFFILIATION AGREEMENT dated as of November 1, 2000, by and between BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS, INC., a Nevada corporation ("Bowlin"), and BOWLIN TRAVEL CENTERS, INC., a Nevada corporation ("Travel Centers").

                                    RECITALS

     A. Pursuant to the Contribution Agreement dated as of the date hereof, by and between Bowlin and Travel Centers (the "Contribution Agreement"), Bowlin has contributed to Travel Centers the assets used in the Travel Centers Business and Travel Centers has assumed the Assumed Liabilities (as more fully described in the Contribution Agreement, the "Contribution"), and Bowlin plans to distribute to the holders of Bowlin Common Stock all of the outstanding shares of Travel Centers Common Stock owned by Bowlin (the "Distribution").

     B. Bowlin and Travel Centers intend that the Contribution will qualify as a transfer to a controlled corporation within the meaning of Section 351 of the Code and/or a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and the Distribution will qualify as a distribution described in Section 355 of the Code and will not result in the recognition of any taxable gain or income to any shareholder of Bowlin.

     C. Prior to the Distribution Date, Travel Centers will be a member of the Bowlin Affiliated Group and after the Distribution Date Travel Centers will cease to be a member of the Bowlin Affiliated Group for federal income tax purposes.

     D. Travel Centers and Bowlin desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes due for periods before, on and after the Distribution Date.

     E. Capitalized terms used but not defined herein have the meanings set forth in the Contribution Agreement.

                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.01  For the Purposes of this Agreement:

     "Acquirer" shall have the meaning set forth in Section 2.01(f) of this Agreement.

     "Acquisition" shall have the meaning set forth in Section 2.01(f) of this Agreement.

     "Agreement" shall mean this Tax Sharing and Disaffiliation Agreement as the same may be amended from time to time.

     "Applicable Federal Rate" shall have the meaning set forth in Section 1274(d) of the Code, compounded quarterly.

     "Bowlin" shall have the meaning set forth in the preamble to this Agreement.

     "Bowlin Affiliated Group" shall mean the corporations included in the affiliated group, as defined in Section 1504 of the Code, of which Bowlin is the common parent, and any successor group.

     "Bowlin Taxes" shall mean any Taxes (excluding Restructuring Taxes [except as noted in the definition of Travel Center Taxes] and Transaction Taxes) that are attributable to the Outdoor Advertising Business. For purposes of the foregoing, Taxes shall be deemed attributable to the Outdoor Advertising Business to the extent such Taxes are imposed as a result of Tax Items of Bowlin or Travel Centers directly related to the Outdoor Advertising Business; provided, however, that net losses (if any) incurred with respect to the Travel Centers Business on or before the Distribution Date shall be used to offset the income of Bowlin for purposes of determining Bowlin Taxes. To the extent that a Tax Item is not directly related to either the Outdoor Advertising Business or the Travel Center Business but is indirectly related to both businesses (such as an item relating to overhead), it shall be deemed attributable to the Outdoor Advertising Business in the proportion that the revenues of the Outdoor Advertising Business bears to the sum of (i) the revenues of the Outdoor Advertising Business plus (ii) the revenues from the Travel Center Business.

     "Claim" shall have the meaning set forth in Section 5.03(a) of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contribution" shall have the same meaning set forth in the first recital.

     "Contribution Agreement" shall have the meaning set forth in the first recital.

     "Controlling Party" shall have the meaning set forth in Section 5.01 of this Agreement.

     "Distribution" shall have the meaning set forth in the first recital.

     "Distribution Date" means the date on which the Distribution takes place.

     "Filing Party" shall have the meaning set forth in Section 4.01 of this Agreement.

     "Final Determination" shall mean with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

     "Indemnitor" shall have the meaning set forth in Section 5.02 of this Agreement.

     "IRS" means the Internal Revenue Service.

     "Liable Party" shall have the meaning set forth in Section 4.01 of this Agreement.

     "Outdoor Advertising Business" means those portions of the business of Bowlin that are not part of the Travel Centers Business.

     "Restructuring Taxes" shall mean any Taxes imposed as a result of the Contribution or Distribution. For purposes of filing Bowlin's Tax Return only, Restructuring Taxes shall mean any Tax imposed as a result of any stock or securities of Travel Centers failing to qualify as "qualified property" within the meaning of Section 355(c)(2) of the Code because of the application of
Section 355(e) of the Code (or similar state statute) to the Distribution; provided, however, that Restructuring Taxes shall be calculated by assuming that the aggregate fair market value of the Travel Centers' stock distributed by Bowlin in the Distribution is equal to (a) the product of (i) the mean between the high bid and low asked prices for Travel Centers' stock on its first trading day (as reported in The Wall Street Journal or such other source as Travel Centers deems reliable) and (ii) the total number of outstanding shares of Travel Centers stock immediately after the Distribution, or (b) such other amount as determined by Travel Centers in its reasonable discretion. Travel Centers shall provide Bowlin with written notification of this valuation within five (5) days after the Distribution Date. Notwithstanding any provision of this Agreement to the contrary, if a Claim is successfully asserted by the IRS with respect to Restructuring Taxes, Restructuring Taxes shall be determined in accordance with the Final Determination in connection with such Claim.

     "Tax" (and with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental or regulatory authority.

     "Tax Item" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credit, receipt, proceeds or any other item or event that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

     "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     "Transaction Taxes" shall have the meaning set forth in Section 3.03(c) of this Agreement.

     "Travel Centers" shall have the meaning set forth in the preamble to this Agreement.

     "Travel Centers Taxes" shall mean any Taxes that are attributable or allocable to the Travel Centers Business, Transaction Taxes and Restructuring Taxes; provided, however, that notwithstanding any provision of this Agreement to the contrary, any Restructuring Taxes that are primarily attributable to Bowlin's breach of its representations and warranties under Sections 2.01(a)-(c) shall be regarded as Bowlin Taxes. For purposes of the foregoing, Taxes shall be deemed attributable to the Travel Centers Business to the extent such Taxes are imposed as a result of Tax Items of Bowlin or Travel Centers directly related to the Travel Centers Business; provided, however, that net losses (if any) incurred with respect to the Outdoor Advertising Business on or before the Distribution Date shall be used to offset the income of Travel Centers for purposes of determining Travel Centers Taxes and (to the extent available) shall be used to offset gain in determining the amount of Restructuring Taxes. To the extent that a Tax Item is not directly related to either the Travel Center Business or the Outdoor Advertising Business but is indirectly related to both businesses (such as an item relating to overhead), it shall be deemed attributable to the Travel Center Business in the proportion that the revenues of the Travel Center Business bears to the sum of (i) the revenues of the Travel Center Business plus (ii) the revenues of the Outdoor Advertising Business.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.01  Bowlin.  Bowlin hereby represents and warrants as follows:

          (a) Following the acquisition (the "Acquisition") of Bowlin by Lamar Advertising Company, a Delaware Corporation ("Lamar") pursuant to the Agreement and Plan of Merger dated October 3, 2000, between Lamar, Lamar Southwest Acquisition Corporation and Bowlin, Bowlin will continue the active conduct of its business, independently and with its separate employees.

          (b) There is no plan or intention by Bowlin, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Acquisition.

          (c) There is no plan or intention to liquidate Bowlin or to sell or otherwise dispose of the assets of Bowlin after the Acquisition, except in the ordinary course of business.

     2.02 Travel Centers. Travel Centers hereby represents and warrants as follows:

          (a) Following the Distribution, Travel Centers will continue the active conduct of its business, independently and with its separate employees.

          (b) There is no plan or intention by Travel Centers, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Distribution.

          (c) There is no plan or intention to liquidate Travel Centers, to merge Travel Centers with any other corporation, or to sell or otherwise dispose of the assets of Travel Centers after the Distribution, except in the ordinary course of business.

          (d) Payments made in connection with all continuing transactions, if any, between Bowlin and Travel Centers, will be for fair market value based on terms and conditions arrived at by the parties bargaining at arms' length.

                                  ARTICLE III

             TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

     3.01  Obligations to File Tax Returns

     (a) Bowlin shall timely file or cause to be filed all Tax Returns with respect to the Bowlin Affiliated Group, which shall include Travel Centers, for any period beginning prior to the Distribution and ending on the Distribution Date; provided, however, that Travel Centers shall prepare and forward to Bowlin all federal and state income Tax Returns with respect to the Bowlin Affiliated Group for such periods. Bowlin shall be considered the party required to file and the party filing the Tax Return with respect to any Tax Return prepared by Travel Centers pursuant to the preceding sentence.

     (b) Travel Centers shall timely file or cause to be timely filed all Tax Returns with respect to the Travel Centers for all periods beginning after the Distribution Date.

     3.02 Obligation to Remit Taxes. Bowlin and Travel Centers shall each remit or cause to be remitted any Taxes due in respect of any Tax Return it is required to file or cause to be filed pursuant to Section 3.01, and shall be entitled to reimbursement for such payments to the extent provided in Section 3.03.

     3.03  Tax Sharing Obligations and Prior Agreements

     (a) Travel Centers shall be liable for and pay, and shall defend and hold harmless Bowlin and any other Bowlin Indemnitee for, from and against, any and all Losses incurred or suffered by Bowlin or one or more of the Bowlin Indemnitees in connection with (i) any Travel Centers Taxes, (ii) any inaccuracy or breach of any warranty, representation or covenant that is made by Travel Centers pursuant to this Agreement, and (iii) any amount determined to be Travel Centers' liability under Section 3.03(c). In the event that Bowlin receives any refund of or credit for Taxes for which Travel Centers is responsible under this
Section 3.03(a), Bowlin shall pay Travel Centers an amount equal to such refund or credit within five business days of Bowlin's receipt of such refund or credit.

     (b) Bowlin shall be liable for and pay, and shall indemnify, defend, and hold harmless Travel Centers and any other Travel Centers Indemnitee for, from and against, any and all Losses incurred or suffered by Travel Centers or one or more of the Travel Centers Indemnitees in connection with (i) any Bowlin Taxes and (ii) any inaccuracy or breach of any warranty, representation or covenant that is made by Bowlin pursuant to this Agreement. In the event that Travel Centers receives any refund of or credit for Taxes for which Bowlin is responsible under this Section 3.03(b), Travel Centers shall pay Bowlin an amount equal to such refund or credit within five business days of Travel Centers' receipt of such refund or credit.

     (c) Bowlin and Travel Centers will determine the amount of sales, transfer or other similar taxes or fees (including, without limitation, all real estate, patent, copyright and trademark transfer taxes and real estate recording fees, but excluding Restructuring Taxes) payable in connection with the transactions contemplated by the Contribution Agreement (the "Transaction Taxes"). Bowlin and Travel Centers shall each file promptly and timely the Tax Returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes. Travel Centers shall be liable for Transaction Taxes.

     (d) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing agreements or practices between any member of the Bowlin Affiliated Group (other than Travel Centers) and Travel Centers shall be terminated with respect to the Travel Centers as of the Distribution Date.

     3.04 Period that Includes the Date of Distribution. To the extent permitted by law or administrative practice, the taxable year of Travel Centers shall be treated as closing at the close of the Distribution Date. If it is necessary for purposes of this Agreement to determine Travel Centers Taxes or Bowlin Taxes for a taxable year that begins on or before and ends after the Distribution Date and is not treated under this Section 3.04 as closing at the close of the Distribution Date, the determination shall be made by assuming that such taxable year ended on a "closing of the books" basis at the close of the Distribution Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis.

                                   ARTICLE IV

                                    PAYMENTS

     4.01 General Tax Payments. With respect to any Taxes for which one party (the "Liable Party") is liable under Section 3.03 and that are to be remitted in connection with Tax Returns to be filed by the other party (the "Filing Party") after the Distribution Date pursuant to Sections 3.01 and 3.02, (a) upon the request of the Filing Party, the Liable Party shall promptly provide to the Filing Party all information necessary to enable the Filing Party to file such Tax Returns and (b) assuming compliance by the Liable Party with the Liable Party's obligations under clause (a) (or written waiver by the Filing Party of such compliance), the Filing Party shall, not later than ten (10) days prior to the due date for remitting such Taxes (or, if the due date is within forty-five
(45) days after the Distribution Date, as promptly following the Distribution Date as possible) provide the Liable Party with a written request showing in reasonable detail the calculation of the amount of such Liable Party's Taxes (and any other amounts) owing by the Liable Party to the Filing Party pursuant to this Agreement. The Liable Party shall have the right to object in writing to such calculation on or before thirty (30) days after the date on which such request is provided to the Liable Party, on the grounds that there is substantial authority that such calculation is incorrect; provided that if the Liable Party so objects, (i) the Filing Party and the Liable Party shall promptly submit the dispute to an independent accounting or law firm acceptable to both the Filing Party and the Liable Party for prompt resolution, whose decision shall be final and binding on the Filing Party and the Liable Party, and (ii) the party that such accounting or law firm determines has lost the dispute shall pay all of the fees and expenses incurred in connection with submitting such dispute. The Liable Party shall pay to the Filing Party any amount not in dispute on or before the tenth (10th) day following the receipt of such request by the Liable Party, with additional amounts to be paid by the Liable Party (together with interest at the Applicable Federal Rate accruing from the date on which the Tax in issue is due) promptly upon resolution of any objection. Payment under this Section 4.01 of an amount determined by an independent accounting or law firm will not negate any liability of a Liable Party pursuant to this Agreement by reason of a Final Determination.

     4.02 Other Payments. Other payments due to a party under Section 3.03 shall be due not later than twenty (20) days after the receipt of notice of a Final Determination to the effect that the indemnified party is liable for an indemnified cost, together with interest at a rate equal to the Applicable Federal Rate from the date on which the indemnifying party receives such receipt, credit or notice.

     4.03 Notice. Bowlin and Travel Centers shall give each other prompt written notice of any payment that may be due under this Agreement.

                                   ARTICLE V

                                   TAX AUDITS

     5.01 General. Except as otherwise provided in this Agreement, each of Travel Centers and Bowlin (as the case may be, the "Controlling Party") shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 3.01. Except as provided in
Section 5.03, the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice.

     5.02 Indemnified Claims in General. Bowlin or Travel Centers shall promptly notify the other in writing upon the receipt of an actual notice of assessment by the relevant Taxing authority of any proposed adjustment to a Tax Return that may result in liability of the other party (the "Indemnitor") under this Agreement. If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the proposed adjustments and, subject to additional rights of the Indemnitor in certain circumstances under Section 5.03 of this Agreement, shall permit the Indemnitor to participate in the proceeding at the Indemnitor's own expense. The Indemnitor shall pay all reasonable expenses (including, but not limited to, legal and accounting fees) incurred by the Controlling Party in connection with the assessment or adjustment within seven (7) days after a written request by the Controlling Party.

     5.03  Certain Federal Income Tax Claims

     (a) Any issues raised by the IRS in any Tax inquiry, audit, examination, investigation, dispute, litigation or other proceeding that would result in liability to the Indemnitor under this Agreement are defined as a Claim (a "Claim"). Except as provided in Section 5.03(d) and notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim and not to settle any Claim without prior written consent of the Indemnitor, provided that (i) the Controlling Party shall provide notice to Indemnitor pursuant to Section 5.02 of any Claim, and (ii) within thirty (30) days after such notice is received by the Indemnitor, the Indemnitor shall request in writing that such Claim be contested. If the Indemnitor requests that the Claim be contested in accordance with the preceding sentence and such Claim does not materially prejudice any other IRS claim with respect to matters unrelated to the Claim, the Indemnitor shall have the right, upon written notice to the Controlling Party and to the extent permitted under applicable law (assuming cooperation of the Controlling Party), to assume the defense of such Claim, including employment of counsel reasonably satisfactory to the Controlling Party and the payment of the fees and disbursements of such counsel. For this purpose, a Claim does not materially prejudice any other IRS claim solely because the Tax Calculation with respect to the Claim indirectly affects such other claim. In the event, however, that the Indemnitor declines, fails or is otherwise unable to assume the defense of such Claim, the Controlling Party may employ counsel to defend such Claim and the Indemnitor shall agree to pay (and shall pay) on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim. The party that has assumed defense of a Claim, after reasonable consultation with the other party, shall determine the nature of all actions to be taken to contest such Claim (assuming such determination does not negatively impact any other claim that the IRS may have with respect to matters unrelated to the Claim), including (A) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (B) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (C) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor (and, upon request by the Indemnitor, its counsel) informed as to the progress of the contest.

     (b) If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by the IRS and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims the IRS may have with respect to matters unrelated to the Claim, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor's liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer plus interest owed to the IRS on the date that is no more than 45 days after the date of the Indemnitor's request that the Controlling Party accept such Settlement, or (ii) the amount calculated on the basis of a Final Determination.

     (c) If the Indemnitor elects to have the Controlling Party pay the Tax claimed and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party (with no net after-tax cost to the Controlling Party), to cover any applicable indemnity obligations of the Indemnitor. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor's obligation to make indemnity payments pursuant to this Agreement. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor all amounts advanced to the Controlling Party with respect to the indemnity obligation within ten (10) days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within ten (10) days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the IRS that is properly attributable to such amount.

     (d) Except as provided below, the Controlling Party shall not settle a Claim that the Indemnitor is entitled to require the Controlling Party to contest under Section 5.03(a) without the prior written consent of the Indemnitor. At any time, whether before or after commencing to take any action pursuant to this Section 5.03 with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 5.03(b), at that point in the contest) and with respect to any Claim related to such Claim or based on the outcome of such Claim. If the Controlling Party settles any Claim or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall pay to the Indemnitor any amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to Section 5.03(b)), plus interest attributable to such amounts.

                                   ARTICLE VI

                                  COOPERATION

     6.01 General. Bowlin and Travel Centers shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments that do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party or any of its subsidiaries. Each party agrees to treat the Contribution and Distribution for all income Tax purposes as not causing the recognition of any income, gain or loss (except for Restructuring Taxes).

     6.02 Cooperation with Respect to Tax Return Filings, Examinations and Tax Related Controversies. Each party shall fully cooperate with the other party and its representatives, in a prompt and timely manner, in connection with the preparation and filing of, and any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by any party pursuant to this Agreement. Such cooperation shall include, but not be limited to, (a) the execution and delivery of any power of attorney required to allow each party and its counsel to participate in or control any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Article V of this Agreement, and (b) making available to the other party, during normal business hours, and within fifteen (15) days of any written request therefor, all books, records and information, and the assistance of
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

all officers and employees, necessary or useful in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter.

                                  ARTICLE VII

                          RETENTION OF RECORDS; ACCESS

     Bowlin and Travel Centers shall:

          (a) retain (for a minimum of five (5) years) records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Bowlin Affiliated Group or Travel Centers or for the audit of such Tax Returns; and

          (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the current or potential review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or applicable law. At any time after the Distribution Date that a party proposes to destroy such records, documents, accounting data or other information, such party shall first notify the other party in writing and such other party shall be entitled to receive such records, documents, accounting data or other information proposed to be destroyed.

                                  ARTICLE VIII

                                    DISPUTES

     If Bowlin and Travel Centers cannot agree on any calculation of any liabilities under this Agreement, such calculation shall be made by any independent public accounting firm acceptable to both Bowlin and Travel Centers. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne by the party that such independent public accounting firm determines has lost the dispute.

                                   ARTICLE IX

                           TERMINATION OF LIABILITIES

     Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall survive indefinitely.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

     10.01 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

     10.02 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requests or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.02, with appropriate notice in accordance with Section 10.06 of this Agreement.

     10.03 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any party may assign any of its rights hereunder but only with the consent of the other party hereto, which consent shall not be unreasonably withheld, but no such assignment shall relieve it of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

     10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New Mexico (without regard to its conflicts of law doctrines).

     10.05 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

     10.06 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Prior to the Acquisition
If to Bowlin:                    Bowlin Outdoor Advertising & Travel Centers,
                                 Incorporated
                                 150 Louisiana NE
                                 Albuquerque, NM 87108
                                 Attention: President

with a copy to:                  Squire, Sanders & Dempsey L.L.P.
                                 40 North Central Avenue, Suite 2700
                                 Phoenix, Arizona 85004
                                 Attention: Christopher Johnson

After the Acquisition
If to Bowlin:                    Lamar Advertising Company
                                 5551 Corporate Boulevard
                                 Baton Rouge, Louisiana 70808
                                 Attn: James R. McIlwain
                                 Facsimile transmission no.: (225) 926-1005

With a copy to:                  Jones, Walker, Waechter, Poitevent Carrere &
                                 Denegre, L.L.P.
                                 Fifth Floor, Four United Plaza
                                 8555 United Plaza Boulevard
                                 Baton Rouge, Louisiana 70809-7000
                                 Attn: Brad J. Axelrod

If to the Company:               Bowlin Travel Centers, Inc.
                                 150 Louisiana NE
                                 Albuquerque, NM 87108
                                 Attention: President

with a copy to:                  Squire, Sanders & Dempsey L.L.P.
                                 40 North Central Avenue, Suite 2700
                                 Phoenix, Arizona 85004
                                 Attention: Christopher Johnson

     10.07 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.08 Entire Agreement. This Agreement and the Contribution Agreement (including the exhibits, schedules and other documents and instruments referred to therein) embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     10.09 Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     10.10 Survival of Representations. Except as set forth in this Agreement, Bowlin's tax-related representations with respect to the Acquisition and Distribution shall not survive the Acquisition.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                            BOWLIN OUTDOOR ADVERTISING &
                                            TRAVEL CENTERS, INCORPORATED,
                                            a Nevada corporation

                                            ------------------------------------
                                            By:   Michael L. Bowlin
                                            Title: President and Chief Executive
                                            Officer

                                            BOWLIN TRAVEL CENTERS, INC.,
                                            a Nevada corporation

                                            ------------------------------------
                                            By: Michael L. Bowlin
                                            Its: President and Chief Executive
                                            Officer

                                                                         ANNEX C

PERSONAL AND CONFIDENTIAL

                                October 2, 2000

Board of Directors
BOWLIN Outdoor Advertising & Travel
  Centers, Incorporated
c/o Rudy Miller
Miller Capital Corporation
4909 East McDowell Road
Phoenix, AZ 85008

Attention: Mr. Michael Bowlin
           Chief Executive Officer

Gentlemen:

     You have advised Sanders Morris Harris, Inc. ("SMH") that Lamar Advertising Company ("Lamar") has proposed to acquire via a merger 100% of the outstanding common stock of BOWLIN Outdoor Advertising & Travel Centers, Incorporated ("BOWLIN") pursuant to an Agreement and Plan of Merger (the "Agreement"). Under the Agreement, Lamar proposes to pay a price in the range of approximately $6.30 to $8.00 per share in stock based on the average price of Lamar's common stock for the 30 days prior to Closing (estimated to be in December, 2000). The transaction is expected to involve Lamar issuing 725,000 shares of Lamar common stock. Prior to Closing, certain assets, liabilities and operations of BOWLIN's corporate offices and travel center business will be "spun off" into a new public entity. The terms of the transaction are set forth in the September 20, 2000 draft of the Agreement.

     You have requested that SMH act as financial advisor to the Board of Directors of BOWLIN and issue an opinion ("Opinion") as to the fairness, from a financial point of view, to the public shareholders of BOWLIN of the terms of the proposed transaction.

     SMH, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In arriving at our Opinion, we have, among other things:

          1. Reviewed a draft of the Agreement and Plan of Merger dated September 20, 2000 (from which we have assumed there will be no material changes in the final Agreement);

          2. Reviewed a Letter of Intent from Lamar dated June 15, 2000;

          3. Reviewed BOWLIN audited financials and annual reports for the years ended January 31, 2000 and January 31, 1999;

          4. Reviewed BOWLIN unaudited financial statements for the quarters ended July 31, 2000 and April 30, 2000;

          5. Reviewed Lamar audited financial statements for the year ended December 31, 1999;

          6. Reviewed Lamar unaudited financial statements for the six months ended June 30, 2000;

          7. Reviewed Lamar Form S-3 (i.e., prospectus relating to the sale of 26.2 million shares of Lamar by Clear Channel Communications) dated September 8, 2000;

          8. Reviewed BOWLIN Form 10 (i.e., registration statement for the travel centers spin-off) draft dated September 14, 2000;

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BOWLIN
October 2, 2000
Page  2

          9. Reviewed BOWLIN management's outdoor advertising segment budget for the year ending January 31, 2001;

          10. Reviewed historical market prices and trading volume for common stocks of both BOWLIN and Lamar;

          11. Reviewed recent Lamar equity research reports provided by Lamar management;

          12. Reviewed a 1999 Confidential Memorandum prepared by Miller Capital Corporation regarding the sale of BOWLIN's travel center segment;

          13. Reviewed BOWLIN's December 17, 1996 Prospectus prepared by HD Brous & Co., Inc.;

          14. Discussed various assets, liabilities and operations of BOWLIN involved in the Transaction; and

          15. Reviewed such other financial studies and analyses and performed such other investigations as we deemed appropriate.

     With your permission, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this Opinion, and have further relied upon the assurances of management of BOWLIN that it is not aware of any facts that will make such information inaccurate or misleading in any respect material to our analysis. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of BOWLIN, nor have we conducted a physical inspection of the properties and facilities of BOWLIN. We have assumed that the financial forecasts provided to us by BOWLIN have been reasonably determined on bases reflecting the best currently available estimates and judgment of BOWLIN's management as to BOWLIN's future financial performance. We have further assumed in our analyses that, in, all material respects, such forecasts and projections will be realized in the amounts and times indicated thereby. We express no view as to such forecasts or the assumptions on which they were based. We have relied as to all legal, accounting and tax matters with respect to the transaction (i.e., the merger and spin-off) on legal counsel, accountants and other financial advisors of BOWLIN. We were not authorized to negotiate the terms of the transaction, and we have based our opinion solely upon the proposed Agreement as negotiated by others. We were not asked to, and we did not, solicit third party offers to acquire all or part of BOWLIN.

     For purposes of rendering our Opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the transaction will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either BOWLIN or Lamar are party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the consideration to be received by the public shareholders or the time of such receipt.

     Our Opinion is limited to the fairness, from a financial point of view, of the proposed transaction to BOWLIN's public shareholders, and we express no opinion as to the merits of the underlying decision by BOWLIN to engage in the transaction. We are not expressing an opinion herein as to the prices as which the Lamar common stock or any other security will trade following the announcement or consummation of the merger, which may vary depending on any number of factors, many of which are beyond the control of
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BOWLIN
October 2, 2000
Page  3

Lamar. We also express no opinion with respect to the price per share or market for the securities to be received by BOWLIN shareholders in the spin-off. This Opinion does not constitute a recommendation to any shareholder of BOWLIN as to how such shareholder should vote with respect to the transaction. Our Opinion necessarily is based upon market, economic and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our Opinion based upon circumstances or events occurring after the date hereof.

     We have acted as financial advisor to the Board of Directors of BOWLIN in connection with the transaction and will receive a fee for our services, including for rendering this Opinion. In addition, BOWLIN has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, in the ordinary course of business, we or our affiliates may trade in BOWLIN's or Lamar's common stock for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the financial terms of the proposed transaction are fair to the public shareholders of BOWLIN from a financial point of view.

                                            SANDERS MORRIS HARRIS INC.

                                            By:      /s/ G. CLYDE BUCK
                                              ----------------------------------
                                                G. Clyde Buck
                                                Managing Director

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